As filed with the Securities and Exchange Commission on September 28, 2021.

Registration No. 333-259635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Enfusion, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	87-1268462
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

125 South Clark Street, Suite 750
Chicago, IL 60603
Tel: (312) 253-9800
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Thomas Kim
Chief Executive Officer
125 South Clark Street, Suite 750
Chicago, IL 60603
(312) 253-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gregg L. Katz, Esq. Jesse Nevarez, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Blake Nielsen, Esq. General Counsel Enfusion, Inc. 125 South Clark Street, Suite 750 Chicago, IL 60603 (312) 253-9800	Deanna Kirkpatrick, Esq. Shane Tintle, Esq. Davis Polk & Wardwell LLP 450 Lexington Ave New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Class A Common Stock, par value $0.001 per share	$100,000,000	$10,910.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase, if any.
(3)	The registrant previously paid this amount in connection with the initial filing of this registration statement on September 17, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                        , 2021

                   Shares

Enfusion, Inc.

Class A Common Stock

This is the initial public offering of Enfusion, Inc. We are offering           shares of our Class A common stock. The selling stockholders identified in this prospectus are offering          shares of Class A common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders.  Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price per share will be between $       and $       . We intend to list our Class A common stock on the New York Stock Exchange under the symbol “ENFN.”

We will have two classes of common stock outstanding after this offering: Class A common stock and Class B common stock.  Each share of Class A common stock and Class B common stock will entitle its holder to one vote on all matters presented to our stockholders generally. All of our Class B common stock will be held by the Pre-IPO Common Unitholders (defined below), on a one-to-one basis with the number of Common Units (defined below) that they own. Immediately following the completion of this offering, our Principal Stockholders (defined below) will beneficially own approximately       % of the combined voting power of our Class A common stock and Class B common stock, and our Class A stockholders and Class B stockholders will control approximately        % and        % of the voting power of our capital stock, respectively.

This offering is being conducted through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C approach provides the pre-IPO owners with the tax treatment of continuing to own interests in a pass-through structure and provides potential future tax benefits for both the public company and the pre-IPO owners when they ultimately exchange their pass-through interests for shares of Class A common stock. Enfusion, Inc. is a holding company, and immediately after the consummation of the Reorganization Transactions and this offering, its principal asset will be its ownership interests in Enfusion Ltd. LLC, which we refer to as “Common Units.” We conduct our business through Enfusion Ltd. LLC and its subsidiaries. See “Organizational Structure.” Upon the completion of this offering, Enfusion, Inc. and the Pre-IPO Common Unitholders will hold        % and         %, respectively (or       % and          %, respectively, if the underwriters exercise their option to purchase additional shares of Class A common stock) of Enfusion Ltd. LLC.

We and the Pre-IPO Common Unitholders will also enter into an Amended and Restated Operating Agreement under which they (or certain permitted transferees) will have the right (subject to the terms of this agreement) to exchange their Common Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. See “Certain Relationships and Related Party Transactions—Enfusion Ltd. LLC Amended and Restated Operating Agreement.”

Enfusion, Inc. intends to use the proceeds (net of underwriting discounts) from the issuance of            shares ($         million) to acquire an equivalent number of newly-issued Common Units from Enfusion Ltd. LLC, as described under “Organizational Structure—Reorganization Transactions,” which Enfusion Ltd. LLC will in turn use to repay outstanding indebtedness under our credit facility totaling approximately $      million in aggregate principal amount and approximately $      million for general corporate purposes, and to bear all of the expenses of this offering. See “Use of Proceeds.” Enfusion, Inc. intends to use the proceeds (net of underwriting discounts) from the issuance of              million shares ($       million) (or           million shares and $            million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) to purchase an equivalent aggregate number of Common Units from our pre-IPO owners, as described under “Organizational Structure—Reorganization Transactions.”

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

See the section titled “Risk Factors” beginning on page 17 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Enfusion, Inc.	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1) See the section titled “Underwriting” for a description of the compensation payable to the underwriters.

To the extent that the underwriters sell more than                   shares of our Class A common stock, the underwriters have the option to purchase up to an additional                    shares of Class A common stock from Enfusion, Inc. and the selling stockholders at the initial public offering price less the underwriting discount, within 30 days from the date of this prospectus.

The underwriters expect to deliver the shares of our Class A common stock against payment in New York, New York on               , 2021.

Morgan Stanley		Goldman Sachs & Co. LLC
BofA Securities	Credit Suisse
Piper Sandler	Stifel	William Blair
Loop Capital Markets

                          , 2021

   OVERVIEW

Enfusion is a flexible, modern
framework for investment management
operations.

services enhance efficiency and provide insights that
let your team focus on your business performance.
Enfusion gets technology out of your way so you can
see, perform, and grow at the height of your talents.

It is one front-to-back system with
one dataset that keeps everyone
in sync, delivered on a cloud native,
multi-tenant platform that optimizes
speed of innovation, flexibility, and
management simplicity.

Middle- and back-office managed
services enhance efficiency and provide insights that
let your team focus on your business performance.
Enfusion gets technology out of your way so you can
see, perform, and grow at the height of your talents.

PROPRIETARY AND CONFIDENTIAL ©2021 ENFUSION. ALL RIGHTS RESERVED. 2

   ENFUSION

We simplify and unify the
investment management lifecycle

We manage complex workflows…
Fills
Orders
Reconciliations
Allocated Trades
Reporting
Statements

…empowering teams to operate in concert

CFO	COO	CIO	Portfolio Manager	Analysts
Traders	Compliance Officer	Investor Relations	Middle Office	Back Office

PROPRIETARY AND CONFIDENTIAL ©2021 ENFUSION. ALL RIGHTS RESERVED. 3

   ENFUSION

Purposefully designed,
end-to-end Enfusion solution

Mission critical systems integrated with a suite of technology powered services

Portfolio Management System
Live details of portfolio positions Real-time Investment Book of Record (“IBOR”)

Order Execution Management System
Analytics
Connected in real-time with our PMS and OEMS Comprehensive client data insights to analyze portfolios through time horizons and automate customized visualized reports
Electronically communicate and manage trade orders Systemically enforce trading regulations and internal guidelines

One Single Dataset and Source of Truth

Accounting / General Ledger
Double-entry ledger that automates the posting of general ledger journal entries directly from PMS Complete, real-time Accounting Book of Record (“ABOR”)
Technology-Powered Services
Expert teams empowered by technology Front-, middle- and back-office time consuming, administrative tasks

PMS
START
Investment
Decision
OEMS
Order
Generation
Order/Trade
Routing
Technology-Powered Services
Allocations &
Trade Affirmation
EOD Trade Files,
Admin. & Settlement
Accounting / General Ledger
Reporting
& Analytics
Analytics
Visual
Analytics
enfusion

PROPRIETARY AND CONFIDENTIAL ©2021 ENFUSION. ALL RIGHTS RESERVED. 4

   BY THE NUMBERS

Enfusion at a glance.

SCALE $108MM Month Ended June 2021 ARR	GROWTH 37% 2019-2020 ARR growth
PREDICTABLE 98% Subscription driven recurring revenue[1]	CAPTIVE 120% 2020 Net dollar retention[2]
REACH 635 Global clients[3]	MOMENTUM 266 New clients signed since Jan 2020[3]
HIGH RETENTION 5.2% 2020 revenue churn	STICKY 0.9% 2020 adjusted revenue churn[2]
EFFICIENT 32% 2020 adjusted EBITDA margin	PROFITABLE 5% 2020 net income margin
[1] Represents platform subscriptions and managed services revenue for 2020. [2] Excludes involuntary cancellations. [3] As of 30-Jun-2021.

PROPRIETARY AND CONFIDENTIAL ©2021 ENFUSION. ALL RIGHTS RESERVED. 5

   CLIENT TESTIMONIALS

How the best get even better.

Using one vendor for both software and outsourced services has given us the ability to scale up or down as our business needs have changed. We’ve been able to increase our operational
efficiency by outsourcing to Enfusion’s middle- and back-office services group.

Ian Malloch, COO, One River

With a track record of more than 15
years and active trading in complex instruments globally, we were at an inflection point. Allocate more resources internally to bolster our in-house system, or find a new one that could deliver enhanced functionality and truly scale? Enfusion’s comprehensive solution gives us the horsepower for long-term growth and their integrated managed services further streamline and strengthen our middle and back-office operations so that we can focus on improving investor performance.

Guillaume Detrait,
President, Welton Investment Partners

One of the things that seems to me that’s obvious about selecting a partner is you want to select based on their ability to meet your immediate needs today, but also their ability to evolve with you for the next 20 years. Enfusion is that partner for asset managers.

Don Putnam,
Founder & Managing Partner,
Grail Partners LLC

PROPRIETARY AND CONFIDENTIAL ©2021 ENFUSION. ALL RIGHTS RESERVED. 6

   CLIENT TESTIMONIALS

Implementing Enfusion at our launch in 2016 set us up for operational success. Their fully-integrated and automated platform has played a key role in maintaining efficiency from front to back office. Enfusion is not only our service provider, they also feel like a partner in our business.

Carol Hu, COO, Platina Capital Management

It is no doubt that Enfusion uplifts our efficiency on a certain scale. We are a small fund house. A stable and sound system serves as a great foundation for our operation without too many human resources. As a COO, customized report exporting is what I highly need. Enfusion’s system allows amazingly high flexibility in customized report settings; I can easily generate the reports with the PC team’s support.

Gordon Lau, COO,
MCI Advisory Limited

Everything we need in one system. At the end of the day, it allows us to maintain an operational process that is integrated, easy, and efficient.

By choosing Enfusion, we wanted to send a message to the street that we were institutionalized from the very beginning.

Brian Kessler,
COO and CFO, Force Hill Capital Management

PROPRIETARY AND CONFIDENTIAL ©2021 ENFUSION. ALL RIGHTS RESERVED. 7

   ENFUSION CULTURE

Mavericks welcome

Enfusion was founded by people with the vision to uncover a new way forward, and the courage to bring it to life—which are the same qualities we prize in our employees today.

#26

#11

500-Employee Campaign

I GOT
MY COVID-19
VACCINE!

PROPRIETARY AND CONFIDENTIAL ©2021 ENFUSION. ALL RIGHTS RESERVED. 8

   ENFUSION CORE VALUES

Fully invested in our
clients’ success.

Client first	Service-focused and client-centric, our approach has always been: think about clients’ needs, work with their ideas, and welcome their feedback.

Drive for results	We strive each day to provide our clients best-in-class technology and services that create tangible results—and exceed expectations.

Ownership	Our employees expect excellence out of themselves and see the success of the company as their own success.

Innovate and simplify	We are FinTech leaders who drive the industry forward with creative and innovative solutions

Collaborate	The success of our company is the result of our collective contributions. Our diverse talents and experiences motivate us to achieve more.

PROPRIETARY AND CONFIDENTIAL ©2021 ENFUSION. ALL RIGHTS RESERVED. 9

   EMPLOYEE VALUE PROPOSITION

As a part of Enfusion, our employees are contributing to an important chapter in the history of investment and operational technology for the investment management industry. Line by line, call by call, ticket by ticket, we help our clients thrive by solving the industry’s most demanding challenges—through the power of a fundamentally new approach to Software-as-a-Service.

VALUE PILLARS

Meaningful Work	Meritocracy	Professional Development

Principled Leadership	Inspiring Colleagues

PROPRIETARY AND CONFIDENTIAL ©2021 ENFUSION. ALL RIGHTS RESERVED. 10

Prospectus

Neither we, the selling stockholders, nor any of the underwriters have authorized anyone to provide any other information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared and filed with the Securities and Exchange Commission, or the SEC. Neither we, the selling stockholders, nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since such date.

For investors outside of the United States: Neither we, the selling stockholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock, and the distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

Financial Statement Presentation

Following this offering, Enfusion Ltd. LLC will be the predecessor of Enfusion, Inc. for financial reporting purposes. Immediately following this offering, Enfusion, Inc. will be a holding company, and its sole material asset will be a controlling equity interest in Enfusion Ltd. LLC, held indirectly through three newly-formed wholly-owned subsidiaries. Through its control over the managing member of Enfusion Ltd. LLC, Enfusion, Inc. will operate and control all of the business and affairs of Enfusion Ltd. LLC, have the obligation to absorb losses and receive benefits from Enfusion Ltd. LLC and, through Enfusion Ltd. LLC and its subsidiaries, conduct our business. The Reorganization Transactions (as defined below) will be accounted for as a reorganization of entities under common control. As a result, the consolidated financial statements of Enfusion, Inc. will recognize the assets and liabilities received in the Reorganization Transactions at their historical carrying amounts, as reflected in the historical financial statements of Enfusion Ltd. LLC. Enfusion, Inc. will consolidate Enfusion Ltd. LLC on its consolidated financial statements and record a non-controlling interest related to the Common Units (as defined below) held by our pre-IPO owners on its consolidated balance sheet and statement of operations. See “Organizational Structure.”

Certain Definitions

As used in this prospectus, unless otherwise noted or the context requires otherwise:

●	“Blocker Companies” refer to certain entities that are taxable as corporations for U.S. federal income tax purposes in which the Pre-IPO Shareholders hold interests, as described under “Organizational Structure—Blocker Restructuring.”
●	“Enfusion,” the “Company,” “we,” “us” and “our” refer (1) prior to the consummation of the offering described herein to Enfusion Ltd. LLC, a Delaware limited liability company and its consolidated subsidiaries and (2) after the consummation of this offering to Enfusion, Inc. and its consolidated subsidiaries.
●	“Common Units” refers to the new class of units of Enfusion Ltd. LLC created by the Reclassification as described under “Organizational Structure”.
●	“pre-IPO owners” refer to the equity holders who are the owners of Enfusion Ltd. LLC immediately prior to the Reorganization Transactions.
●	“Pre-IPO Shareholders” refer to pre-IPO owners that will receive shares of Class A common stock of Enfusion, Inc. pursuant to the Blocker Restructuring as defined and described in “Organizational Structure—Blocker Restructuring.”
●	“Pre-IPO Common Unitholders” refer to pre-IPO owners that will hold Common Units following the reclassification of our capital structure as described under “Organizational Structure.”
●	“Principal Stockholders” refer to our directors, executive officers and each person known by us to be the beneficial owner of more than 5% of any class of our voting securities immediately prior to the offering, as described under “Principal and Selling Stockholders.”
●	“Reclassification” refers to the reclassification of the LLC interests of Enfusion Ltd. LLC, as described in “Summary—Organizational Structure.”
●	“Reorganization Transactions” refers to the reclassification of the LLC interests of Enfusion Ltd. LLC and certain related transactions, as defined in “Organizational Structure—Reclassification and Amendment and Restatement of the Operating Agreement of Enfusion Ltd. LLC.”

Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional              shares of Class A common stock from us.

LETTER FROM OUR CHIEF EXECUTIVE OFFICER

Our journey began more than 24 years ago when two Chicago-based software developers started a financial technology consultancy business following years working in technology at large hedge funds. They saw first-hand how cumbersome and inefficient financial technology could be, with fragmented systems, disparate workflows and patched-together platforms leaking and underutilizing critical data for the business. They were determined to make it better and teamed up with a third financial technology-experienced software developer to start building a new technology solution that could be institutionalized across investment managers regardless of size, strategy or geography.

Enfusion’s co-founders knew that the future of financial technology needed to be driven by clients’ business and operational imperatives and that it needed to be designed for simplicity, scale and organization-wide user experience. More importantly, they knew that the solution had to be flexible to evolve with investment managers over time and not just solve the pervasive pain points at that time. Their foresight to build a solution that was natively in the cloud, years before cloud computing was widely adopted in the industry, underlies our competitive advantage today of a flexible solution, faster implementations and frequent upgrades when other solution providers are struggling with the limitations and inefficiencies migrating from on-premise installations to the cloud. Over the years, their vision materialized into what is today the Enfusion multi-tenant, cloud-native front-to-back solution, globally serving 635 investment management clients.

Since 2006 when we launched our flagship product, we have achieved multiple key milestones on our path to becoming a preeminent, global financial technology software business, expanding beyond our Chicago headquarters to open an office in New York in 2009 followed by offices in London in 2014, Dublin in 2017 and four offices across APAC in the last three years. By the end of 2014, Enfusion reached 93 clients and 36 employees and just over six years later, we have 635 clients and 639 employees globally as of June 30, 2021. Along the way, we innovated Enfusion’s product offering by launching an Order and Execution Management System in 2014, our technology-powered services offering in 2015, enhanced visual analytics capabilities in 2018, and market data and new mobile productivity and a broader content solution in 2021 catered to the work-from-anywhere workforce.

Enfusion has always been driven by a committed focus towards building the next generation solution that expands the capabilities of investment managers to seamlessly manage their businesses. Since inception, we have stayed true to our vision and our client centric focus, working closely with clients to always learn more about their pain points and reflect their needs in our evolving solution. We have consistently partnered with them to innovate our solution to address their biggest technological issues directly. This mentality remains strong in our organization with now a team of 639 innovative technologists, developers, financial experts, service professionals and corporate support operating from our global campus with a culture centered in meritocracy and constantly thinking outside the box to generate new ideas no matter their rank. Our mantra will always be to innovate, build, manage, code, fix, create, rethink, analyze, solve and grow excellently in everything that we do.

To this day, we remain invigorated and humbled by the idea that we are helping to solve investment managers’ most complex and evolving business and operational challenges, which in turn impacts investors and the capital markets globally. We carry the responsibility for our clients to be in a constant state of innovation always tethered to their day-to-day problems and business goals they are aiming to achieve. In doing so, we represent a new paradigm for investment management operations – truly focusing on transforming the way the industry thinks of technology—as a partner and asset. Looking at the path ahead, I am excited by the reality that Enfusion and the solution that we provide are significantly more valuable and critical to our clients today than on the day we were founded. I joined Enfusion as CEO in March of 2020; right as our world was about to be thrust into the throes of the COVID-19 pandemic. Despite the unprecedented challenges that COVID-19 has presented to the world, we rallied together and as a testament to the value our solution and our global team provides, we continued to have record numbers of wins, signing 266 new investment management clients since the beginning of 2020.

As the industry faces an inflection point where technology must continue to adapt for a new, more flexible working world, we will continue to lean into our heritage as a company that has always created technologies designed to help our clients scale and make better investment decisions, faster and in real time. Our foresight of building software-as-a-service, or SaaS, software, specifically in the cloud underpinned by one consistent and unified data set across the client’s organization, has put us in an advantageous position – providing years of compounding enhancements driven by client insights and lessons learned at a time that cloud computing is being widely adopted as our founders envisioned over 20 years ago.

The opportunity for Enfusion has never been greater, and I am honored to say that our team has never been more united around our goal of solving the most challenging problems facing investment managers through innovation and a fresh perspective. As a result of pursuing that goal, we take great responsibility in being recognized as a leader for investment management systems and services. Even though our company’s story is 24 years in the making, we are only getting started in our focus to help transform the investment management industry.

We hope that you share our excitement, and we would love for you to join the next chapter in our journey.

Sincerely,

Thomas Kim
Chief Executive Officer
Enfusion, Inc.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth under the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included in this prospectus. Unless the context otherwise requires, the terms “Enfusion,” the “Company,” “we,” “us” and “our” in this prospectus refer to Enfusion, Inc. and its consolidated subsidiaries.

Our Mission

Our mission is to help solve investment managers’ evolving business and operational challenges through next-generation technology.

Our Company

Enfusion is a global, high-growth software-as-a-service, or SaaS, provider focused on transforming the investment management industry. Our solution is designed to eliminate technology and information barriers, empowering investment managers to confidently make and execute better-informed investment decisions in real time. We simplify investment and operational workflows by unifying mission-critical systems and coalescing data into a single dataset resulting in a single source of truth. This allows stakeholders throughout the entire client organization to interact more effectively with one another across the investment management lifecycle.

We believe, by means of our purposefully-designed interconnected systems underpinned by one dataset, we are the only solution that allows clients to see and interact with all parts of the investment management lifecycle ranging from portfolio construction, trading, risk management, accounting and operations through to investor reporting seamlessly in real time, in one screen, in one solution. As a result, our solution enables clients to better align teams, optimizing their investment decision-making, operations and technology footprint and lowering operating costs. By harnessing the efficiencies, agility and scale inherent to our cloud-native, multi-tenant software that is integrated with a suite of technology-powered services, we believe we have created the industry’s most compelling investment management solution, capable of shaping and addressing evolving demands of the global investment management landscape.

Existing solutions in the investment management technology industry include a patchwork of “task specific” point solutions from disparate vendors, technology stitched together through acquisitions, internally-developed technology and cost-prohibitive solutions accessible only to the largest investment managers. Where available solutions are cloud-enabled, many were originally designed for on-premises installations and subsequently individually migrated to the cloud via discrete code streams, retaining single-tenant infrastructure limitations that require changes to be made for each client individually instead of delivering changes to all clients simultaneously and leading to laborious and costly maintenance and difficult security requirements. As a result, many investment managers spend considerable time and resources managing legacy, stitched together, or disparate systems, fragmented data, complex communication networks and cumbersome workflows. Designed for the cloud from inception, Enfusion provides a flexible and simplified end-to-end alternative that allows investment managers to focus their time and resources on investment performance. This enables us to build long-term partnerships with our clients, offering a solution that is not only tailored to meet their business needs today, but has the depth and breadth of capability to support them as they grow or enter new markets or asset classes.

Our cloud-native, multi-tenant solution provides:

●Seamless unification and simplification of workflows provided through one cohesive solution;
●A robust, real-time view of a client’s business that can be displayed through countless reports and utilized across client personnel that depend on one another, but have different roles throughout the organization;
●Inherent scalability and extensive integrations via client, third party and proprietary interfaces and application programming interfaces, or APIs;
●Weekly, functional enhancements provided to all clients, eliminating complicated upgrade and version control issues and providing the agility to meet rapidly evolving industry needs;
●Reduced operational risk through granular, user-defined access controls and governance capabilities; and
●Anywhere access across the desktop, the web and mobile devices.

Enfusion’s comprehensive solution cohesively addresses the core components of the investment lifecycle. Our portfolio management system gives clients the ability to construct and analyze portfolios and performance metrics with granularity, enabling better-informed investment decision-making. Once trade decisions are made, clients use our combined order and execution management systems to obtain market insights, run compliance checks and send electronic trade orders directly to executing brokers and exchanges. When orders are executed, execution data flows back to our solution and instantly feeds our systems, including our accounting system, enabling clients to produce a full set of financial statements in real time. The data also feeds our extensive reporting and analytics capabilities, allowing stakeholders across client organizations, including executive management, investment teams, operational support, compliance and investor relations to obtain differentiating insights into their investment activities and better analyze investment performance. The purposefully-designed interconnectedness of our systems removes the need for manual data processing and validating across workflows. Coupled with market data and aggregated transactional and derived data provided to or received from a full suite of a client’s supporting parties, our solution creates a single dataset and source of truth that gives our clients a real-time, comprehensive and consistent view of their data across the investment lifecycle. Altogether, our full lifecycle, single dataset investment management solution, provides investment managers with a tailored suite of tools and investment content to make better-informed decisions, faster and with greater confidence, in one screen and one solution.

In addition to facilitating the full investment lifecycle, our robust and agile solution allows us to serve a diverse client base that ranges in investment strategies, size and geography. Our clients include alternative investment managers such as hedge funds of all types, private equity funds, family offices and corporate investment arms, as well as institutional investment managers such as traditional asset managers and mutual funds:

●	Alternative Investment Managers – We enable alternative investment management clients to achieve scale efficiently, instill investor confidence, easily expand into new strategies, asset classes or geographies and significantly increase their speed to market. Clients can interact with the entire investment management lifecycle on one solution, unified by one dataset and are not burdened by costly hardware requirements or disruptive software upgrades. We deliver weekly upgrades through our cloud-native, multi-tenant solution, allowing us to continuously innovate and quickly adapt to meet ever-evolving client needs.
●	Institutional Investment Managers – We deliver an intelligent solution that can replace or supplement institutional investment management clients’ legacy systems and can be utilized as a unifying hub across other existing systems, improving our clients’ operational inefficiencies and providing access to more relevant and simplified workflows and technologies. This intelligent solution gives large, less-agile clients the ability to replace their existing systems at their own pace as they become better positioned to reduce their costly and inefficient legacy technology dependencies.

Our client relationships are built upon reliability, efficiency and proactivity. Our most important goal is to hold a high standard that couples both excellent ongoing innovation and excellent client experience. Our differentiated client-centric approach is made possible by our solution’s nimble single codebase architecture that is delivered in a one-to-many manner. In practice, our structure allows us to dedicate resources to our clients holistically, driving a superior client experience from the point of identifying a sales opportunity to product and services implementation and continuing throughout the client relationship. We measure our success through a combination of retaining clients (2% of clients left voluntarily in 2020), Net Dollar Retention Rate (122.4%, 119.6% and 111.3% as of June 30, 2021, December 31, 2020 and December 31, 2019, respectively), client feedback and external reviews (94% client satisfaction per Aite Group in 2019). As of June 30, 2021, we had 635 global clients, with 106 new clients in 2021. During the year ended December 31, 2020, no client accounted for more than 3% of our total net revenues and our top 10 clients represented approximately 12% of our total net revenues.

We derive the vast majority of our total net revenues (99.4% and 98% for six month period ended June 30, 2021 and the year ended December 31, 2020, respectively) from our recurring subscription-based revenues. We have grown our Annual Recurring Revenue from $33.1 million for the month ended December 31, 2017 to $93.4 million for the month ended December 31, 2020 (representing a compound annual growth rate of 41.4%). The highly scalable nature of our business and recurring nature of our revenues drive strong margins and profitability as illustrated by our gross profit margin of 73.3%, 73.2% and 71.3%, net income margin of 16.5%, 5.1% and 21.4%, and Adjusted EBITDA Margin of 26.3%, 31.8% and 35.8%, each for six month period ended June 30, 2021, and the years ended December 31, 2020 and December 31, 2019, respectively. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information on our key business metrics and our non-GAAP financial measures, including reconciliations of these measures to the nearest U.S. GAAP metric.

Industry Overview

The investment management industry is large and growing, with assets under management, or AUM, surpassing $110 trillion globally. According to PwC, global AUM has grown by more than 40% from 2015 through to 2020 and is projected to continue growing as fast as 6% annually, with AUM from alternative investments growing as fast as 8% annually. As the industry continues to grow, the investment management community is at an inflection point, facing multiple, concurrent generational shifts, most notably:

●	Increasingly Complex and Global Investment Strategies: Amidst current market conditions including the persisting low interest rate environment and increased competition, investment managers are increasingly tasked with finding new and/or creative ways to generate returns on investment which can complicate risk and operational management requirements. As a result, investment managers are seeking innovative solutions that can enable them to make quick and confident investment decisions, with the flexibility to make real-time adjustments to their portfolio overlaid with interactive risk management.
●	Meaningful Industry Consolidation: The pressures related to generating returns on investment and competition have led to widespread industry consolidation, which has resulted in legacy systems coming together that are unmanageable and ineffective when consolidated. In response, investment managers are seeking solutions that unify their workflows, systems and data to minimize the pain associated with consolidating operations and shift focus back to performance.
●	Greater Regulatory and Investor Requirements: To meet heightened regulatory and investor demands, investment managers require solutions designed to ensure they remain compliant with evolving regulations and that provide precise, real-time valuation data and risk reporting, appropriate compliance rules and back up accounting that validate reported performance results.
●	Heightened Demand for Greater Productivity and Cost Efficiency: Investment managers are increasingly subject to fee compression pressures related to increased competition and the rise of passive, index and other products. These fee pressures have caused investment managers to actively seek ways to simplify and optimize operational costs.
●	Demand for Remote Accessibility That Was Historically Unavailable: Historically, investment managers have been limited by disparate solutions tied to physical operations and locations. However, as recent events have highlighted, the benefits and need for simplified solutions designed for remote access have accelerated the shift towards acceptance of cloud technology and more specifically cloud-native solutions.

Many solutions on the market today fall short of helping investment managers seamlessly and holistically address the industry dynamics described above. Existing solutions include a patchwork of “task specific” point solutions from disparate vendors, technology stitched together through acquisitions, internally developed technology and cost-prohibitive solutions accessible only to the largest investment managers. These solutions, being cloud-migrated rather than cloud-native, are not sufficiently nimble to allow for scale and often require physical provisioning and rely on large teams of specialized personnel that through time are difficult to hire, face latency issues and increase investment manager tech debt. The result is increased information leakage, lack of data integrity, reduced traceability and reporting, significantly higher costs, more rigid strategies and slower decisions.

Our Market Opportunity

Investment managers spend significant time and resources supporting their business processes, which is intensifying as their industry continues to become more complex and subject to unprecedented pace of change. We believe that Enfusion has a significant advantage in addressing investment managers’ increasing demands for a comprehensive investment lifecycle cloud-native solution that simplifies workflows by unifying mission critical systems and coalescing data into a single dataset.

We estimate that our total addressable market is in excess of $19 billion. According to IDC’s Worldwide Capital Markets IT Spending Guide, the total spend on software and information technology, or IT, services from investment management front office and operations functions was estimated at $11.5 billion in 2020 and is expected to grow 6% annually to $14.4 billion in 2024. Additionally, internal IT spend was estimated at $5.7 billion in 2020. We also believe that there is an incremental opportunity relating to the IDC estimated $2.0 billion spend associated with traditional hardware infrastructure across all investment managers that can be targeted by our solution as our clients migrate their technology and processes to our hosted platform.

The Enfusion Advantage

Our solution is designed to simplify our clients’ workflows and improve decision-making across investment managers of all strategy, size and geography. Our advantage lies in our solution removing information barriers and creating alignment across different actors in the investment lifecycle. We believe superior investment performance and decision-making is driven by our clients’ ability to work in real time as a cohesive team. Our solution does not merely provide systems for the entire investment lifecycle and for all actors; our solution goes further, unifying the systems with one codebase enabling changes made into one system to be reflected in other systems in real time. In practice, this allows teams across our client organizations to benefit from role-based functionality underpinned by a single dataset and single source of truth, enabling each to generate valuable insights while operating on the same real-time information, all governed by appropriate access controls. Consequently, we are expanding the sphere of influences within a client organization that decide and select their choice of technology partners and seeing leaders such as Chief Financial Officers (CFOs), Portfolio Managers (PMs), Chief Investment Officers (CIOs) and Chief Operating Officers (COOs) driving the efforts to use the Enfusion solution.

In a market of disparate solutions stitched together, our competitive advantage is supported by:

●	One End-to-End Solution, One Single Dataset and Source of Truth: Our cloud-native solution, is designed to unify portfolio management, order management, execution management, valuation and risk, accounting, reconciliation and portfolio monitoring and reporting systems. This allows for data to flow through, be reflected in and be acted upon in all systems across the investment lifecycle in real time, creating a single dataset and source of truth and optimizing our clients’ technology footprints and overall spend.
●	Rapid Pace of Delivery and Evolution: Because our cloud-native solution’s architecture is built upon a single codebase, we are able to complete implementations quickly. Our architecture also allows for a faster product development lifecycle, giving us the ability to provide regular and rapid new releases and upgrades. We recognize that our clients best understand their evolving needs and our weekly upgrades are guided by their collective feedback.
●	Flexible and Tailored Solution: Our architecture’s inherent flexibility and extensive integration capabilities give our clients the optionality to plug and play and utilize some or all of our systems as desired to meet their unique needs. Over time and as they experience our advantage, the flexibility of our solution allows them to seamlessly expand usage of other systems and functionalities.
●	Technology-Powered Services: We offer access to technology-powered services designed to maximize the power of the Enfusion solution. By using expert teams empowered by technology to address time-consuming front-, middle- and back-office administrative tasks related to the investment lifecycle, our clients are able to focus on their highest-value business activities and recognize the full benefit of our solution.
●	Client-Centric Partnership: We are relentlessly focused on client service and support. Delivering a world class experience is as critically important as delivering excellent products and services.

Ultimately, our multi-tenant architecture, cloud-native framework and scalable and cost-effective service model allows us to deliver significant value to our clients, while maintaining a strong revenue growth rate and attractive profit margins in a robust and sustainable way. Our team uses the Enfusion solution to address continuously-evolving client needs, which fuels the already rapid pace of innovation and helps us continue to expand our market position in the investment management technology industry.

The Enfusion Solution

Our cloud-native, purposefully-designed end-to-end solution gives our clients the ability to easily access and analyze investment information in real time, perform complex calculations quickly and interact with markets electronically adding up to better, more informed investment decisions and actions. Our solution is highly configurable to different work streams, client segments and asset classes. Rather than relying on large, specialized workforces necessary for local or tenant-by-tenant deployments, modifications to our solution are made remotely within one codebase and without client intervention or interaction. Software enhancements developed for individual sponsoring clients are also made available to all clients at the same time. This process where our community of clients continuously contributes to the ever-evolving nature of our solution strengthens the value of the solution to all of our clients.

Our solution, comprised of mission critical systems integrated with a suite of technology-powered services, serves the full investment lifecycle. We recognize that despite increasing market pressures to the contrary, some clients may not be in a position to replace all of their systems at once. Therefore, we have designed our solution to allow our clients to use some or all of our solution to manage their investment lifecycle workflow and also to augment or integrate into their existing workflows or systems, giving them the flexibility to expand their usage and us the ability to solve their unique needs through time.

Our solution is utilized by variety of users including portfolio managers, traders, compliance officers, operational support staff and executive management, all of whom benefit from role-based functionality underpinned by a single dataset. This single dataset enables each of these users to generate valuable insights while operating on the same real-time information governed by appropriate access controls. The end-to-end functionality our solution provides is detailed below.

Our end-to-end solution comprises:

●	Portfolio Management System, or PMS: Able to comprehensively construct and re-balance investment portfolios, this system generates a real-time Investment Book of Record, or IBOR, for CIOs and portfolio managers, features a full suite of valuation and risk tools and allows users to analyze aggregated or decomposed portfolio data by any number of customizable dimensions;
●	Order and Execution Management System, or OEMS: Intertwined with our PMS, this module offers portfolio managers, traders, compliance teams and analysts the ability to electronically communicate trade orders for a variety of asset classes and with a choice of hundreds of executing counterparties globally, manage trade orders and systemically enforce trading regulations and internal guidelines;
●	Accounting/General Ledger System: Underpinning our PMS and OEMS systems, our accounting system features a proper double-entry ledger that automates the posting of general ledger journal entries for all cash and securities transactions directly from our PMS—providing CFOs, COOs, accountants and operations teams a complete, real-time Accounting Book of Record, or ABOR;
●	Enfusion Analytics System: Connected in real time with our PMS and OEMS, our Enfusion Analytics system enables CIOs, portfolio managers, traders and analysts the ability to utilize the solution’s comprehensive client data insights to analyze portfolios through time horizons and automate customized visualized reports for both internal and external stakeholders. This module also acts as a centralized data warehouse that may be accessed or utilized by both individual and systematic users;
●	Technology-Powered Services: We offer access to technology-powered services designed to maximize the power of the Enfusion solution. We do so by using expert teams empowered by technology to address time-consuming front-, middle- and back-office administrative tasks related to the investment lifecycle such as performing various fund and position level reconciliations, processing corporate actions and proactive trade break resolutions.

Our Growth Strategy

We continue to advance our position as a leading technology partner to the investment management industry. The key components of our growth strategy include:

●	Continue Broadening Our Client Base: We believe we are the leading cloud-native, SaaS provider to the global hedge fund sector and expect that as the alternative investment sector and the acceptance of cloud technology grows, we will continue to extend our position. In addition, we continue to extend this growth through increasing adoption by larger institutional asset management clients due to increasing acceptance of cloud technology and the robust capabilities of our solution that better meet their evolving needs and address their existing pain points.
●	Expanding Relationships with Existing Clients: We believe there is a significant opportunity to further expand our relationships with existing clients, including clients that were not in a position to replace all of their systems at once when they first engaged with us. For those clients that elect to initially utilize some portion of our solution, we find that many seek opportunities to expand the breadth of their relationship with us once they experience the advantages of our end-to-end solution.
●	Ongoing Pace of Innovation: To retain and expand our client base, we continuously evaluate opportunities to advance our solution through increased breadth and depth of functionality. We invest heavily in innovation and generally on a weekly basis, deliver enhancements and added functionality based on our ongoing dialogues with our clients and consistent with our commitment to grow and evolve with our clients.

●	Geographic Expansion: We believe there are attractive, untapped opportunities across various geographies that we will expand our business into. For the year ended December 31, 2020, approximately 68% of our total net revenues were generated in the Americas and approximately 32% were generated outside of the Americas. We continue to invest in expanding our presence in markets such as Europe, Latin America and Asia-Pacific where we have planned office openings in China and Australia in 2021.
●	Selectively Pursue Acquisitions: We may selectively pursue strategic acquisitions of complementary businesses and technologies that improve and accelerate our ability to deliver world class investment management products and services and excellent client experience through differentiating client advocacy.

RISKS ASSOCIATED WITH OUR BUSINESS

An investment in shares of our Class A common stock involves substantial risks and uncertainties that may materially adversely affect our business, financial conditions and results of operations and cash flows. Some of the more significant challenges and risks relating to an investment in our company include, among other things, the following:

o	We have expanded our operations rapidly in recent years, which may make it difficult to predict our future operating results, and we may not achieve our expected operating results in the future.
o	If we are unable to attract new clients or continue to expand existing clients’ use and expanded adoption of our solution, our revenue growth will be adversely affected.
o	If the adoption and acceptance of cloud-based financial solutions slows or shifts in a way we do not anticipate or are unable to support or if we do not accurately anticipate, prepare for and promptly respond to rapidly evolving client needs, our sales will suffer and the results of our operations will be adversely affected.
o	We may be unable to maintain our revenue growth rate in the future.
o	Failure to effectively manage or support our operations in connection with our growth will harm our business.
o	A breach of our security measures or those we rely on could result in unauthorized access to or use of client or their clients’ data, which may materially and adversely impact our reputation, business and results of operations.
o	Actual or perceived errors or failures in our solution or the implementation or support of our solution may affect our reputation, cause us to lose clients and reduce sales which may harm our business and results of operations and subject us to liability for breach of contract claims.
o	We have experienced rapid growth, and if we fail to effectively manage our growth, we may be unable to execute our business plan, maintain high levels of service and client satisfaction or adequately address competitive challenges, any of which may materially and adversely affect our business and results of operations.
o	Events affecting the investment management industry could materially and adversely affect us and cause our stock price to decline significantly.
o	Our international operations may fail and we may fail to successfully expand internationally. In addition, sales to clients outside the United States or with international operations expose us to risks inherent to international businesses, which may include adverse impacts arising out of international regulatory changes.
o	If we are unable to retain our personnel and hire and integrate additional skilled personnel, we may be unable to achieve our goals and our business will suffer.
o	Our revenue recognition and other factors may create volatility in our financial results in any given period and make them difficult to predict.
o	If we are unable to protect our intellectual property, including trade secrets, or if we fail to enforce our intellectual property rights, our business could be adversely affected.
o	Although we are not subject to direct regulation, the regulatory environment in which our clients operate is subject to continual change, and regulatory developments could adversely affect our business.
o	Our failure to comply with various data privacy, security, or management regulations could impose additional costs and liabilities on us, limit our use, storage, or processing of information and adversely affect our business.
o	Our securities have no prior market and an active trading market for our Class A common stock may never develop or be sustained and out stock price may decline after the offering.
o	At the time of the offering, we expect to recognize stock-based compensation expense of approximately $ million (based upon an assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus) in connection with the future issuance of shares of Class A common stock to former holders of Award Units under our former Change in Control Bonus Plan.

o	Enfusion, Inc. is a holding company and its only material asset after completion of this offering will be its interest in Enfusion Ltd. LLC, and it is accordingly dependent upon distributions from Enfusion Ltd. LLC to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

CHANNELS FOR DISCLOSURE OF INFORMATION

Investors, the media and others should note that, following the completion of this offering, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website, press releases and public conference calls and webcasts.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

ORGANIZATIONAL STRUCTURE

Immediately following this offering, Enfusion, Inc. will be a holding company and its sole material asset will be a controlling equity interest in Enfusion Ltd. LLC, held indirectly through three newly-formed wholly-owned subsidiaries. Through its control over the managing member of Enfusion Ltd. LLC, Enfusion, Inc. will operate and control all of the business and affairs, have the obligation to absorb losses and receive benefits from Enfusion Ltd. LLC, and consolidate the financial results of Enfusion Ltd. LLC and through Enfusion Ltd. LLC and its subsidiaries, conduct our business. Prior to the completion of this offering: (1) the Pre-IPO Shareholders will receive shares of Class A common stock of Enfusion, Inc. pursuant to the Blocker Restructuring as defined and described in “Organizational Structure—Blocker Restructuring”; and (2) the operating agreement of Enfusion Ltd. LLC will be amended and restated to, among other things, modify its capital structure by reclassifying the interests held by the Pre-IPO Common Unitholders, resulting in Common Units, respectively, such reclassification, the Reclassification.

We and the holders of the Enfusion Ltd. LLC Common Units will also enter into an Amended and Restated Operating Agreement under which they (or certain permitted transferees) will have the right (subject to the terms of this agreement) to cause Enfusion Ltd. LLC to exchange their Common Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. For a description of the Amended and Restated Operating Agreement of Enfusion Ltd. LLC, please read “Certain Relationships and Related Party Transactions.” Notwithstanding the foregoing, Enfusion Ltd. LLC may, at its sole discretion, in lieu of delivering Class A common stock for any Common Units surrendered for exchange, pay an amount in cash per Common Unit equal to the 5-day volume-weighted average price of the Class A common stock on the date of the receipt of the written notice of the exchange.

In general, each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of our Common Units will hold all of the issued and outstanding shares of our Class B common stock. The shares of Class B common stock will have no economic rights but will generally entitle each holder, without regard to the number of shares of Class B common stock held by such holder, to a number of votes that is equal to the aggregate number of Common Units of Enfusion Ltd. LLC held by such holder on all matters on which stockholders of Enfusion, Inc. are entitled to vote generally.

If at any time the ratio at which Common Units are exchangeable for shares of our Class A common stock changes from one-for-one as described under “Certain Relationships and Related Party Transactions—Enfusion Ltd. LLC Amended and Restated Operating Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Our post-offering organizational structure, as described above, is commonly referred to as an Up-C structure. This organizational structure will allow our Pre-IPO Common Unitholders to retain their equity ownership in Enfusion Ltd. LLC, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Common Units. Investors in this offering and the Pre-IPO Shareholders will, by contrast, hold their equity ownership in Enfusion, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, in the form of shares of Class A common stock. We believe that our Pre-IPO Common Unitholders generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. We do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment to us.

The reorganization will be accounted for as a reorganization of entities under common control. As a result, the consolidated financial statements of Enfusion, Inc. will recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical financial statements of Enfusion Ltd. LLC. Enfusion, Inc. will consolidate Enfusion Ltd. LLC on its consolidated financial statements and record a non-controlling interest related to the Common Units held by Pre-IPO Common Unitholders on its consolidated balance sheet and statement of operations.

The simplified diagram below depicts our organizational structure immediately following this offering. For additional detail, see “Organizational Structure.”

Individual Owners
CSL Tech Holdings, LLC
EF ISP Blocked Owners
FTV Holdings Blocked Owners
Public
HH ELL Blocked Owners
Iconiq Strategic Partners V., LP
Investment Vehicles
Class B [•]%
Class A [•]%
Class A [•]%
Class A [•]%
Class A [•]%
Class B [•]%
Class B [•]%
PubCo
NewCo 1
NewCo 2
NewCo 3
Common units [•]%
Managing Member [•]%
[•]%
[•]%
Common units [•]%
Common units [•]%
Enfusion LTD LLC (US)
Enfusion (Australia) Pty. Ltd. (Australia)
Enfusion Systems UK Limited (UK)
Enfusion Hong Kong Limited (Hong Kong)
Enfusion Software Limited (Ireland)
Enfusion Softech India Pvt Ltd (India)
Enfusion (Singapore) Pte. Ltd. (Singapore)
Enfusion do Brasil Tecnologia Da Informacao Ltda (Brazil)
Enfusion (Shanghai) Co., Ltd. (China)

Upon consummation of the Reorganization Transactions and immediately prior to this offering, our pre-IPO owners will hold shares and interests that may be exchanged or settled for shares representing an aggregate of         shares of Class A common stock, which we refer to as the diluted pre-IPO shares outstanding, consisting of: (i) issued and outstanding shares of Class A common stock held by Pre-IPO Shareholders; and (ii) shares of Class A common stock issuable on a one-for-one basis in exchange for Common Units held by Pre-IPO Common Unitholders.

The table below sets forth the relative ownership of the diluted pre-IPO shares outstanding among pre-IPO owners.

Shares of Class A common stock held by Pre-IPO Shareholders
Shares of Class A common stock issuable upon exchange of Common Units held by Pre-IPO Common Unitholders
Total

Of the          million shares offered by Enfusion, Inc. in this offering, the proceeds (net of underwriting discounts) from the issuance of           million shares will be used to purchase an equivalent aggregate number of shares of Common Units from our pre-IPO owners. Accordingly, the issuance of these            million shares will not increase the aggregate number of shares of Class A common stock or Common Units outstanding. Conversely, the proceeds (net of underwriting discounts) from the issuance of            million shares

offered by Enfusion, Inc. will be used to acquire an equivalent number of newly-issued Common Units from Enfusion Ltd. LLC, which Enfusion Ltd. LLC will in turn use to repay outstanding indebtedness under our credit facility totaling approximately $    million in aggregate principal amount and approximately $      million for general corporate purposes, and to bear the expenses of this offering, as described in “Use of Proceeds.” As a result, the issuance of these            million shares will increase the aggregate number of shares of Class A common stock and Common Units outstanding by            million.

CORPORATE INFORMATION

Enfusion, Inc. was incorporated under the laws of Delaware on June 11, 2021. Our principal executive offices are located at 125 South Clark Street, Chicago, Illinois 60603 and our telephone number is (312) 253-9800. Our website address is www.enfusion.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

“Enfusion,” our logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Enfusion, Inc. and its subsidiaries. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; or (iv) the date we qualify as a “large accelerated filer,” which means the end of our fiscal year in which we have filed an annual report and the market value of our common stock held by non-affiliates exceeded $700 million as of the prior June 30. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. See the section titled “Risk Factors—As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements, which could make our common stock less attractive to investors.”

THE OFFERING

Class A common stock offered by us	shares
Option to purchase additional shares of Class A common stock from us	shares
Class A common stock offered by the selling stockholders	shares
Option to purchase additional shares of Class A common stock from the selling stockholders	shares
Class A common stock to be outstanding after this offering

             shares (or        shares if all outstanding Common Units held by the pre-IPO owners were redeemed or exchanged for a corresponding number of newly issued shares of Class A common stock).

If the underwriters exercise their option to purchase additional shares of Class A common stock in full,         shares (or          shares if all outstanding Common Units held by the pre-IPO owners were redeemed or exchanged for a corresponding number of newly issued shares of Class A common stock) would be outstanding.

For additional information, see “Organizational Structure”.

Class B common stock to be outstanding after this offering	shares (or no shares if all outstanding Common Units held by the pre-IPO owners were redeemed or exchanged for a corresponding number of newly issued shares of Class A common stock).
Common Units to be held by us after this offering

               Common Units, representing a        % economic interest in Enfusion Ltd. LLC (or         Common Units, representing a        % economic interest in Enfusion Ltd. LLC, if the underwriters exercise their option to purchase additional shares of Class A common stock in full). The Common Units are not entitled to voting interest in Enfusion Ltd. LLC.

Total Common Units to be outstanding after this offering	Common Units (or Common Units if the underwriters exercise their option to purchase additional shares of Class A common stock in full).
Voting power held by investors in this offering after giving effect to this offering	% (or % if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Voting power held by our pre-IPO owners after giving effect to this offering	% (or % if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Use of proceeds

We estimate that the net proceeds from the sale of shares of our Class A common stock that we are selling in this offering will be approximately $        million (or approximately $        million if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full), based upon an assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Enfusion, Inc. intends to use the proceeds (net of underwriting discounts) from the issuance of          million shares ($       million) (or           million shares and $             million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) to acquire an equivalent number of newly-issued Common Units from Enfusion Ltd. LLC, as described under “Organizational Structure—Reorganization Transactions,” which Enfusion, Ltd. LLC will in turn use (i) to repay outstanding indebtedness under our credit facility, totaling approximately $      million in aggregate principal amount, (ii) to satisfy approximately $            million of tax withholding obligations for federal payroll taxes arising with respect to obligations to issue Class A common stock to former holders of Award Units under our former Change in Control Bonus Plan,  and (iii) approximately $     million for general for general corporate purposes, and to bear all of the expenses of this offering. We estimate these offering expenses (excluding underwriting discounts and commissions) will be approximately $        million. See “Use of Proceeds.” We will not receive any proceeds from the sale of Class A common stock in this offering by the selling stockholders.

Enfusion, Inc. intends to use the proceeds (net of underwriting discounts) from the issuance of          million shares ($        million) (or         million shares and $         million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) to purchase an equivalent aggregate number of Common Units from our pre-IPO owners, as described under “Organizational Structure—Reorganization Transactions.” Accordingly, we will not retain any of these proceeds. See “Principal and Selling Stockholders” for information regarding the proceeds from this offering that will be paid to our pre-IPO owners.

Voting rights

In general, each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

The Pre-IPO Common Unitholders will hold all of the outstanding shares of our Class B common stock. The shares of Class B common stock will have no economic rights but will generally entitle each holder, without regard to the number of shares of Class B common stock held by such holder, to a number of votes that is equal to the aggregate number of Common Units held by such holder on all matters on which stockholders of Enfusion, Inc. are entitled to vote generally. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. See “Description of Capital Stock—Common Stock—Class B Common Stock.”

Dividend policy

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors may take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Enfusion Ltd. LLC) to us, and such other factors as our board of directors may deem relevant. Shares of Class B common stock will not entitle their holders to any dividends.

Enfusion, Inc. is a holding company and has no material assets other than its equity interest in Enfusion Ltd. LLC. We intend to cause Enfusion Ltd. LLC to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If Enfusion Ltd. LLC makes such distributions to Enfusion, Inc., the other holders of Common Units will be entitled to receive equivalent pro rata distributions.

Class A common stock in this offering, less underwriting discounts and commissions.

Exchange rights of holders of Common Units

Prior to this offering, we and the holders of our Common Units will enter into an Amended and Restated Operating Agreement that will provide that they may, after the completion of this offering (subject to the terms of this agreement), cause Enfusion Ltd. LLC to exchange their Common Units for shares of Class A common stock of Enfusion, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. See “Certain Relationships and Related Party Transactions—Enfusion Ltd. LLC Amended and Restated Operating Agreement.” Notwithstanding the foregoing, Enfusion Ltd. LLC may, at its sole discretion, in lieu of delivering Class A common stock for any Common Units surrendered for exchange, pay an amount in cash per Common Unit equal to the 5-day volume-weighted average price of the Class A common stock on the date of the receipt of the written notice of the exchange.

Concentration of ownership

Upon completion of this offering, our executive officers, directors and holders of 5% or more of our capital stock, together with their respective affiliates, will beneficially own, in the aggregate, approximately        % of the voting power of our outstanding shares of capital stock. See the sections titled “Principal and Selling Stockholders” and “Description of Capital Stock” for additional information.

Tax Receivable Agreement

Prior to the completion of this offering, we will enter into a Tax Receivable Agreement with certain of our pre-IPO owners that provides for the payment by Enfusion, Inc. to such pre-IPO owners of 85% of the benefits, if any, that Enfusion, Inc. actually realizes, or is deemed to realize (calculated using certain assumptions), as a result of: (i) existing tax basis acquired in this offering; (ii) increases in Enfusion, Inc.’s existing tax basis and adjustments to the tax basis of the tangible and intangible assets of Enfusion Ltd. LLC as a result of sales or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units in connection with or after this offering; (iii) Enfusion, Inc.’s utilization of certain tax attributes of the Blocker Companies; and (iv) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The existing tax basis, increases in existing tax basis and the tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to Enfusion, Inc. and, therefore, may reduce the amount of U.S. federal, state and local tax that Enfusion, Inc. would otherwise be required to pay in the future, although the U.S. Internal Revenue Service, or IRS, may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. The existing tax basis acquired in this offering and the increase in existing tax basis and the anticipated tax basis adjustments upon purchases or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Enfusion, Inc. may differ from tax benefits calculated under the Tax Receivable

Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of Enfusion, Inc. and not of Enfusion Ltd. LLC. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Risk factors

See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A common stock.

Proposed New York Stock Exchange trading symbol	“ENFN.”

The number of shares of Class A common stock that will be outstanding after this offering excludes the following:

●	shares of Class A common stock reserved for future issuance under our 2021 Stock Option and Incentive Plan, or 2021 Plan, which will become effective in connection with this offering, as well as any annual automatic evergreen increases in the number of shares of Class A common stock reserved for issuance under our 2021 Plan;
●	approximately restricted stock units, which settle in shares of Class A common stock, that will be issued to certain employees under the 2021 Plan following effectiveness of the registration statement of which this prospectus is a part; and
●	up to shares of Class A common stock (based upon an assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus) that will be issued between the first and second anniversaries of the effectiveness of the registration statement of which this prospectus is a part to former participants in our Change in Control Bonus Plan, which plan will be terminated in connection with this offering
●	.

Except as otherwise indicated, all information in this prospectus assumes or gives effect to:

●	the filing of our amended and restated certificate of incorporation, which will become effective upon the effectiveness of the registration statement of which this prospectus is a part;
●	the adoption of our amended and restated bylaws, which will become effective upon the effectiveness of the registration statement of which this prospectus is a part; and
●	no exercise of the underwriters’ option to purchase additional shares of Class A common stock in this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize our consolidated financial and other data. We have derived the statement of operations data for the fiscal years ended December 31, 2020 and 2019 from the audited financial statements of Enfusion Ltd. LLC included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 2021 and 2020 and the balance sheet data as of June 30, 2021 have been derived from the unaudited financial statements of Enfusion Ltd. LLC included elsewhere in this prospectus and have been prepared on the same basis as our audited financial statements. Our historical results are not necessarily indicative of results that may be expected in the future. Enfusion, Inc. was formed as a Delaware corporation on June 11, 2021 and has not, to date, conducted any activities other than those incidental to its formation, those in preparation for the Reorganization Transactions (as defined herein) and the preparation of this prospectus and the registration statement of which this prospectus forms a part. The following summary consolidated financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

The pro forma statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 give effect to the Reorganization Transactions Adjustments (as defined below), in the manner described under “Unaudited Pro Forma Consolidated Financial Information” and the notes thereto, as if they had occurred on January 1, 2020 and January 1, 2021, respectively.

The pro forma balance sheet data as of June 30, 2021 gives effect, in the manner described under “Unaudited Pro Forma Consolidated Financial Information” and the notes thereto, to the Reorganization Transactions Adjustments as if each had occurred on June 30, 2021. See “Unaudited Pro Forma Consolidated Financial Information” and “Capitalization.”

The summary historical and pro forma financial and other data presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. The presentation of the unaudited pro forma consolidated financial information is prepared in conformity with Article 11 of Regulation S-X.

	Actual		Pro Forma(1)
Consolidated Statement of Operations Data:	Year Ended December 31,		Year Ended
(in thousands)	2020	2019	December 31, 2020
Net revenues	$79,565	$59,027	$
Cost of revenues	21,358	16,961
Gross profit	58,207	42,066	-
Operating expenses:
General and administrative	35,888	16,625
Sales and marketing	9,927	7,426
Technology and development	6,318	4,146
Total operating expenses	52,133	28,197	-
Income from operations	6,074	13,869	-
Non-operating income (expense), net	(1,580)	(727)	-
Income before income taxes	4,494	13,142	-
Income taxes	433	486
Net income	$4,061	$12,656	$-

(1)	The pro forma column reflects the Reorganization Transactions Adjustments, as defined in the section entitled “Unaudited Pro Forma Consolidated Financial Information.”

	Actual		Pro Forma (1)
Consolidated Statement of Operations Data:	Six Months Ended June 30,		Six Months Ended
(in thousands)	2021	2020	June 30, 2021
Net revenues	$50,802	$37,120	$
Cost of revenues	13,586	9,807
Gross profit	37,216	27,313	-
Operating expenses:
General and administrative	13,838	8,065
Sales and marketing	7,422	4,547
Technology and development	4,243	2,879
Total operating expenses	25,503	15,491	-
Income from operations	11,713	11,822	-
Non-operating income (expense), net	(2,802)	(726)	-
Income before income taxes	8,911	11,096	-
Income taxes	551	429
Net income	$8,360	$10,667	$-

(1)   The pro forma column reflects the Reorganization Transactions Adjustments, as defined in the section entitled “Unaudited Pro Forma Consolidated Financial Information.”

	As of June 30, 2021
Consolidated Balance Sheet Data:			Pro Forma
(in thousands)	Actual	Pro Forma(1)	as Adjusted(2)(3)
Cash	$14,515	$	$
Long-term debt, net of discount and issuance costs, including current portion	$98,711	$	$
Preferred Units	$168,369	$	$
Total Members' equity (deficit) / Stockholders' equity (deficit)	$(230,883)	$	$

(1)	The pro forma column reflects the Reorganization Transactions Adjustments, as defined in “Unaudited Pro Forma Consolidated Financial Information.”
(2)

The pro forma as adjusted column gives effect to: (i) the Reorganization Transactions Adjustments, (ii) the sale and issuance of           shares of our Class A common stock offered by us in this offering, based upon an assumed initial public offering price of           per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, and (iii) stock based compensation expense of $         million in connection with the future issuance of shares of Class A common stock to former holders of Award Units under our former Change in Control Bonus Plan.

(3)

Each $1.00 increase or decrease in the assumed initial public offering price of $          per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses, would increase or decrease, as applicable, our cash, total assets and total preferred units and Members’ equity (deficit) / stockholders’ equity (deficit) by approximately $       million and would increase or decrease, as applicable, the expected stock-based compensation expense described in footnote (2) above by approximately $          million, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions. Similarly, each increase or decrease of one million shares in the number of shares of Class A common stock offered by us would increase or decrease, as applicable, our cash, total assets and total common unit / stockholders’ equity (deficit) by approximately $          million, assuming that the assumed initial public offering price of $         , which is the midpoint of the estimated price range set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions.

Key Business Metrics

We review the following key business metrics to measure our performance, identify trends, formulate financial projections and make strategic decisions. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way.

	As of December 31,		As of June 30,
	2020	2019	2021	2020

	(dollars in millions)
Annual Recurring Revenue	$93.4	$68.0	$107.9	$74.9

Net Dollar Retention Rate	119.6%	111.3%	122.4%	109.8%

Annual Recurring Revenue, or ARR. We calculate ARR monthly by annualizing platform subscriptions and managed services revenue recognized in the last month of the measurement period. We believe ARR provides important information about our future revenue potential, our ability to acquire new clients and our ability to maintain and expand our relationship with existing clients.

Net Dollar Retention Rate. We calculate Net Dollar Retention Rate as of a period end by starting with the ARR for all clients as of twelve months prior to such period end, or, Prior Period ARR. We then calculate the ARR from those same clients as of the current period end, or Current Period ARR. Current Period ARR includes expansion within existing clients inclusive of contraction and voluntary attrition, but excludes involuntary cancellations. We define involuntary cancellations as accounts that were cancelled due to the client no longer being in business. We identify involuntary cancellations to be excluded from our Net Dollar Retention Rate calculation based on representations made by the client at the time of cancellation. Our Net Dollar Retention Rate is equal to the Current Period ARR divided by the Prior Period ARR.

We believe Net Dollar Retention Rate is an important metric for us because, in addition to providing a measure of retention, it indicates our ability to grow revenues within existing client accounts.

	Year Ended December 31,		Six Months Ended June 30,
	2020	2019	2021	2020
Revenue Churn Rate	5.2%	10.1%	4.0%	7.0%
Adjusted Revenue Churn Rate	0.9%	0.3%	0.2%	0.9%

Revenue Churn Rate. We calculate our Revenue Churn Rate by measuring the revenue contribution associated with clients that cancel all of their product and service agreements with us over the measurement year. This canceled revenue contribution for each such client is calculated as the revenue recognized for such clients over the trailing 12 months prior to the month in which the client cancelled its product and service agreements. We then divide this cancelled revenue contribution by the ARR calculated for the prior period to calculate our Revenue Churn Rate.

Adjusted Revenue Churn Rate. We also calculate an Adjusted Revenue Churn Rate which excludes all involuntary cancellations as described above.

We believe our Revenue Churn Rate and Adjusted Revenue Churn Rate are important metrics because they indicate our ability to retain our existing client base.

For additional information about our key business metrics, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Metrics and Other Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

The following table summarizes certain financial measures that are not calculated and presented in accordance with U.S. GAAP, or non-GAAP financial measures, along with the most directly comparable U.S. GAAP measure, for each period presented below. In addition to our results determined in accordance with U.S. GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes.

	Year Ended December 31,		Six Months Ended June 30,
	2020	2019	2021	2020

	(dollars in thousands)
Net Income	$4,061	$12,656	$8,360	$10,667
Adjusted EBITDA	25,307	21,109	13,385	12,835
Net Income Margin	5.1%	21.4%	16.5%	28.7%
Adjusted EBITDA Margin	31.8%	35.8%	26.3%	34.6%

Adjusted EBITDA and Adjusted EBITDA Margin are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, U.S. GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain items of a non-recurring or unusual nature, as well as payments for management incentive awards from our

Change in Control Bonus Plan and initial public offering costs, and from and after this offering, stock-based compensation expense. Adjusted EBITDA Margin represents Adjusted EBITDA divided by total net revenues.

These measures are presented because they are the primary measures used by management to evaluate our financial performance and for forecasting purposes. This non-GAAP financial information is useful to investors because it eliminates certain items that affect period-over-period comparability and provides consistency with past financial performance and additional information about underlying results and trends by excluding certain items that may not be indicative of our business, results of operations or outlook. Additionally, we believe that these and similar measures are widely used by securities analysts, investors and other interested parties as a means of evaluating a company’s operating performance.

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures, are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations or any other performance measures determined in accordance with U.S. GAAP. Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP, but rather as supplemental information to our business results. Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items or events being adjusted. In addition, other companies may use different measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA and Adjusted EBITDA Margin as tools for comparison.

For additional information about these non-GAAP financial measures, including a reconciliation from the nearest U.S. GAAP measure, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Key Metrics and Other Non-GAAP Financial Measures.”

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the material and other risks and uncertainties described below, as well as the other information in this prospectus, including our consolidated financial statements and related notes appearing elsewhere in this prospectus and the sections of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Special Note Regarding Forward-Looking Statements,” before you make an investment decision. The risks described below are not the only risks that we face. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations, and prospects. As a result, the market price of our Class A common stock could decline, and you may lose all or part of your investment in our Class A common stock.

Risks Related to Our Business and Our Industry

We have expanded our operations rapidly in recent years, which may make it difficult to predict our future operating results, and we may not achieve our expected operating results in the future.

We have experienced rapid growth and increased demand for our services in recent years. As a result of our limited operating history at our current scale, our ability to forecast our future operating results, including revenues, cash flows, and profitability, is limited and subject to a number of uncertainties. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in the technology industry, such as the risks and uncertainties described in this section. If our assumptions regarding these risks and uncertainties are incorrect or change due to changes in our markets, or if we do not address these risks successfully, our operating and financial results may differ materially from our expectations and our business may suffer.

If we are unable to attract new clients or continue to expand existing clients' use and expanded adoption of our solution, our revenue growth will be adversely affected.

To increase our revenues, we will need to continue to attract new clients and succeed in having our current clients expand the use of our solution across their organizations and add additional components to their existing contracts. For example, our revenue growth strategy includes increased penetration of markets outside the United States and expansion into new client segments, as well as selling incremental applications of our solution to existing clients, and failure in either respect would adversely affect our revenue growth. In addition, for us to maintain or improve our results of operations, it is important that our clients renew their subscriptions with us on the same or more favorable terms to us when their existing term expires. Our revenue growth rates may decline or fluctuate as a result of a number of factors, including client spending levels, client dissatisfaction with our solution, decreases in the number of users at our clients, changes in the type and size of our clients, pricing changes, competitive conditions, the loss of our clients to competitors and general economic conditions. Therefore, we cannot assure you that our current clients will renew or expand their use of our solution and furthermore, it is possible that our clients may terminate their service mid-term. In addition, a significant number of our new clients are referred to us by existing clients. If we are unable to sign new clients, retain or attract new business from current clients, or maintain and expand our referral network, our business and results of operations may be materially and adversely affected.

If the adoption and acceptance of cloud-based financial solution slows or shifts in a way we do not anticipate or are unable to support or if we do not accurately anticipate, prepare for and promptly respond to rapidly evolving client needs, our sales will suffer and the results of our operations will be adversely affected.

Use of, and reliance on, cloud-based investment management technology is still at an early stage and we do not know whether financial institutions will continue to adopt cloud-based investment management technology such as the Enfusion solution in the future, or whether the market will change in ways we do not anticipate and cannot support. Many financial institutions have invested substantial personnel and financial resources in legacy software, and these institutions may be reluctant, unwilling, or unable to convert from their existing legacy or disparate systems to our end-to-end solution. Furthermore, these financial institutions may be reluctant, unwilling, or unable to use cloud-based investment management technology due to various concerns such as data security and the reliability of the delivery model. These concerns or other considerations may cause financial institutions to choose not to adopt cloud-based investment management technology such as ours or to adopt them more slowly than we anticipate, either of which would adversely affect us. Our future success also depends on our ability to sell additional applications and functionality to our current and prospective clients. As we create new applications and enhance our existing solution, these applications and enhancements may not be attractive to clients. In addition, promoting and selling new and enhanced functionality may require increasingly costly sales and marketing efforts, and if clients choose not to adopt this functionality, our business and results of operations could suffer. If financial institutions are unwilling or unable to transition from their legacy systems, or if the demand for our solution does not meet our expectations, our results of operations and financial condition will be adversely affected.

We may be unable to maintain our revenue growth rate in the future.

We have grown rapidly over the last several years, and therefore, our recent revenue growth rate and financial performance may not be indicative of our future performance. Our total net revenues increased from $44.6 million for the year ended December 31, 2018 to $59.0 million for the year ended December 31, 2019 and to $79.6 million for the year ended December 31, 2020. We may not be able to sustain revenue growth consistent with our recent history, if at all. Furthermore, to the extent we grow in future periods, maintaining consistent rates of revenue growth may be difficult. Our revenue growth may also slow or even reverse in future periods due to a number of factors, which may include slowing demand for our solution, increasing competition, decreasing growth of our overall market, the impact of the COVID-19 pandemic or similar market or global adverse events beyond our control, our inability to attract and retain a sufficient number of financial institution clients, concerns over data security and any reputational harm we encounter due to our perceived or actual failure to perform, our failure, for any reason, to capitalize on growth opportunities, or general economic conditions. If we are unable to maintain consistent revenue growth, the price of our Class A common stock could be volatile and it may be difficult for us to maintain profitability.

Failure to effectively manage or support our operations in connection with our growth will harm our business.

We have expanded our operations rapidly in recent years and expect to continue to do so, including the number of employees and the locations and geographic scope of our operations. Additionally, the COVID-19 pandemic and related shelter in-place orders have resulted in certain of our employees and service partners working from home, bringing new challenges to managing our business and work force. This expansion and changing work environment has placed, and may continue to place, a strain on our operational and financial resources and our personnel. We will also need to identify, add, train and retain additional qualified personnel across our operations. A failure to correctly anticipate our current and future hiring needs and any resulting shortage in qualified employees and personnel could negatively impact our ability to grow our business. To manage our anticipated future operational expansion effectively, we must continue to maintain and expect to enhance our IT infrastructure, financial and accounting systems and controls, and manage expanded operations and employees in geographically distributed locations. Our growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of new applications and solution. If we increase the size of our organization without experiencing an increase in sales of our solution, we will experience reductions in our gross and operating margins and net income. We may also deem it advisable in the near-term or later to terminate certain of our existing leases in favor of larger office spaces in order to accommodate our growing workforce, which may cause us to incur related charges such as breakage fees or penalties. If we are unable to effectively manage our expanding operations and have sufficient employees to support our expanding operations or manage the increase in remote employees, our expenses may increase more than expected and the level of service we provide to our clients may suffer, our revenues could decline or grow more slowly than expected, and we may be unable to implement our business strategy.

We may experience quarterly fluctuations in our operating results due to a number of factors, which may make our future results difficult to predict and could cause our operating results to fall below expectations or our guidance.

Our quarterly operating results have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Our past results may not be indicative of our future performance. In addition to the other risks described in this prospectus, factors that may affect our quarterly operating results include the following:

●	the addition or loss of clients, including through acquisitions, consolidations or failures;
●	the frequency of the use of our solution in a period and the amount of any associated revenues and expenses;
●	budgeting cycles of our clients and changes in spending on cloud-based investment management solution by our current or prospective clients;
●	changes in the competitive dynamics of our industry, including consolidation among competitors, changes to pricing, or the introduction of new products and services that limit demand for our cloud-based investment management solutions or cause clients to delay purchasing decisions;
●	the amount and timing of cash collections from our clients;
●	long or delayed implementation times for new clients, including larger clients, or other changes in the levels of client support we provide;
●	the timing of client payments and payment defaults by clients;

●	the amount and timing of our operating costs and capital expenditures;
●	changes in tax rules or the impact of new accounting pronouncements;
●	general economic conditions that may adversely affect our clients' ability or willingness to purchase solutions, delay a prospective client's purchasing decision, reduce our revenues from clients, or affect renewal rates;
●	unexpected expenses such as those related to litigation or other disputes;
●	the amount and timing of costs associated with recruiting, hiring, training, integrating, and retaining new and existing employees; and
●	the timing of our entry into new markets and client segments.

Moreover, our stock price might be based on expectations of investors or securities analysts of future performance that are inconsistent with our actual growth opportunities or that we might fail to meet and, if our revenues or operating results fall below expectations, the price of our Class A common stock could decline substantially.

We may not accurately predict the long-term client retention rate or adoption of our solution, or any resulting impact on our revenues or operating results.

Our clients have no obligation to continue to renew their subscriptions for our solution after the expiration of the initial or current subscription term, and our clients, if they choose to renew at all, may renew for fewer users or on less favorable pricing terms. The majority of our current contracts are for one-year terms, but can be terminated for convenience within 30 days. Our client retention rates may decrease as a result of a number of factors, including our clients’ satisfaction with our pricing or our solution or their ability to continue their operations or spending levels. If our clients terminate their agreements or do not renew their subscriptions for our solution on similar or more favorable pricing terms, our revenues may decline and our business could suffer.

Additionally, as the market for our solution develop, we may be unable to attract new clients based on the same subscription model we have used historically. Moreover, large or influential financial institution clients may demand more favorable pricing or other contract terms from us. As a result, we may in the future be required to change our pricing model, reduce our prices, or accept other unfavorable contract terms, any of which could adversely affect our risks, revenues, gross profit margin, profitability, financial position, and/or cash flow.

A breach of our security measures or those we rely on could result in unauthorized access to or use of client or their clients’ data, which may materially and adversely impact our reputation, business and results of operations.

Certain elements of our solution, particularly our partnership accounting applications, process and store personally identifiable information, or PII, such as banking and personal information of our clients’ clients, and we may also have access to PII during various stages of the implementation process or during the course of providing client support. Furthermore, as we develop additional functionality, we may gain greater access to PII. We maintain policies, procedures, and technological safeguards designed to protect the confidentiality, integrity, and availability of this information and our information technology systems. However, we cannot entirely eliminate the risk of improper or unauthorized access to or disclosure of PII or other security events that impact the integrity or availability of PII or our systems and operations, or the related costs we may incur to mitigate the consequences from such events. Further, the Enfusion solution is a flexible and complex software solution and there is a risk that configurations of, or defects in, the solution or errors in implementation could create vulnerabilities to security breaches. There may be unlawful attempts to disrupt or gain access to our information technology systems or the PII or other data of our clients or their clients that may disrupt our or our clients’ operations. In addition, because we leverage third-party providers, including cloud, software, co-locate data center, and other critical technology vendors to deliver our solution to our clients and their clients, we rely heavily on the data security technology practices and policies adopted by these third-party providers. A vulnerability in a third-party provider’s software or systems, a failure of our third-party providers’ safeguards, policies or procedures, or a breach of a third-party provider’s software or systems could result in the compromise of the confidentiality, integrity, or availability of our systems or the data housed in our solution.

Cyberattacks and other malicious internet-based activity continue to increase and evolve, and cloud-based providers of products and services have been and are expected to continue to be targeted. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing, employee theft or misuse and denial-of-service attacks, sophisticated criminal networks as well as nation-state and nation-state supported actors now engage in attacks, including advanced persistent threat intrusions. Current or future criminal capabilities, discovery of existing or new vulnerabilities, and attempts to exploit those vulnerabilities or other developments, may compromise or breach our systems or solution. In the event our or our third-party providers’ protection efforts are unsuccessful and our systems or solution are compromised, we could suffer substantial harm. A security breach could result in operational disruptions, loss, compromise or corruption of client or client data or data we rely on to provide our solution. In addition, a security breach may adversely impact our clients’ ability to use our systems to perform their day-to-day functions. Also, our reputation could suffer irreparable harm, causing our current and prospective clients to decline to use our solution in the future. Further, we could be forced to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and protection technologies, and defending against and resolving legal and regulatory claims, all of which could divert resources and the attention of our management and key personnel away from our business operations.

Federal, state and international regulations may require us or our clients to notify individuals of data security incidents involving certain types of personal data or information technology systems. Security compromises experienced by others in our industry, our clients, or us may lead to public disclosures and widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could erode client confidence in the effectiveness of our security measures, negatively impact our ability to attract new clients, cause existing clients to terminate our agreements or elect not to renew or expand their use of our solution, or subject us to third-party lawsuits, regulatory fines, or other actions or liabilities, which could materially and adversely affect our business and results of operations.

In addition, some of our clients contractually require notification of data security compromises and include representations and warranties in their contracts with us that our solution complies with certain legal and technical standards related to data security and privacy and meets certain service levels. In certain of our contracts, a data security compromise or operational disruption impacting us or one of our critical vendors, or system unavailability or damage due to other circumstances, may constitute a material breach and give rise to a client’s right to terminate their contract with us. In these circumstances, it may be difficult or impossible to cure such a breach in order to prevent clients from potentially terminating their contracts with us. Furthermore, although our client contracts typically include limitations on our potential liability, there can be no assurance that such limitations of liability would be adequate. We also cannot be sure that our existing liability insurance coverage and coverage for professional liability and errors or omissions will be available on acceptable terms or will be available in sufficient amounts to cover one or more claims and on the timing in which we need it, or that our insurers will not deny or attempt to deny coverage as to any future claim. The successful assertion of one or more claims against us, the inadequacy or denial of coverage under our insurance policies, litigation to pursue claims under our policies, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or coinsurance requirements, could materially and adversely affect our business and results of operations.

Breaches of our security systems, including unauthorized or improper employee access to client portfolios or other material non-public information, could expose us to losses.

We maintain a system of controls over the physical security of our facilities. We also manage and store various proprietary information and sensitive or confidential data relating to our operations. In addition, we have access to large amounts of data relating to our clients and their investment portfolios, including their trading activity and related strategies. Unauthorized persons or employees may gain access to our facilities or network systems to steal our or our clients’ sensitive, confidential, or other proprietary information, compromise confidential client or company information, create system disruptions, or cause shutdowns. These persons may then use such information for illicit gain, including by trading securities based on such information. These parties may also be able to develop and deploy viruses, worms, and other malicious software programs that disrupt our operations and create security vulnerabilities. Breaches of our physical security and attacks on our network systems, or breaches or attacks on our clients, suppliers, or service partners who have confidential or sensitive information regarding us and our clients and suppliers, could result in significant losses and damage our reputation with clients and suppliers and may expose us to litigation if the confidential information of our clients, suppliers, or employees is compromised. Furthermore, employees with authorized access may abuse and inappropriately utilize their access for unauthorized purposes. The foregoing could have a material adverse effect on our business, results of operations, or financial condition.

Global or regional economic and market conditions may negatively impact our business, financial condition, and results of operations.

Our overall performance depends in part on economic and market conditions, which may remain challenging or uncertain for the foreseeable future. Financial developments seemingly unrelated to us or our industry may adversely affect us. Domestic and international economies have been impacted by threatened sovereign defaults and ratings downgrades, falling demand for a variety of goods and services, restricted credit, threats to major multinational companies, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies and overall uncertainty. These conditions affect the rate of technology spending and could adversely affect our clients' ability or willingness to purchase our cloud-based investment management solution, delay prospective clients' purchasing decisions, reduce the value or duration of their subscriptions, or affect renewal rates, any of which could adversely affect our operating results. We cannot predict the timing, strength, or duration of the economic recovery or any subsequent economic slowdown in the U.S., the market generally or in our industry.

The markets in which we participate are intensely competitive, and pricing pressure, new technologies, or other competitive dynamics could adversely affect our business and operating results.

We currently compete with providers of technology and services in the financial services industry. Certain of our competitors have significantly more financial, technical, marketing, and other resources than we have, may devote greater resources to the promotion, sale and support of their systems than we can, have more extensive client bases and broader client relationships than we have, and have longer operating histories and greater name recognition than we have. In addition, many of our competitors expend a greater amount of funds on research and development.

We may also face competition from other companies within our markets, which may include large established businesses that decide to develop, market, or resell cloud-based investment management solution, acquire one of our competitors, or form a strategic alliance with one of our competitors. In addition, new companies entering our markets or established companies creating or marketing new products may choose to offer cloud-based investment management applications at little or no additional cost to the client by bundling them with their existing applications, including adjacent banking technologies and core processing software. New entrants to the market might also include non-banking providers of payment solutions and other technologies. Competition from these new entrants may make our business more difficult and adversely affect our results.

If we are unable to compete in this environment, sales and renewals of our cloud-based investment management solution could decline and adversely affect our business, operating results, and financial condition. With the introduction of new technologies and potential new entrants into the cloud-based investment management solutions market, we expect competition to intensify in the future, which could harm our ability to increase sales and maintain profitability.

We believe that our industry could experience consolidation, which could lead to increased competition and result in pricing pressure or loss of market share, either of which could have a material adverse effect on our business, limit our growth prospects, or reduce our revenues.

We depend on third-party co-locate facilities, data centers operated by third parties, and third-party Internet service providers, and any disruption in the operation of such facilities or access to the Internet, could adversely affect our business.

We currently serve our clients from two third-party co-locate data center hosting facilities located in Chicago, Illinois and Secaucus, New Jersey and therefore cannot guarantee that our clients' access to our solution will be uninterrupted, error-free, or secure. We may experience service and application disruptions, outages, and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in client usage, and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. We do not control the operation of these data center facilities, and such facilities are vulnerable to damage or interruption from human error, intentional bad acts, power loss, hardware failures, telecommunications failures, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes, or similar catastrophic events. Both we and our service providers also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or terminate our hosting arrangement, or other unanticipated problems could result in lengthy interruptions in the delivery of our solution, cause system interruptions, prevent our clients' account holders from accessing their accounts online, reputational harm and loss of critical data, prevent us from supporting our solution, or cause us to incur additional expense in arranging for new facilities and support.

In addition to third-party co-locate data centers where we host the data, we also depend on third-party data centers that host data on our behalf, and any disruption in the operation of these facilities could impair the delivery of our solution and adversely affect our business. We currently deploy portions of our solution and serve our clients using third-party data center services, such as Google BigQuery. While we typically control and have access to the servers we operate in co-location facilities and the components of our custom-built infrastructure that are located in those co-location facilities, we control neither the operation of these facilities nor our third-party service providers. In the event of significant physical damage to one of these facilities, it may take a significant period of time to achieve full resumption of our services, and our disaster recovery planning may not account for all eventualities. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the third-party data centers that we use.

We also depend on third-party Internet service providers and continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our Internet service or bandwidth providers for any reason or if their services are disrupted, for example due to viruses or denial of service or other attacks on their systems, or due to human error, intentional bad acts, power loss, hardware failures, telecommunications failures, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes, or similar catastrophic events, we could experience disruption in our ability to offer our solution and adverse perception of our solution's reliability, termination of our agreements or we could be required to retain the services of replacement providers, which could increase our operating costs and harm our business and reputation.

Actual or perceived errors or failures in our solution or the implementation or support of our solution may affect our reputation, cause us to lose clients and reduce sales which may harm our business and results of operations and subject us to liability for breach of contract claims.

Because we offer a complex solution and our clients have complex requirements, undetected errors or failures may exist or occur, especially when a client is being onboarded or systems are first introduced or when new versions are released, implemented, or integrated into other systems. Our solution is often installed and used in large-scale computing environments with different operating systems, system management software and equipment and networking configurations, which may cause errors or failures in our solution or may expose undetected errors, failures, defects, bugs, or other performance problems in our solution. Despite testing by us, we may not identify all errors, failures, defects, bugs, or other performance problems in new systems or releases until after commencement of commercial sales or installation. In the past, we have discovered errors, failures, defects, bugs and other performance problems in some of our solution after their introduction. We may not be able to fix errors, failures, defects, bugs and other performance problems without incurring significant costs or an adverse impact to our business and the business of our clients.

We believe that our reputation and name recognition are critical factors in our ability to compete and generate additional sales. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective systems and services. The occurrence or perception of the occurrence of errors in our solution or the detection of bugs by our clients may damage our reputation in the market and our relationships with our existing clients, and as a result, we may be unable to attract or retain clients. Any of these events may result in the loss of, or delay in, market acceptance of our systems and services, which could seriously harm our sales, results of operations and financial condition.

The license and support of our software, including the storing and processing sensitive or confidential client information, creates the risk of significant liability claims against us. Our SaaS arrangements and term licenses with our clients contain provisions designed to limit our exposure to potential liability claims. It is possible, however, that the limitation of liability provisions contained in such agreements may not be enforced as a result of international, federal, state and local laws or ordinances or unfavorable judicial decisions. Breach of warranty or damage liability, or injunctive relief resulting from such claims, could harm our results of operations and financial condition. Furthermore, we may be required to indemnify certain of our clients for losses incurred as a result of such errors.

We have experienced rapid growth, and if we fail to effectively manage our growth, we may be unable to execute our business plan, maintain high levels of service and client satisfaction or adequately address competitive challenges, any of which may materially and adversely affect our business and results of operations.

Our business has recently grown rapidly, which has resulted in a large increase in our employee headcount, expansion of our infrastructure, enhancement of our internal systems and other significant changes and additional complexities. Our total number of employees increased from 296 as of December 31, 2019, to 479 as of December 31, 2020 and to 639 as of June 30, 2021. Managing and sustaining a growing workforce and client base geographically-dispersed in the United States and internationally will require substantial management effort, infrastructure and operational capabilities. To support our growth, we must continue to improve our management resources and our operational and financial controls and systems, and these improvements may increase our expenses more than anticipated and result in a more complex business. We will also have to expand and enhance the capabilities of our sales, relationship management, implementation, client service, research and development and other personnel to support our growth and continue to achieve high levels of client service and satisfaction. Our success will depend on our ability to plan for and manage this growth effectively. If we fail to anticipate and manage our growth or are unable to continue to provide high levels of client service, our reputation, as well as our business and results of operations, could be materially and adversely affected.

Defects, errors, or vulnerabilities in our solution, including failures in connection with client market orders, could harm our reputation, result in significant costs to us, impair our ability to sell our solution and subject us to substantial liability.

Our cloud-based investment management solution is inherently complex and may contain errors, failures, defects, bugs, or other performance problems, particularly when first introduced or as new versions are released. Despite extensive testing, from time-to-

time we have discovered errors, failures, defects, bugs, or other performance problems in our systems. In addition, due to changes in regulatory requirements relating to our clients, we may discover deficiencies in our software processes related to those requirements. Material performance problems or defects in our systems might arise in the future.

Any such errors, failures, defects, bugs, or other performance problems, or disruptions in service to provide bug fixes or upgrades, whether in connection with day-to-day operations or otherwise, could be costly for us to remedy, damage our clients' businesses and harm our reputation. In addition, if we have any such errors, failures, defects, bugs, or other performance problems, our clients could seek to terminate their agreements, elect not to renew their subscriptions, delay or withhold payment or make claims against us. Any of these actions could result in lost business, increased insurance costs, difficulty in collecting our accounts receivable, costly litigation and adverse publicity. Such errors, defects, or other problems could also result in reduced sales or a loss of, or delay in, the market acceptance of our solution.

Moreover, software development is time-consuming, expensive, complex and requires regular maintenance. Unforeseen difficulties can arise including failures in connection with client market orders and failures in delivering software development in a timely manner. If we do not complete our periodic maintenance according to schedule or if clients are otherwise dissatisfied with the frequency and/or duration of our maintenance services, clients could elect not to renew, or delay or withhold payment to us or cause us to issue credits, make refunds, or pay penalties. We might also encounter technical obstacles, and it is possible that we discover problems that prevent our solution from operating properly. If our solution does not function reliably or fail to achieve client expectations in terms of performance, clients could seek to cancel their agreements with us and assert liability claims against us, which could damage our reputation, impair our ability to attract or maintain clients and harm our results of operations.

If we fail to effectively anticipate and respond to changes in the industry in which we operate, our ability to attract and retain clients could be impaired and our competitive position could be harmed.

The financial services industry is subject to rapid change and the introduction of new technologies to meet the needs of this industry will continue to have a significant effect on competitive conditions in our market. If we are unable to successfully expand our product offerings beyond our current solution, our clients could migrate to competitors who may offer a broader or more attractive range of products and services. Unexpected delays in releasing new or enhanced versions of our solution, or errors following their release, could result in loss of sales, delay in market acceptance, or client claims against us, any of which could adversely affect our business. The success of any new system depends on several factors, including timely completion, adequate quality testing and market acceptance. We may not be able to enhance aspects of our solution successfully or introduce and gain market acceptance of new applications or improvements in a timely manner, or at all. Additionally, we must continually modify and enhance our solution to keep pace with changes in software applications, database technology and evolving technical standards and interfaces.

Uncertainties related to our ability to introduce and improve functionality, announcements or introductions of a new or updated solution, or modifications by our competitors could adversely affect our business and results of operations.

Events affecting the investment management industry could materially and adversely affect us and cause our stock price to decline significantly.

Our revenues are diversified across our client base. During the year ended December 31, 2020, no client represented more than 3% of our total net revenues, and our top 10 clients represented approximately 12% of our total net revenues. However, our clients are concentrated within the investment management sector, and any events that have an adverse impact on that sector could materially and adversely affect us. Furthermore, our clients operate in the volatile global financial markets and are influenced by a number of factors outside of their control, including rising interest rates, inflation, the availability of credit, issues with sovereign and large institutional obligors, changes in laws and regulations, terrorism and political unrest or uncertainty, among others. As a result, any of our clients may go out of business unexpectedly. In addition, these clients may decide to no longer use our products and services for other reasons which may be out of our control. The loss of or events affecting any one or more of these clients could materially and adversely affect us and cause our stock price to decline significantly.

We and our clients leverage third-party software, content, connectivity and services for use with our solution. Performance issues, errors and defects, or failure to successfully integrate or license necessary third-party software, content, connectivity, or services, could cause delays, errors, or failures of our solution, cause reputational harm, increases in our expenses and reductions in our sales, each of which could materially and adversely affect our business and results of operations.

We and our clients use software and content licensed from, and services provided by, a variety of third parties in connection with the operation of our solution. Any errors, failures, defects, bugs, or other performance problems in third-party software, content, or services could result in errors or a failure of our solution, which could adversely affect our business and results of operations. In the future, we might need to license other software, content, or services to enhance our solution and meet evolving client demands and requirements. Any limitations in our ability to use third-party software, content or services could significantly increase our expenses and otherwise result in delays, a reduction in functionality or errors or failures of our solution until equivalent technology or content is either developed by us or, if available, identified, obtained through purchase or license and integrated into our solution. In addition, third-party licenses may expose us to increased risks, including risks associated with the integration of new technology, the diversion of resources from the development of our own proprietary technology, and our inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs, all of which may increase our expenses and materially and adversely affect our business and results of operations.

Our international operations may fail and we may fail to successfully expand internationally. In addition, sales to clients outside the United States or with international operations expose us to risks inherent to international businesses, which may include adverse impacts arising out of international regulatory changes.

Our international revenues represented approximately 32% and approximately 30% of our total net revenues for the fiscal years ended December 31, 2020 and 2019, respectively. A key element of our growth strategy is to further expand our international operations and worldwide client base. We have begun expending significant resources to build out our sales and professional services organizations outside of the United States, and we may not realize a suitable return on this investment in the near future, if at all. We have limited operating experience in international markets, and we cannot assure you that our international expansion efforts will be successful. Our experience in the United States may not be relevant to our ability to expand in any international market.

Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks that are different from those in the United States. Export control regulations in the United States may increasingly be implicated in our operations as we expand internationally. These regulations may limit the export of our solution and provision of our solution outside of the United States, or may require export authorizations, including by license, a license exception or other appropriate government authorizations, including annual or semi-annual reporting and the filing of an encryption registration. Changes in export or import laws, or corresponding sanctions, may delay the introduction and sale of our solution in international markets, or, in some cases, prevent the export or import of our solution to certain countries, regions, governments, persons or entities altogether, which could adversely affect our business, financial condition and results of operations.

We are also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act, or the FCPA, and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering or providing improper payments or benefits to officials and other recipients for improper purposes. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.

In addition, we face risks in doing business internationally that could adversely affect our business, including:

●	unanticipated costs;
●	the need to localize and adapt our solution for specific countries;
●	complying with varying and sometimes conflicting data privacy laws and regulations;
●	difficulties in staffing and managing foreign operations, including employment laws and regulations;
●	unstable regional, economic or political conditions, including trade sanctions, political unrest, terrorism, war, health and safety epidemics (such as the COVID-19 pandemic) or the threat of any of these events;
●	different pricing environments, longer sales cycles and collections issues;
●	new and different sources of competition;
●	weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights outside of the United States;
●	laws and business practices favoring local competitors;
●	operational and compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax and anti-bribery laws and regulations and difficulties understanding and ensuring compliance with those laws by both our employees and our service partners, over whom we exert no control;

●	increased financial accounting and reporting burdens and complexities;
●	restrictions on the transfer of funds; and
●	differing and potentially adverse tax consequences.

The occurrence or impact of any or all of the events described above could materially and adversely affect our international operations, which could in turn materially and adversely affect our business, financial condition and results of operations.

Our ability to sell our solution is dependent on the quality of our personnel and technical support services, and the failure of us to attract and retain quality personnel or provide high-quality managed services or technical support could damage our reputation and adversely affect our ability to sell our solution to new clients and retain existing clients or renew agreements with our existing clients.

Our revenues and profitability depend on the reliability and performance of our services and support. If our services or support are unavailable, or clients are dissatisfied with our performance, we could lose clients, our revenues and profitability would decrease, and our business operations or financial position could be harmed. In addition, the software and workflow processes that underlie our ability to deliver our solution has been developed primarily by our own employees and consultants. Malfunctions in the software we use or human error could result in our inability to provide our solution or underlying systems or cause unforeseen technical problems. If we incur significant financial commitments to our clients in connection with our failure to meet service level commitment obligations, we may incur significant liability and our liability insurance and revenue reserves may not be adequate. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our clients and could consequently impair our ability to obtain and retain clients, which would adversely affect both our ability to generate revenues and our operating results or entitle the client to a related fee credit.

If we do not effectively assist our clients in implementing our solution, succeed in helping our clients quickly resolve post-implementation issues, and provide effective ongoing support, our ability to retain or sell additional systems and services to existing clients would be adversely affected and our reputation with potential clients could be damaged. Since we believe that the implementation experience is vital to retaining clients or encouraging referrals, our ability to provide predictable delivery results and product expertise is critical to our ability to retain or renew agreements with our existing clients or receive referrals for new clients.

Once our solution is implemented and integrated with our clients’ existing IT investments and data, our clients may depend on our technical support services and/or the support of service partners to resolve any issues relating to our solution. High-quality support is critical for the continued successful marketing and sale of our solution and the retention and renewal of contracts. In addition, as we continue to expand our operations internationally, our support organization will face additional challenges, including those associated with delivering support, training and documentation in languages other than English. Many enterprise clients require higher levels of support than smaller clients. If we fail to meet the requirements of our larger clients, it may be more difficult to sell additional systems and services to these clients, a key group for the growth of our revenues and profitability. In addition, as we further expand our SaaS solution, our services and support organization will face new challenges, including hiring, training and integrating a large number of new services or support personnel with experience in delivering high-quality support for our solution. Alleviating any of these problems could require significant expenditures which could adversely affect our results of operations and growth prospects. Our failure to maintain high-quality implementation and support services could have a material adverse effect on our business, results of operations, financial condition and growth prospects.

If we fail to identify, attract and retain additional qualified personnel with experience in designing, developing, and managing cloud-based software, as well as personnel who can successfully implement, support, or provide our solution, we may be unable to grow our business as expected.

To execute our business strategy and continue to grow our solution, we must identify, attract and retain highly qualified personnel. We compete with many other companies for a limited number of software developers with specialized experience in designing, developing, and managing cloud-based and/or financial software, as well as for skilled developers, engineers and information technology and operations professionals who can successfully implement and deliver our solution. Many of the companies with which we compete for experienced personnel have greater resources than we have. As we continue to focus on growing our solution, we may experience difficulty in finding, hiring and retaining highly skilled employees with appropriate qualifications which may, among other things, impede our ability to grow our solution. If we are not successful in finding, attracting, and retaining the professionals we need, we may be unable to execute our business strategy which could have a material adverse effect on our results of operations, financial condition and growth prospects.

If we are unable to retain our personnel and hire and integrate additional skilled personnel, we may be unable to achieve our goals and our business will suffer.

Our future success depends upon our ability to continue to attract, train, integrate and retain highly skilled employees, particularly those on our management team, including Thomas Kim, our Chief Executive Officer, and our sales and marketing personnel, SaaS operations personnel, services personnel and software engineers. Additionally, our stakeholders increasingly expect us to have a culture that embraces diversity and inclusion in the workplace. Our inability to attract and retain diverse and qualified personnel, or delays in hiring required personnel, including delays due to COVID-19, may seriously harm our business, results of operations and financial condition. If U.S. immigration policy related to skilled foreign workers were materially adjusted, such a change could hamper our efforts to hire highly skilled foreign employees, including highly specialized engineers, which would adversely impact our business.

Our executive officers and other key employees are generally employed on an at-will basis, which means that these personnel could terminate their relationship with us at any time. The loss of any member of our senior management team could significantly delay or prevent us from achieving our business and/or development objectives, and could materially harm our business.

We face competition for qualified individuals from numerous software and other technology companies. Further, significant amounts of time and resources are required to train technical, sales, services and other personnel. We may incur significant costs to attract, train and retain such personnel, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment after recruiting and training them.

Also, to the extent that we hire personnel from competitors, we may be subject to allegations that such personnel have been improperly solicited or have divulged proprietary or other confidential information. In addition, we have a limited number of salespeople and the loss of several salespeople within a short period of time could have a negative impact on our sales efforts. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, or we may be required to pay increased compensation in order to do so.

Our ability to expand geographically depends, in large part, on our ability to attract, retain and integrate managers to lead the local business and employees with the appropriate skills. Similarly, our profitability depends on our ability to effectively utilize personnel with the right mix of skills and experience to perform services for our clients, including our ability to transition employees to new assignments on a timely basis. If we are unable to effectively deploy our employees globally on a timely basis to fulfill the needs of our clients, our reputation could suffer and our ability to retain existing clients or attract new clients may be harmed.

Because of the technical nature of our solution and the dynamic market in which we compete, any failure to attract, integrate and retain qualified sales, services and product development personnel, as well as our contract workers, could harm our ability to generate sales or successfully develop new systems and services and enhancements of our existing solution.

We depend on our senior management team and other key personnel, and we could be subject to substantial risk of loss if any of them terminate their relationship with us.

We depend on the efforts, relationships and reputations of our senior management team and other key personnel, in order to successfully manage our business. We believe that success in our business will continue to be based upon the strength of our intellectual capital. The loss of the services of any member of our senior management team or of other key personnel could have a material adverse effect on our results of operations, financial condition or business.

If we fail to expand our sales and marketing efforts and if we are unable to successfully develop of our sales team, including if we fail to expand of our strategic partner relationships, sales of our solution will suffer, which may adversely affect the results of our operations.

Increasing our client base and achieving broader market acceptance of our cloud-based investment management solution will depend on our ability to expand our sales and marketing organizations and their abilities to obtain new clients and sell additional systems and services to existing clients. We believe there is significant competition for direct sales professionals with the skills and knowledge that we require, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future. Our ability to achieve significant future revenue growth will depend on our success in recruiting, training and retaining a sufficient number of direct sales professionals. New hires require significant training and time before they become fully productive and may not become as productive as quickly as we anticipate, if at all. As a result, the cost of hiring and carrying new representatives cannot be offset by the revenues they produce for a significant period of time. Our growth prospects will be harmed if our efforts to expand, train and retain our direct sales team do not generate a corresponding significant increase in revenues. Additionally, if we fail to sufficiently invest in our marketing programs or they are unsuccessful in creating market awareness of our company and solution, our business may be harmed and our sales opportunities limited.

In addition to our direct sales team, we also extend our sales distribution through informal relationships with referral partners. While we are not substantially dependent upon referrals from any partner, our ability to achieve significant revenue growth in the future will depend upon continued referrals from our partners and growth of the informal network of our referral partners. We cannot be certain that these partners will prioritize or provide adequate resources for promoting our solution or that we will be successful in maintaining, expanding or developing our relationships with referral partners. If we are unable to devote sufficient time and resources to establish and educate the members of our informal referral network regarding the benefits of our solution, or if we are unable to maintain successful relationships with them, we may lose sales opportunities and our revenues could suffer.

If we fail to effectively train our clients for use of our solution and fail to provide high-quality client support, our business and reputation would suffer.

Effective client training on the Enfusion solution and high-quality, ongoing client support are critical to the successful marketing, sale and adoption of our solution and for the retention and renewal of existing client contracts. As we grow our client base, we will need to further invest in and expand our client support and training organization, which could strain our team and infrastructure and reduce profit margins. If we do not help our clients adopt our solution, quickly resolve any post-implementation matters, and provide effective ongoing client support and training, our ability to expand sales to existing and future clients and our reputation would be adversely affected.

If we are unable to effectively integrate our solution with other systems used by our clients, or if there are performance issues with such third-party systems, our solution will not operate effectively and our business and reputation will be adversely affected.

The Enfusion solution integrates with other third-party systems used by our clients. We do not have formal arrangements with many of these third-party providers regarding the delivery and receipt of client data. If we are unable to effectively integrate with third-party systems, our clients’ operations may be disrupted, which may result in disputes with clients, negatively impact client satisfaction and harm our business. If the software of such third-party providers has performance or other problems, such issues may reflect poorly on us and the adoption and renewal of our solution, and our business and reputation may be harmed.

Our sales cycle and related client implementation, especially with regard to large financial institutions and other institutional or complex client profiles, can be lengthy and variable, depend upon factors outside our control, and could cause us to expend significant time and resources.

The timing of our sales is difficult to predict. Our sales efforts involve educating prospective clients about the use, technical capabilities and benefits of our products and services. Prospective clients may undertake a prolonged product-evaluation process. We may face significant costs, long sales cycles and inherent unpredictability in completing client sales. A prospective client’s decision to purchase our solution may be an enterprise-wide decision and, if so, may require us to educate a significant number of people within the prospective client’s organization regarding the use and benefits of our solution. In addition, prospective clients may require customized features and functions unique to their business process and may require acceptance testing related to those unique features. As a result of these factors, we may be required to devote greater sales support and services resources to a number of individual prospective clients, increasing costs and time required to complete sales and diverting our sales and services resources to a smaller number of clients, while delaying revenues from other potential new clients until the sales cycle has been completed and the criteria for revenue recognition have been met.

The market data and forecasts included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at similar rates, or at all.

The third-party market data and forecasts included in this prospectus, as well as our internal estimates and research, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, although we have no reason to believe such information is not correct and we are in any case responsible for the contents of this prospectus. If the forecasts of market growth, anticipated spending or predictions regarding market size prove to be inaccurate, our business and growth prospects could be adversely affected. Even if all or some of the forecasted growth occurs, our business may not grow at a similar rate, or at all. Our future growth is subject to many factors, including our ability to successfully implement our business strategy, which itself is subject to many risks and uncertainties. The reports described in this prospectus speak as of their respective publication dates and the opinions expressed in such reports are subject to change. Accordingly, investors in our Class A common stock are urged not to put undue reliance on such forecasts and market data.

Natural or man-made disasters outside of our control and other similar events, including the COVID-19 pandemic, may significantly disrupt our business, and negatively impact our business, financial condition and results of operations.

Our operating facilities and infrastructure, including our co-located data centers, may be harmed or rendered inoperable by natural or man-made disasters, including hurricanes, tornadoes, wildfires, floods, earthquakes, nuclear disasters, acts of terrorism or other criminal activities, infectious disease outbreaks or pandemic events, including the COVID-19 pandemic, power outages and other infrastructure failures, which may render it difficult or impossible for us to operate our business for some period of time. Our facilities would likely be costly to repair or replace, and any such efforts would likely require substantial time. Any disruptions in our operations could adversely affect our business and results of operations and harm our reputation. Moreover, although we have disaster recovery plans, they may prove inadequate. We may not carry sufficient business insurance to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on our business and results of operations. In addition, the facilities of our third-party providers may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or otherwise materially and adversely affect our business. Additionally, to the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this ‘‘Risk Factors’’ section, such as our ability to maintain profitability in the future, our ability to attract new clients or continue to broaden our existing clients’ use of our solution and the impact of any decrease in technology spend by clients and potential clients in the financial services industry where we derive all of our revenues.

Interruptions in the availability of server systems or network or communications with Internet, third-party hosting facilities or cloud-based services, interruptions in the third-party connections utilized by our clients, or failure to maintain the security, confidentiality, accessibility, or integrity of data stored on such systems, could harm our business or impair the delivery of our solution.

A significant portion of our software development personnel, source code and computer equipment is located at operating facilities within the United States. Certain of our internal operating systems depend on data maintained on servers running third-party enterprise resource planning, account relationship management and other business operations systems. We further rely upon a variety of Internet service providers, third-party hosting facilities and cloud computing platform providers, as well as local service providers to support project teams and users in most regions and countries throughout the world, particularly with respect to our cloud service solution. Failure to maintain the security, confidentiality, accessibility, or integrity of data stored on such systems could damage our reputation in the market and our relationships with our accounts, cause us to lose revenues or market share, increase our service costs, cause us to incur substantial costs, cause us to lose accounts, subject us to liability for damages and divert our resources from other tasks, any one of which could adversely affect our business, financial condition, results of operations and prospects. Any damage to, or failure of, such systems, or communications to and between such systems, could result in interruptions in our operations, managed services and software development activities. Such interruptions may reduce our revenues, delay billing, cause us to issue credits or pay penalties, cause accounts to terminate their subscriptions or adversely affect our attrition rates and our ability to attract new accounts. Our business would also be harmed if our accounts and potential accounts believe our products or services are unreliable. In light of our status as a critical system for our clients, service disruptions could impact their ability to operate, and in some cases, may inhibit their ability to trade.

Failure of any of our established systems to satisfy client demands or to maintain market acceptance would harm our business, results of operations, financial condition and growth prospects.

We derive a significant majority of our revenues and cash flows from our established solution and expect to continue to derive a substantial portion of our revenues from this source. As such, continued market acceptance of our solution and underlying systems is critical to our growth and success. Demand for our solution is affected by a number of factors, some of which are beyond our control, including the successful implementation of our solution, the timing of development and release of new enhancements and upgrades by us and our competitors, technological advances which reduce the appeal of our solution, changes in regulations that our clients must comply with in the jurisdictions in which they operate and the growth or contraction in the worldwide market for technological solutions for the investment management industry. If we are unable to continue to meet client demands, to achieve and maintain a technological advantage over competitors, or to maintain market acceptance of our solution, our business, results of operations, financial condition and growth prospects would be adversely affected.

We may have to invest more resources in research and development than anticipated and our research and development efforts or spend may prove fruitless or be unsuccessful, which could increase our operating expenses and negatively affect our results of operations.

We devote substantial resources to research and development. New competitors, technological advances in the software industry or by competitors, our acquisitions, our entry into new markets or client segments, or other competitive factors may require us to invest significantly greater resources than we anticipate. If we are required to invest significantly greater resources than anticipated without a corresponding increase in revenues, our results of operations could decline. Additionally, our periodic research and development expenses may be independent of our level of revenues, which could negatively impact our financial results.

Further, technology for which we spend a significant amount of time and resources on in our research and development may prove to be less marketable than we expect, if at all. There can be no guarantee that our research and development investments will result in products or enhancements that create additional revenues.

If we are unable to develop, introduce and market new and enhanced versions of our solution or are unable to anticipate or respond to evolving technological requirements, we may be put at a competitive disadvantage and our operating results could be adversely affected.

Our ability to increase revenues will depend, in large part, on our ability to further penetrate our existing markets and to attract new clients, as well as our ability to increase sales from existing clients who do not utilize the full Enfusion solution. The success of any enhancement or new systems or service depends on several factors, including the timely completion, introduction and market acceptance of enhanced or new system, adaptation to new industry standards and technological changes, the ability to maintain and to develop relationships with third parties, and the ability to attract, retain and effectively train sales and marketing personnel. Any new systems we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the market acceptance necessary to generate significant revenues. Any new industry standards or practices that emerge, or any introduction by competitors of new solutions embodying new services or technologies, may cause our solution to become obsolete. Any new markets in which we attempt to sell our solution, including new countries or regions, may not be receptive or implementation may be delayed due to the COVID-19 pandemic. Additionally, any expansion into new markets will require commensurate ongoing expansion of our monitoring of local laws and regulations, which increases our costs as well as the risk of our solution not incorporating in a timely fashion or at all due to a failure of our solution to comply with such local laws or regulations. Our ability to further penetrate our existing markets depends on the quality of our solution and our ability to design our solution to meet changing consumer demands and industry standards, as well as our ability to assure that our clients will be satisfied with our existing and new systems. If we are unable to sell our solution into new markets or to further penetrate existing markets, or to increase sales from existing clients by expanding their relationship with us, our revenues will not grow as expected, which would have a material adverse effect on our business, financial condition and results of operations.

Our corporate culture has contributed to our success, and if we cannot maintain it as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business may be adversely affected.

We believe our corporate culture is one of our fundamental strengths, as we believe it enables us to attract and retain top talent and deliver superior results for our clients. As we grow, we may find it difficult to preserve our corporate culture, which could reduce our ability to innovate and operate effectively. In turn, the failure to preserve our culture could negatively affect our ability to attract, recruit, integrate and retain employees, continue to perform at current levels, and effectively execute our business strategy. Furthermore, our growth may require us to develop a more hierarchal structure, which may impact our ability to operate swiftly and efficiently.

We may acquire or invest in companies, or pursue business partnerships, which may divert our management’s attention or result in dilution to our stockholders, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, investments or partnerships.

From time to time, we consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, solutions and other assets. We also may enter into relationships with other businesses to expand our solution, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing, or investments in other companies. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may be subject to approvals that are beyond our control. In addition, do not have any experience in acquiring other businesses. If an acquired business fails to meet our expectations, our operating results, business and financial position may suffer. We may not be able to find and identify desirable acquisition targets, we may incorrectly estimate the value of an acquisition target, and we may not be successful in entering into an agreement with any particular target. If we are successful in acquiring additional businesses, we may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

●	our inability to integrate or benefit from acquired technologies or services;
●	unanticipated costs or liabilities associated with the acquisition;
●	incurrence of acquisition-related costs;

●	difficulty integrating the technology, accounting systems, operations, control environments and personnel of the acquired business and integrating the acquired business or its employees into our culture;
●	difficulties and additional expenses associated with supporting legacy solutions and infrastructure of the acquired business;
●	diversion of management’s attention and other resources;
●	additional costs for the support or professional services model of the acquired company;
●	adverse effects to our existing business relationships with service partners and clients;
●	the issuance of additional equity securities that could dilute the ownership interests of our stockholders;
●	incurrence of debt on terms unfavorable to us or that we are unable to repay;
●	incurrence of substantial liabilities;
●	difficulties retaining key employees of the acquired business; and
●	adverse tax consequences, substantial depreciation or deferred compensation charges.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

Financial and Accounting Related Risks

Our revenue recognition and other factors may create volatility in our financial results in any given period and make them difficult to predict.

As described in our consolidated financial statements for the years ended December 31, 2020 and 2019 included elsewhere in this prospectus, we adopted ASC 606 effective January 1, 2019. A vast majority of our client contracts have a 30 day opt-out clause that allows clients to terminate utilizing our platform without penalty. The adoption of the ASC 606 policy did not have significant impact on the recognition of revenues from these contracts.

The increasing diversity of our contracts creates the likelihood for subscriptions revenues volatility to increase across quarterly periods. Annual and trailing twelve-months subscription revenues will be more consistent between periods, and as compared to contracts that allow for a 30 day termination, due to the annual, recurring nature of our subscription agreements. However, annual results are still subject to volatility due to the timing of renewals between periods, timing of new sales contracts, changes in contract term and length, changes in license sales and conversion of existing subscription users to other commercial offerings.

Regardless of the term of these contracts, revenues are generally billed one month in arrears based on utilization of the different attributes of platform so while utilization can be very predictable for certain aspects such as user fees, connectivity fees, market data fees, and technology-powered services fees, other aspects such as OEMS are based on actual utilization of connections, which can be cancelled or reduced month to month.

We derive substantially all of our revenues from clients in the financial services industry and any downturn or consolidation in the financial services industry, regulatory changes concerning financial technology providers, or unfavorable economic conditions affecting regions in which a significant portion of our clients are concentrated or segments of potential clients on which we focus, could harm our business.

All of our revenues are derived from participants in the financial services industry. These participants have experienced significant pressure in recent years due to economic uncertainty, liquidity concerns and increased regulation. In recent years, many financial institutions have failed, merged or been acquired and failures and consolidations are likely to continue. Further, if our clients merge with or are acquired by other entities such as financial institutions that have in-house developed virtual investment management solutions or that are not our clients or use fewer of our systems, our clients may discontinue, reduce or change the terms of their use of our solution. It is also possible that the larger financial institutions that result from mergers or consolidations could have greater leverage in negotiating terms with us or could decide to replace some or all of our solution. In addition, any downturn in the financial services industry may cause our clients to reduce their spending on cloud-based investment management solutions or to seek to terminate or renegotiate their contracts with us. Any of these developments could have an adverse effect on our business, results of operations and financial condition.

Our ability to raise capital in a timely manner if needed in the future may be limited, or such capital may be unavailable on acceptable terms, if at all. Our failure to raise capital if needed could adversely affect our business and results of operations, and any debt or equity issued to raise additional capital may reduce the value of our Class A common stock.

We have funded our operations since inception primarily through receipts generated from clients and revenue sharing arrangements. We cannot be certain if our operations will continue to generate sufficient cash to fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business and may require additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could adversely affect our business and results of operations. Under our credit facility, our existing lenders have rights senior to the holders of Class A common stock to make claims on our assets, the terms of credit facility restrict our operations, and we may be unable to service or repay this debt. In addition, if we incur additional debt, the lenders would also have rights senior to holders of Class A common stock to make claims on our assets, the terms of any debt could further restrict our operations and we may be unable to service or repay such additional debt. Furthermore, if we issue additional equity securities, stockholders may experience dilution, and the new equity securities could have rights senior to those of our Class A common stock. Because our decision to issue securities in a future offering will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the impact any future incurrence of debt or issuance of equity securities will have on us. Any future incurrence of debt or issuance of equity securities could adversely affect the value of our Class A common stock.

The phase-out of the London Interbank Offered Rate, or LIBOR, or the replacement of LIBOR with a different reference rate, may adversely affect interest rates.

Borrowings under our credit facility bear interest at a rate determined using LIBOR as the reference rate. On July 27, 2017, the Financial Conduct Authority (the authority that regulates LIBOR) announced that it would phase out LIBOR by the end of 2021. On March 5, 2021, ICE Benchmark Administration Limited, the authorized administrator of LIBOR, announced its intention to cease the publication of the one week and two month USD LIBOR after December 31, 2021 and the overnight and twelve month after June 30, 2023. The Alternative Reference Rates Committee has proposed the Secured Overnight Financing Rate, or SOFR, as its recommended alternative to LIBOR, and the Federal Reserve Bank of New York began publishing SOFR rates in April 2018. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. We are evaluating the potential impact of the eventual replacement of the LIBOR benchmark interest rate, including the possibility of SOFR as the dominant replacement. Introduction of an alternative rate also may introduce additional basis risk for market participants as an alternative index is utilized along with LIBOR. There can be no guarantee that SOFR will become widely used and that alternatives may or may not be developed with additional complications.  This could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects. We cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative rates or benchmarks, such as SOFR. Furthermore, we may need to renegotiate our credit facility or incur other indebtedness, and changes in the method of calculating LIBOR, or the use of an alternative rate or benchmark, may negatively impact the terms of such indebtedness.

Amendments to existing tax laws, rules, or regulations or enactment of new unfavorable tax laws, rules, or regulations could have an adverse effect on our business and operating results.

The Tax Cuts and Jobs Act made a number of significant changes to the U.S. federal income tax rules, including reducing the generally applicable corporate tax rate from 35% to 21%, imposing additional limitations on the deductibility of interest, placing limits on the utilization of net operating losses and making substantial changes to the international tax rules. Many of the provisions of the Tax Cuts and Jobs Act still require guidance through the issuance and/or finalization of regulations by the U.S. Treasury, and there may be substantial delays before such regulations are promulgated and/or finalized, increasing the uncertainty as to the ultimate effect of the Tax Cuts and Jobs Act on us and our stockholders. There also may be technical corrections legislation or other legislative changes proposed with respect to the Tax Cuts and Jobs Act, the effect of which cannot be predicted and may be adverse to us or our stockholders. In addition, the U.S. Treasury Department has proposed significant changes to the current U.S. federal income tax rules applicable to domestic corporations, including an increase in the generally applicable corporate tax rate from 21% to 28% and certain increases in tax rates applicable to foreign earnings. If any or all of these (or similar) proposals are ultimately enacted into law, in whole or in part, they could have a negative impact on our effective tax rate. It cannot be predicted whether or when tax laws, regulations and rulings may be enacted, issued, or amended that could materially and adversely impact our financial position, results of operations, or cash flows.

Our estimates of certain operational metrics, as well as of total addressable market and market growth, are subject to inherent challenges in measurement.

We make certain estimates with regard to certain operational metrics which we track using internal systems that are not independently verified by any third party. While the metrics presented in this prospectus are based on what we believe to be reasonable assumptions and estimates, our internal systems have a number of limitations, and our methodologies for tracking these metrics may change over time. Additionally, total addressable market and growth estimates are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Our estimates relating to size and expected growth of our market may prove to be inaccurate. Even if the market in which we compete meets our size and growth estimates, our business could fail to grow at similar rates. If investors do not perceive our estimates of total addressable market and market growth or our operational metrics to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, and our results of operations and financial condition could be adversely affected.

We are subject to certain restrictive covenants under agreements relating to our indebtedness. In addition, substantially all of our assets, including our intellectual property, are pledged as collateral to secure such indebtedness.

Our credit facility contains a number of restrictive covenants which, among other things, require us to maintain specified financial ratios and impose certain limitations on us with respect to investments, asset sales, additional indebtedness, dividends, distributions, guarantees, liens and encumbrances. Our ability to meet these financial ratios can be affected by operating performance or other events beyond our control, and we cannot assure you that we will meet those ratios. Certain events of default under our credit facility could allow the lenders to declare all amounts outstanding to be immediately due and payable and, therefore, could have a material adverse effect on our business.

We have pledged substantially all of our assets, including our intellectual property, in support of the credit facility. If we were unable to repay the amounts due under our credit facility or fail to cure any breach of the covenants contained thereunder, our lenders could proceed against the collateral granted to them to secure such indebtedness.

Our obligations to issue Class A common stock to former holders of Award Units under our former Change in Control Bonus Plan could expose us to a variety of risks and will cause us to recognize significant stock-based compensation expense that will substantially impact our net income in the near term.

We previously adopted a Change in Control Bonus Plan, which provided for the payment of cash amounts to certain eligible employees upon the occurrence of a change in control of our company. The aggregate amount of payment that could have been made to all participants under the Change in Control Bonus Plan may have been as much as 18% of the gross consideration received by us or our stockholders in a change in control transaction. As described in “Executive Compensation—Change in Control Bonus Plan” below, the board of managers of Enfusion Ltd. LLC has elected to terminate the Change in Control Bonus Plan (and all Award Units issued thereunder) effective following effectiveness of the registration statement to which this prospectus is a part. The value, based on our valuation in this offering, of all Award Units that are vested at effectiveness of the registration statement to which this prospectus is a part and Award Units that would vest within one year thereafter will be paid to participants in the Change in Control Bonus Plan in the form of vested shares of Class A common stock between the first and second anniversaries of such date of effectiveness. Based upon an assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, we will issue up to approximately                shares of Class A common stock to former holders of Award Units in satisfaction of the obligations described above. Each $1.00 increase or decrease in the assumed initial public offering price of $        per share would increase or decrease, as applicable, the number of shares of Class A common stock that we would be obligated to issue to former holders of Award Units as described above by approximately               shares. As of this offering, and based on an assumed initial public offering price of $        per share, the number of shares to be issued between the first and second anniversaries of effectiveness of the registration statement to which this prospectus is a part in satisfaction of the obligations described above will increase the aggregate number of outstanding shares of our Class A common stock and Class B common stock outstanding by approximately      %, resulting in significant dilution to holders of our capital stock. Any such issuance, or the fact of any such impending issuance, may adversely impact the market price of our Class A common stock.

We estimate that our tax withholding obligations in connection with the issuance of such shares would be approximately $         million if the value of our Class A common stock at the time of issuance is the same as the assumed initial public offering price of $           per share. The amount of these obligations could be higher or lower depending on the value of our Class A common stock at the time of issuance of these shares and the applicable tax withholding rates. We may satisfy our tax withholding obligations in connection with the issuance of such shares of Class A common stock, in whole or in part, in a variety of ways, including (but not limited to) (i) by withholding from such shares a number of shares with a value (as of the date the withholding is effected) that would satisfy the withholding amount due or (ii) through a “sell to cover” arrangement whereby a certain number of shares would be sold into the market with proceeds from such sale remitted to us in an amount that would satisfy the withholding amount due. We may raise the cash required to satisfy our withholding obligations in other ways, including through the issuance of additional equity or debt.  See the risk factor titled “Future offerings of debt or equity securities by us may materially and adversely affect the market price of our Class A common stock” for a discussion of related risks. At the time of the offering, we will have an initial withholding tax obligation of approximately $         to satisfy federal payroll taxes, which we plan to satisfy with proceeds from this offering.

The issuance of shares of our Class A common stock in satisfaction of our obligations to former participants in the Change in Control Bonus Plan will result in significant stock-based compensation expense. At the time of the offering, we expect to recognize stock-based compensation expense of approximately $         million (based upon an assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus) in connection with the future issuance of shares of Class A common stock to former holders of Award Units under our former Change in Control Bonus Plan. Each $1.00 increase or decrease in the assumed initial public offering price of $        per share would increase or decrease, as applicable, this estimated stock-based compensation expense by approximately $           . These non-cash charges do not impact our revenues or Adjusted EBITDA; however, they will have a direct and substantial adverse impact on our net income for the periods in which we issue such shares. We will also have stock-based compensation expense in connection with the restricted stock units that will be granted in connection with this offering, as described in “Executive Compensation—IPO Equity Grants”, which expense will be recognized in future periods based on vesting. The impact of these equity-related matters on our net income may adversely affect the trading price of our Class A common stock.

Risks Related to Intellectual Property

If we are unable to protect our intellectual property, including trade secrets, or if we fail to enforce our intellectual property rights, our business could be adversely affected.

Our success depends upon our ability to protect our intellectual property, which may require us to incur significant costs. We have developed much of our intellectual property internally, and we rely on a combination of confidentiality obligations in contracts, copyrights, trademarks, service marks, trade secret laws and other contractual restrictions to establish and protect our intellectual property and other proprietary rights. In particular, we enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have business relationships in which they will have access to our confidential information. We also rely upon licenses to intellectual property from third parties. No assurance can be given that these agreements or other steps we take to protect our intellectual property or the third-party intellectual property used in our solution will be effective in controlling access to and distribution of our solution and our confidential and proprietary information. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized uses of our intellectual property.

Despite our precautions, it may be possible for third parties to copy our solution and use information that we regard as proprietary to create solutions and services that compete with ours. Third parties may also independently develop technologies that are substantially equivalent to our solution. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our solution may be unenforceable under the laws of certain jurisdictions.

In some cases, litigation may be necessary to enforce our intellectual property rights or to protect our trade secrets. Litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights and exposing us to significant damages or injunctions. Our inability to protect our intellectual property against unauthorized copying or use, as well as any costly litigation or diversion of our management's attention and resources, could delay sales or the implementation of our solution, impair the functionality of our solution, delay introductions of new systems, result in our substituting less-advanced or more-costly technologies into our solution or harm our reputation. In addition, we may be required to license additional intellectual property from third parties to develop and market new systems, and we cannot assure you that we could license that intellectual property on commercially reasonable terms or at all.

Despite our efforts to protect our proprietary technology and trade secrets, unauthorized parties may attempt to misappropriate, reverse engineer, or otherwise obtain and use them. In addition, others may independently discover our trade secrets, in which case we would not be able to assert trade secret rights, or develop similar technologies and processes. Further, the contractual provisions that we enter into may not prevent unauthorized use or disclosure of our proprietary technology or intellectual property rights and may not provide an adequate remedy in the event of unauthorized use or disclosure of our proprietary technology or intellectual property rights. Moreover, policing unauthorized use of our technologies, trade secrets and intellectual property is difficult, expensive and time-

consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. We may be unable to determine the extent of any unauthorized use or infringement of our solution, technologies or intellectual property rights. If we are unable to protect our intellectual property, our business could be adversely affected.

Claims or assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and substantially harm our business and results of operations.

Vigorous protection and pursuit of intellectual property rights has resulted in protracted and expensive litigation for many companies in the technology industry. Although claims of this kind have not materially affected our business to date, there can be no assurance such claims will not arise in the future. Any claims or proceedings against us, regardless of whether meritorious, could be time consuming, result in costly litigation, require significant amounts of management time, result in the diversion of significant operational resources, or require us to enter into royalty or licensing agreements, any of which could harm our business, financial condition and results of operations.

Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we will be successful in defending ourselves against intellectual property claims. In addition, we may not be able to effectively use our intellectual property portfolio to assert defenses or counterclaims in response to copyright, patent and trademark infringement claims or litigation, as well as claims for trade secret misappropriation and unfair competition, brought against us by third parties.

Many potential litigants have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing certain systems or performing certain services. We might also be required to seek a license and pay royalties for the use of such intellectual property, which may not be available on commercially acceptable terms or at all. Alternatively, we may be required to develop non-infringing technology, which could require significant effort and expense and may ultimately not be successful.

If our solution infringes on the intellectual property rights of others, we may be required to obtain costly licenses, enter into unfavorable royalty agreements, be forced to terminate some clients’ agreements, or indemnify our clients for any or some damages they suffer.

We generally indemnify our clients with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our clients. These claims may require us to initiate or defend protracted and costly litigation on behalf of our clients, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our clients or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our clients may stop using our products.

We use "open source" software in our solution, which may restrict how we use or distribute our solution, require that we release the source code of certain software subject to open source licenses, or subject us to litigation or other actions that could adversely affect our business.

We currently use in our solution, and may use in the future, software that is licensed under "open source," "free" or other similar licenses where the licensed software is made available to the general public on an "as-is" basis under the terms of a specific non-negotiable license. Some open source software licenses require that software subject to the license be made available to the public and that any modifications or derivative works based on the open source code be licensed in source code form under the same open source licenses. Although we monitor our use of open source software, we cannot assure you that all open source software is reviewed prior to use in our solution, that our programmers have not incorporated open source software into our solution, or that they will not do so in the future. In addition, some of our products may incorporate third-party software under commercial licenses. We cannot be certain whether such third-party software incorporates open source software without our knowledge. In the past, companies that incorporate open source software into their products have faced claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. Therefore, we could be subject to suits by parties claiming noncompliance with open source licensing terms or infringement or misappropriation of proprietary software. Because few courts have interpreted open source licenses, the manner in which these licenses may be interpreted and enforced is subject to some uncertainty. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our solution. As a result of using open source software subject to such licenses, we could be required to release our proprietary source code, pay damages, re-engineer our products, limit or discontinue sales, or take other remedial action, any of which could adversely affect our business.

Risks Related to Legal and Regulatory Matters

Although we are not subject to direct regulation, the regulatory environment in which our clients operate is subject to continual change and regulatory developments designed to increase oversight could adversely affect our business.

Although we are not currently subject to direct regulation, the legislative and regulatory environment in which our clients operate undergoes continuous change, subjecting industry participants to additional, more costly and potentially more punitive regulation. New laws or regulations, or changes in the enforcement of existing laws or regulations, applicable to our clients or directly applicable to us could adversely affect our business subjecting us to additional costs. Any or all of the regulators who oversee our clients could adopt new rules or rule amendments that could substantially impact how we operate and may necessitate significant expenditures in order to adapt and comply. Our ability to support our clients in an uncertain and ever-changing regulatory environment will depend on our ability to constantly monitor and promptly react to legislative and regulatory changes, which inevitably result in intangible costs and resource drains. The compliance burden resulting from regulatory changes and uncertainty is likely to increase, particularly as regulators grow more technologically advanced and more reliant on data analytics. As a result, we may be forced to divert resources and expenditures to information technology in order to analyze data and risk in the same manner as regulators to be able to assist our clients in providing regulators with the data output they may expect going forward.

There also have been a number of highly publicized regulatory inquiries that have focused on the investment management industry. These inquiries have resulted in increased scrutiny of the industry and new rules and regulations for mutual funds and investment managers. This regulatory scrutiny may limit our ability to engage in certain activities that might be beneficial to our stockholders. Further, adverse results of regulatory investigations of mutual fund, investment advisory and financial services firms could tarnish the reputation of the financial services industry generally and mutual funds and investment advisers more specifically, causing investors to avoid further fund investments or redeem their account balances. Further, due to acts of serious fraud in the investment management industry and perceived lapses in regulatory oversight, U.S. and non-U.S. governmental and regulatory authorities may continue to increase regulatory oversight of our clients’ businesses.

This evolving, complex and often unpredictable regulatory environment could result in our failure to provide a compliant solution, which could result in clients not purchasing our solution or terminating their agreements with us or the imposition of fines or other liabilities for which we may be responsible. In addition, federal, state, local and/or foreign agencies may attempt to further regulate our activities in the future. If enacted or deemed applicable to us, such laws, rules, or regulations could be imposed on our activities or our business thereby rendering our business or operations more costly, burdensome, less efficient, or impossible, any of which could have a material adverse effect on our business, financial condition and operating results.

Any future litigation against us could damage our reputation and be costly and time-consuming to defend.

We may become subject, from time to time, to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our clients in connection with commercial disputes or employment claims made by current or former employees. Litigation might result in reputational damage and substantial costs and may divert management’s attention and resources, which might adversely impact our business, overall financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. Moreover, any negative impact to our reputation will not be adequately covered by any insurance recovery. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our results of operations and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the value of our Class A common stock. While we currently are not aware of any material pending or threatened litigation against us, we can make no assurances the same will continue to be true in the future.

Our failure to comply with laws and regulations related to the Internet or future government regulation of the Internet, could increase costs and impose constraints on the way we conduct our business.

We and our clients are subject to laws and regulations applicable to doing business over the Internet. It is often not clear how existing laws governing issues such as property ownership, sales and other taxes apply to the Internet, as these laws have in some cases failed to keep pace with technological change. Laws governing the Internet could also impact our business or the business of our clients. For instance, existing and future regulations on taxing Internet use, pricing, characterizing the types and quality of services and products, or restricting the exchange of information over the Internet or mobile devices could result in reduced growth of our business, a general decline in the use of the Internet by financial services providers, or their end users, or diminished viability of our solution and could significantly restrict our clients’ ability to use our solution. Changing laws and regulations, industry standards and industry self-regulation regarding the collection, use and disclosure of certain data may have similar effects on our and our clients’ businesses. Any such constraint on the growth in Internet could decrease its acceptance as a medium of communication and commerce or result in increased adoption of new modes of communication and commerce that may not be supported by our solution. Any such adverse legal or regulatory developments could substantially harm our operating results and our business.

Our failure to comply with the FCPA and similar anti-bribery and anti-corruption laws associated with our activities outside the United States could subject us to penalties and other adverse consequences.

A portion of our revenues are derived from jurisdictions outside of the United States. We are subject to the FCPA, which generally prohibits U.S. companies and their intermediaries from making payments to foreign officials for the purpose of directing, obtaining, or keeping business and requires companies to maintain reasonable books and records and a system of internal accounting controls. The FCPA applies to companies and individuals alike, including company directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for corrupt actions taken by employees, strategic, or local partners or other representatives. In addition, the government may seek to rely on a theory of successor liability and hold us responsible for FCPA violations committed by companies or associated with assets that we acquire.

In certain foreign jurisdictions where we currently operate or plan to expand our operations, particularly countries with developing economies, it may be a local custom for businesses to engage in practices that are prohibited by the FCPA or other similar laws and regulations. There can be no assurance that our colleagues, partners and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of the FCPA or our policies for which we may be ultimately held responsible. If we or our intermediaries fail to comply with the requirements of the FCPA or similar anti-bribery and anti-corruption legislation such as the United Kingdom Bribery Act and the China Unfair Competition law, governmental authorities in the United States and elsewhere could seek to impose civil and/or criminal fines and penalties, which could harm our business, financial conditions and results of operations. We may also face collateral consequences such as debarment and the loss of our export privileges.

Our failure to comply with various data privacy, security, or management regulations could impose additional costs and liabilities on us, limit our use, storage, or processing of information and adversely affect our business.

We operate in a regulatory environment in which requirements applicable to privacy, data protection and data security are continually evolving. We cannot assure you that relevant governmental authorities will not interpret or implement the laws or regulations in ways that negatively affect the cloud service industry, our clients and us. Regulatory investigations, restrictions, penalties and sanctions, whether targeted at us or not, may negatively affect the market environment in which we operate, our existing or potential clients and our products and services, which may in turn have a material adverse effect on our business, results of operations and financial condition. It is also possible that we may become subject to additional or new laws and regulations regarding privacy, data protection and data security in connection with the data we have access to and the data products and services we provide to our clients. Moreover, we may become subject to regulatory requirements as a result of utilization of our products and services by residents of, or travelers who visit, certain jurisdictions, such as the General Data Protection Regulation of the European Union, or the GDPR. Complying with additional or new regulatory requirements could force us to incur substantial costs or require us to change our business practices. Moreover, if a high profile security breach occurs with respect to our competitors, people may lose trust in the security of cloud service providers generally, including us, which could damage the reputation of the industry, result in heightened regulation and strengthened regulatory enforcement and adversely affect our business and results of operations.

We expect that we will continue to face uncertainty as to whether our efforts to comply with evolving obligations under global data protection, privacy and security laws will be sufficient. Any failure or perceived failure by us to comply with applicable laws and regulations could result in reputational damage or proceedings or actions against us by governmental authorities, individuals or others. These proceedings or actions could subject us to significant civil or criminal penalties and negative publicity, require us to change our business practices, increase our costs and materially harm our business, prospects, financial condition and results of operations. In addition, our current and future relationships with clients, vendors and other third parties could be negatively affected by any proceedings or actions against us or current or future data protection obligations imposed on them under applicable law, including the GDPR. Furthermore, a data breach affecting personal information could result in significant legal and financial exposure and reputational damage that could potentially have an adverse effect on our business.

Our failure to comply with the GDPR or other data privacy regimes could subject us to fines and reputational harm.

Global privacy, data protection and security legislation, enforcement and policy activity are rapidly expanding and creating a complex data privacy compliance environment and the potential for high profile negative publicity in the event of any data breach. We are subject to many privacy and data protection laws and regulations in the United States and around the world, some of which place restrictions on our ability to process personal data across our business. For example, the GDPR imposes stringent requirements relating to, among other things, consent to process personal data of individuals, the information provided to individuals regarding the processing of their personal data, the security and confidentiality of personal data and notifications in the event of data breaches and use of third-party processors. The GDPR imposes substantial fines for breaches of data protection requirements, which can be up to four percent of the worldwide revenues or 20 million Euros, whichever is greater. While we will continue to undertake efforts to conform to current regulatory obligations and evolving best practices, we may be unsuccessful in conforming to means of transferring personal data from the European Economic Area. We may also experience hesitancy, reluctance, or refusal by European or multi-national clients to continue to use some of our services due to the potential risk exposure of personal data transfers and the current data protection obligations imposed on them by certain data protection authorities. Such clients may also view any alternative approaches to the transfer of any personal data as being too costly, too burdensome, or otherwise objectionable, and therefore may decide not to do business with us if the transfer of personal data is a necessary requirement. In addition, further to the United Kingdom's exit from the European Union on January 31, 2020, the GDPR ceased to apply in the United Kingdom at the end of the transition period on December 31, 2020. However, as of January 1, 2021, the United Kingdom’s European Union (Withdrawal) Act 2018 incorporated the GDPR (as it existed on December 31, 2020 but subject to certain United Kingdom specific amendments) into United Kingdom law, or the UK GDPR. The UK GDPR and the UK Data Protection Act 2018 set out the United Kingdom’s data protection regime, which is independent from but aligned to the European Union’s data protection regime.

In the United States, many state legislatures have adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security and data breaches. Laws in all 50 states require businesses to provide notice to customers whose personally identifiable information has been disclosed as a result of a data breach. The laws are not consistent, and compliance in the event of a widespread data breach is costly. States are also constantly amending existing laws, requiring attention to frequently changing regulatory requirements. Further, California recently enacted the California Consumer Privacy Act, or the CCPA, which became effective on January 1, 2020 and the California Privacy Rights Act, or the CPRA, which will become effective on January 1, 2023. The CCPA and CPRA give California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA and CPRA provide for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA and CPRA may increase our compliance costs and potential liability.

In addition, on March 2, 2021, Virginia enacted the Consumer Data Protection Act, or the CPDA. The CDPA will become effective January 1, 2023. The CDPA will regulate how businesses (which the CDPA refers to as “controllers”) collect and share personal information. While the CDPA incorporates many similar concepts of the CCPA and CPRA, there are also several key differences in the scope, application and enforcement of the law that will change the operational practices of controllers. The new law will impact how controllers collect and process personal sensitive data, conduct data protection assessments, transfer personal data to affiliates and respond to consumer rights requests.

The enactment of the CCPA, CPRA and CPDA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business.

Although we take reasonable efforts to comply with all applicable laws and regulations and have invested and continue to invest human and technology resources into data privacy compliance efforts, there can be no assurance that we will not be subject to regulatory action, including fines, in the event of an incident or other claim. We or our third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our or our third-party service providers’ business, results of operations, or financial condition.

Though our term licensing model does not significantly collect and transfer personal information from our clients to us, our increased focus on SaaS solutions and the current data protection landscape may subject us to greater risk of potential inquiries and/or enforcement actions. For example, we may find it necessary to establish alternative systems to maintain personal data originating from the European Union in the European Economic Area, which may involve substantial expense and may cause us to divert resources from other aspects of our business, all of which may adversely affect our results from operations. Further, any inability to adequately address privacy concerns in connection with our solution, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability to us, and adversely affect our ability to offer SaaS solutions.

Anticipated further evolution of regulations on this topic may substantially increase the penalties to which we could be subject in the event of any non-compliance. We may incur substantial expense in complying with the new obligations to be imposed by new regulations and we may be required to make significant changes to our solution and expanding business operations, all of which may adversely affect our results of operations.

Uncertainty in the marketplace regarding the use, processing and storage of personal information, or legislation concerning such use, processing, or storage could reduce demand for our services and result in increased expenses.

Concern among consumers and legislators regarding the use of personal information gathered from Internet users could create uncertainty in the marketplace. This could reduce demand for our solution, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business.

Our business is subject to new, complex and evolving U.S. and foreign laws and regulations regarding privacy and data protection.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy and data protection. The regulatory environment surrounding data privacy and protection is constantly evolving and can be subject to significant change. New laws and regulations governing data privacy and the unauthorized disclosure of confidential information, including the GDPR in jurisdictions in which we operate, such as the European Union, the United Kingdom, Brazil, Hong Kong, India and Singapore, and recent state legislation in the United States, pose increasingly complex compliance challenges and potentially elevate our costs. Any failure, or perceived failure, by us to comply with applicable data protection laws could result in proceedings or actions against us by governmental entities or others, subject us to significant fines, penalties, judgments and negative publicity, require us to change our business practices, increase the costs and complexity of compliance and adversely affect our business. As noted above, we are also subject to the possibility of cyber incidents or attacks, which themselves may result in a violation of these laws. Additionally, if we acquire a company that has violated or is not in compliance with applicable data protection laws, we may incur significant liabilities and penalties as a result.

Failure to comply with governmental laws and regulations could harm our business, materially and adversely affect us and cause our stock price to decline significantly.

Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than those in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, revocation of required licenses, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, we could be materially and adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in legal and professional costs and expenses.

We are not a registered broker-dealer and therefore we do not execute trades. We provide passive communication technology to institutional investors, such as money managers and hedge funds, that enables such investors to communicate with executing brokers, prime brokers and clearing firms. As such, we must ensure that our technology activities and our compensation structure therefore would not result in our acting as an unregistered broker-dealer or investment adviser that could subject us to, among other things, regulatory enforcement actions, monetary fines, restrictions on the conduct of our technology business and rescission/damages claims by clients who use our technology. Our failure to comply with any laws or regulations, or the costs associated with defending any action alleging our noncompliance with any laws or regulations, could materially and adversely affect us and cause our stock price to decline significantly.

Risks Related to Our Class A Common Stock Offering

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, stockholders’ may be unable to resell their shares at or above their purchase price, if at all. The market price of our Class A common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Class A common stock include:

●	variations in our quarterly or annual operating results;
●	our ability to attract new clients, particularly larger clients, in both domestic and international markets and our ability to increase sales to and renew agreements with our existing clients, particularly larger clients, at comparable prices;
●	the timing of our clients’ buying decisions and reductions in our clients’ budgets for IT purchases and delays in their purchasing cycles, particularly in light of recent adverse global economic conditions;
●	changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;
●	the contents of published research reports about us or our industry or the failure of securities analysts to cover our Class A common stock;
●	additions to, or departures of, key management personnel;
●	any increased indebtedness we may incur in the future;
●	announcements and public filings by us or others and developments affecting us;
●	actions by institutional stockholders;
●	litigation and governmental investigations;
●	operating and stock performance of other companies that investors deem comparable to us (and changes in their market valuations) and overall performance of the equity markets;
●	speculation or reports by the press or investment community with respect to us or our industry in general;
●	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;
●	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments;
●	announcements or actions taken by significant stockholders;
●	sales of substantial amounts of our Class A common stock by significant stockholders or our insiders, or the expectation that such sales might occur;
●	volatility or economic downturns in the markets in which we, our clients and our partners are located caused by pandemics, including the COVID-19 pandemic and related policies and restrictions undertaken to contain the spread of such pandemics or potential pandemics; and
●	general market, political and economic conditions, in the investment management industry in particular, including any such conditions and local conditions in the markets in which any of our clients are located.

These broad market and industry factors may decrease the market price of our Class A common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Our securities have no prior market and an active trading market for our Class A common stock may never develop or be sustained and out stock price may decline after the offering.

Prior to this offering there has been no public market for our Class A common stock. The initial public offering price for our Class A common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our Class A common stock after this offering. If investors purchase shares of our Class A common stock, they may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on or otherwise or how liquid that market might become. An active public market for our Class A common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for our investors to sell their shares of Class A common stock at a price that is attractive to them, or at all.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders, including employees who obtain equity, sell, or indicate an intention to sell, substantial amounts of our Class A common stock in the public market after the lock-up and legal restrictions on resale discussed in this prospectus lapse, the trading price of our Class A common stock could decline. Based on           shares outstanding as of              , 2021, upon the completion of this offering, we will have    shares of Class A common stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares. Of these shares, only the shares of Class A common stock sold in this offering will be freely tradable, without restriction, in the public market immediately after the offering. Each of our directors, executive officers and holders of substantially all of our outstanding equity securities are subject to lock-up agreements that restrict their ability to sell or transfer their shares for a period of           days after the date of this prospectus, subject to certain exceptions. After the lock-up agreements expire,             shares held by our directors, executive officers and other affiliates will be eligible for sale in the public market subject to volume limitations under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, and various vesting agreements. Sales of a substantial number of such shares upon expiration or earlier release of the lock-up and market stand-off agreements or, the perception that such sales may occur, could cause our market price to fall or make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.

We intend to file a registration statement on Form S-8 under the Securities Act covering all the shares of Class A common stock subject to stock options outstanding and reserved for issuance under our stock plans. That registration statement will become effective immediately on filing, and shares covered by that registration statement will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described above. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our Class A common stock could decline.

If you purchase our Class A common stock in this offering, you will incur immediate and substantial dilution.

The assumed initial public offering price is substantially higher than the net tangible book value per share of our Class A common stock of $        per share as of June 30, 2021. Investors purchasing Class A common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities, goodwill, intangible assets and redeemable non-controlling interest. As a result, investors purchasing Class A common stock in this offering will incur immediate dilution of $         per share, based on the assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus. This dilution is due to the substantially lower price paid by our investors who purchased shares prior to this offering as compared to the price offered to the public in this offering.

We have broad discretion in how we may use the net proceeds from this offering, and we may not use them effectively.

The principal purposes of this offering are to create a public market for our Class A common stock, facilitate access to the public equity markets, increase our visibility in the marketplace and obtain additional capital to support further growth in our business. Our management will have broad discretion in applying the net proceeds we receive from this offering. We may use the net proceeds for general corporate purposes, including working capital, operating expenses and capital expenditures. We may use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, we do not have agreements or commitments to enter into any acquisitions at this time. We may also spend or invest these proceeds in a way with which our stockholders disagree. If our management fails to use these funds effectively, our business could be seriously harmed.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business, or our market, or if they change their recommendations regarding our Class A common stock adversely, the trading price or trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market, or our competitors. If one or more analysts initiate research with an unfavorable rating or downgrade our Class A common stock, provide a more favorable recommendation about our competitors, or publish inaccurate or unfavorable research about our business, our Class A common stock price would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our Class A common stock to decline.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements, which could make our Class A common stock less attractive to investors.

As an “emerging growth company” under the JOBS Act, we are relying on permitted exemptions from certain disclosure requirements. In particular, we have not included all of the executive compensation related information that would be required in this prospectus if we were not an emerging growth company. In addition, for so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis); and
●	submit certain executive compensation matters to stockholder advisory votes, such as “say on pay” and “say on frequency.”

Because of these exemptions and the other reduced disclosure obligations for emerging growth companies set forth elsewhere in this prospectus, our stock may appear less attractive to investors and could cause our stock price to decline.

Although we intend to rely on certain of the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. Also, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We will remain an "emerging growth company" until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on June 30. If investors find our Class A common stock less attractive as a result of our reliance on certain of the JOBS Act exemptions, there may be a less active trading market for our Class A common stock, and our stock price may be more volatile.

In addition, section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to "opt in" such extended transition period, and as a result, we will not initially have to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our Class A common stock.

We will eventually be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting on an annual basis. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company,” as defined in the JOBS Act. We will be required to disclose significant changes made in our internal control procedures on a quarterly basis.

Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition and operating results. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our Class A common stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Future offerings of debt or equity securities by us may materially and adversely affect the market price of our Class A common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our Class A common stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. In addition, we may seek to expand operations in the future to other markets which we would expect to finance through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional shares of our Class A common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our Class A common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Class A common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our Class A common stock bear the risk that our future offerings may reduce the market price of our Class A common stock and dilute their stockholdings in us.

The future issuance of additional Class A common stock in connection with our incentive plans or otherwise will dilute all other stockholdings.

After this offering, assuming the underwriters exercise their option to purchase additional shares of Class A common stock in full, we will have an aggregate of     shares of Class A common stock authorized but unissued and not reserved for issuance under our incentive plans. We may issue all of these shares of Class A common stock without any action or approval by our stockholders, subject to certain exceptions. Any Class A common stock issued in connection with our incentive plans, the exercise of outstanding stock options or otherwise would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

We will incur increased costs and administrative burdens in connection with operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act, which could result in sanctions or other penalties that would harm our business.

As a public company, and particularly after we are no longer an “emerging growth company,” we will begin to incur significant legal, accounting and other expenses that we did not incur as a private company, including costs resulting from public company reporting obligations under the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, and regulations regarding corporate governance practices. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, the listing requirements of the New York Stock Exchange, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We have begun to hire additional accounting, finance and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company, and our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We cannot predict or estimate the amount of additional costs we will incur as a result of becoming a public company or the timing of such costs. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Pursuant to Sarbanes-Oxley Act Section 404, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our second filing of an Annual Report on Form 10-K with the SEC. In order to maintain effective internal controls, we will need additional financial personnel, systems and resources. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Sarbanes-Oxley Act Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Sarbanes-Oxley Act Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

To date, we have not conducted a review of our internal controls for the purpose of providing the reports required by these rules. During the course of our review and testing, we have in the past and may in the future, identify deficiencies and be unable to remediate them before we must provide the required reports. Furthermore, if we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We or our independent registered public accounting firm may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall. In addition, as a public company we will be required to file accurate and timely quarterly and annual reports with the SEC under the Securities Act or the Exchange Act. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from the New York Stock Exchange or other adverse consequences that would materially harm our business and reputation.

Our amended and restated bylaws will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf under Delaware law, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the Delaware General Corporation Law, or DGCL, our amended and restated certificate of incorporation or bylaws, (4) any other action asserting a claim that is governed by the internal affairs doctrine, or (5) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court having jurisdiction over indispensable parties named as defendants. These exclusive forum provisions do not apply to claims under the Securities Act or the Exchange Act.

To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, contains a federal forum provision which provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our stockholders who own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, will beneficially own approximately       % of the combined voting power of our common stock through their ownership of both Class A common stock and Class B common stock immediately after this offering. As a result, these stockholders will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of our company and might ultimately adversely affect the market price of our Class A common stock.

Risks Related to our Organizational Structure

Enfusion, Inc. is a holding company and its only material asset after completion of this offering will be its interest in Enfusion Ltd. LLC, and it is accordingly dependent upon distributions from Enfusion Ltd. LLC to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

Enfusion, Inc. will be a holding company and after the completion of this offering will have no material assets other than its ownership of Common Units. Enfusion, Inc. has no independent means of generating revenues. Enfusion, Inc. intends to cause Enfusion Ltd. LLC to make distributions to holders of its Common Units, including Enfusion, Inc. and our Pre-IPO Common Unitholders, in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the Tax Receivable Agreement and dividends, if any, declared by it. Deterioration in the financial condition, earnings, or cash flow of Enfusion Ltd. LLC and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that Enfusion, Inc. needs funds, and Enfusion Ltd. LLC is restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or is otherwise unable to provide such funds, such restriction could materially adversely affect our liquidity and financial condition.

We anticipate that Enfusion Ltd. LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Common Units, including us. Accordingly, we will be required to pay income taxes on our allocable share of any net taxable income of Enfusion Ltd. LLC. Legislation that is effective for taxable years beginning after December 31, 2017 may impute liability for adjustments to a partnership’s tax return to the partnership itself in certain circumstances, absent an election to the contrary. Enfusion Ltd. LLC may be subject to material liabilities pursuant to this legislation and related guidance if, for example, its calculations of taxable income are incorrect. In addition, the income taxes on our allocable share of Enfusion Ltd. LLC’s net taxable income will increase over time as our Pre-IPO Common Unitholders exchange their Common Units for shares of our Class A common stock. Such increase in our tax expenses may have a material adverse effect on our business, results of operations and financial condition.

Under the terms of the amended and restated limited partnership agreement, Enfusion Ltd. LLC is obligated to make tax distributions to holders of Common Units, including us, at certain assumed tax rates. These tax distributions may in certain periods exceed our tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our board of directors, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, funding repurchases of Class A common stock; acquiring additional newly issued Common Units from Enfusion Ltd. LLC at a per unit price determined by reference to the market value of the Class A common stock; paying dividends, which may include special dividends, on our Class A common stock; or any combination of the foregoing. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. To the extent that we do not distribute such excess cash as dividends on our Class A common stock or otherwise undertake ameliorative actions between Common Units and shares of Class A common stock and instead, for example, hold such cash balances, our Pre-IPO Common Unitholders may benefit from any value attributable to such cash balances as a result of their ownership of Class A common stock following a redemption or exchange of their Common Units, notwithstanding that such Pre-IPO Common Unitholders may previously have participated as holders of Common Units in distributions by Enfusion Ltd. LLC that resulted in such excess cash balances at Enfusion, Inc. See “Certain Relationships and Related Party Transactions—Enfusion Ltd. LLC Amended and Restated Operating Agreement.”

Payments of dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. Our existing credit facilities include, and any financing arrangement that we enter into in the future may include, restrictive covenants that limit our ability to pay dividends. In addition, Enfusion Ltd. LLC is generally prohibited under Delaware law from making a distribution to a limited partner to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Enfusion Ltd. LLC (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Enfusion Ltd. LLC are generally subject to similar legal limitations on their ability to make distributions to Enfusion Ltd. LLC.

Enfusion, Inc. will be required to pay certain of our pre-IPO owners for most of the benefits relating to tax depreciation or amortization deductions that we may claim as a result of Enfusion, Inc.’s acquisition of existing tax basis in this offering, increases in existing tax basis and anticipated tax basis adjustments we receive in connection with sales or exchanges (or deemed exchanges) of Common Units or distributions (or deemed distributions) with respect to Common Units in connection with or after this offering and our utilization of certain tax attributes of the Blocker Companies.

Prior to the completion of this offering, we will enter into a Tax Receivable Agreement with certain of our pre-IPO owners that provides for the payment by Enfusion, Inc. to such pre-IPO owners of 85% of the benefits, if any, that Enfusion, Inc. actually realizes, or is deemed to realize (calculated using certain assumptions), as a result of (i) existing tax basis acquired in this offering, (ii) increases in existing tax basis and adjustments to the tax basis of the tangible and intangible assets of Enfusion Ltd. LLC as a result of sales or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units in connection with or after this offering, (iii) Enfusion, Inc.’s utilization of certain tax attributes of the Blocker Companies, and (iv) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The existing tax basis, increases in existing tax basis and the tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to Enfusion, Inc. and, therefore, may reduce the amount of U.S. federal, state and local tax that Enfusion, Inc. would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. The existing tax basis acquired in this offering and the increase in existing tax basis and the anticipated tax basis adjustments upon purchases or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Enfusion, Inc. may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits.

The payment obligation under the Tax Receivable Agreement is an obligation of Enfusion, Inc. and not of Enfusion Ltd. LLC. While the amount of existing tax basis and anticipated tax basis adjustments and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, we expect the payments that Enfusion, Inc. may make under the Tax Receivable Agreement will be substantial. The actual amounts payable will depend upon, among other things, the timing of purchases or exchanges, the price of shares of our Class A common stock at the time of such purchases or exchanges, the extent to which such purchases or exchanges are taxable, the tax rate and the amount and timing of our taxable income. We estimate the amount of existing tax basis acquired in this offering to be approximately $ million. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of us by the pre-IPO owners. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits Enfusion Ltd. LLC realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

Enfusion, Inc.’s payment obligations under the Tax Receivable Agreement will be accelerated in the event of certain changes of control, upon a breach by Enfusion, Inc. of a material obligation under the Tax Receivable Agreement or if Enfusion, Inc. elects to terminate the Tax Receivable Agreement early. The accelerated payments required in such circumstances will be calculated by reference to the present value (at a discount rate equal to the lesser of (i)        % per annum and (ii) one-year LIBOR (or its successor rate) plus     basis points) of all future payments that holders of Common Units or other recipients would have been entitled to receive under the Tax Receivable Agreement, and such accelerated payments and any other future payments under the Tax Receivable Agreement will utilize certain valuation assumptions, including that Enfusion, Inc. will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement and sufficient taxable income to fully utilize any remaining net operating losses subject to the Tax Receivable Agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the early termination or change of control. In addition, recipients of payments under the Tax Receivable Agreement will not reimburse us for any payments previously made under the Tax Receivable Agreement if the tax attributes or Enfusion, Inc.’s utilization of tax attributes underlying the relevant Tax Receivable Agreement payment are successfully challenged by the IRS (although any such detriment would be taken into account as an offset against future payments due to the relevant recipient under the Tax Receivable Agreement). Enfusion, Inc.’s ability to achieve benefits from any existing tax basis, tax basis adjustments, or other tax attributes, and the payments to be made under the Tax Receivable Agreement, will depend upon a number of factors, including the timing and amount of our future income. As a result, even in the absence of a change of control or an election to terminate the Tax Receivable Agreement early, payments under the Tax Receivable Agreement could be in excess of 85% of Enfusion, Inc.’s actual cash tax benefits.

Accordingly, it is possible that the actual cash tax benefits realized by Enfusion, Inc. may be significantly less than the corresponding Tax Receivable Agreement payments. It is also possible that payments under the Tax Receivable Agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that Enfusion, Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or if distributions to Enfusion, Inc. by Enfusion Ltd. LLC are not sufficient to permit Enfusion, Inc. to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. Based upon certain assumptions described in greater detail below under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” we estimate that if Enfusion, Inc. were to exercise its termination right immediately following this offering, the aggregate amount of the early termination payments required under the Tax Receivable Agreement would be approximately $   million. The foregoing number is merely an estimate and the actual payments could differ materially. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control.

The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Class A common stock.

In the case of certain changes of control, payments under the Tax Receivable Agreement will be accelerated and may significantly exceed the actual benefits Enfusion, Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement. We expect that the payments that we may make under the Tax Receivable Agreement in the event of a change of control will be substantial. As a result, our accelerated payment obligations and/or the assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Class A common stock in a change of control transaction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations, financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements concerning the following:

●	our future financial performance, including our revenues, costs of revenues, gross profit or gross profit margin and operating expenses;
●	the sufficiency of our cash, cash to meet our liquidity needs;
●	anticipated trends and growth rates in our business and in the markets in which we operate;
●	our ability to maintain the security and availability of our solution;
●	our ability to increase the number of clients using our solution;
●	our ability to sell additional products and services to and retain our existing clients;
●	our ability to successfully expand in our existing markets and into new markets;
●	our ability to effectively manage our growth and future expenses;
●	our estimated total addressable market;
●	our ability to maintain, protect and enhance our intellectual property;
●	our ability to comply with modified or new laws and regulations applying to our business;
●	the attraction and retention of qualified employees and key personnel;
●	our anticipated investments in sales and marketing and research and development;
●	our ability to successfully defend litigation brought against us;
●	the increased expenses associated with being a public company;
●	our use of the net proceeds from this offering;
●	the impact of COVID-19 on our business and industry; and
●	our ability to compete effectively with existing competitors and new market entrants.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus. And while we believe such information provides a reasonable basis for such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, statistical data, forecasts, estimates and information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations, market position, market opportunity and market size, are based on industry publications and reports generated by third-party providers, other publicly available studies and our internal sources and estimates. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have compiled, extracted and reproduced industry data from various industry publications and other third-party sources. Although we are responsible for all of the disclosure contained in this prospectus and we believe the information from such industry publications and other third-party sources included in this prospectus is reliable and based on reasonable assumptions, we have not independently verified the accuracy or completeness of the data contained in such sources. The content of, or accessibility through, the below sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein and any websites are an inactive textual reference only.

Certain information included in this prospectus concerning our industry and the markets we serve, including our market share, are also based on our good-faith estimates derived from management’s knowledge of the industry and other information currently available to us.

None of the industry publications referred to in this prospectus were prepared on our or on our affiliates’ behalf or at our expense. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ORGANIZATIONAL STRUCTURE

Existing Organizational Structure

The diagram below depicts our current organizational structure.

EF ISP Blocked Owners
FTV Holdings Blocked Owners
HH ELL Blocked Owners
CSL Tech Holdings, LLC
EF ISP V-B Blocker, Inc. (US)
FTV Enfusion Holdings, Inc. (US)
HH ELL Holdings LLC (US)
Iconiq Strategic Partners V., LP
Scott Werner
Stephen Malherbe
Tarek Hammoud
Enfusion LTD LLC (US)
Enfusion (Australia) Pty. Ltd. (Australia)
Enfusion Systems UK Limited (UK)
Enfusion Hong Kong Limited (Hong Kong)
Enfusion Software Limited (Ireland)
Enfusion Softech India Pvt Ltd (India)
Enfusion (Singapore) Pte. Ltd. (Singapore)
Enfusion do Brasil Tecnologia Da Informacao Ltda. (Brazil)
Enfusion (Shanghai) Co., Ltd. (China)

US income tax legend

All entities are US and 100% owned, unless indicated otherwise.

Corporation
Disregarded entity
Partnership
Equity

Notes

Source: *"org chart.pdf"*

Organizational Structure Following this Offering

Immediately following this offering, Enfusion, Inc. will be a holding company, and its sole material asset will be a controlling equity interest in Enfusion Ltd. LLC, held indirectly through three newly-formed wholly-owned subsidiaries. Through its control over the managing member of Enfusion Ltd. LLC, Enfusion, Inc. will operate and control all of the business and affairs of Enfusion Ltd. LLC, will have the obligation to absorb losses and receive benefits from Enfusion Ltd. LLC and, through Enfusion Ltd. LLC and its subsidiaries, conduct our business. The Reorganization Transactions (as defined below), whereby Enfusion, Inc. will begin to consolidate Enfusion Ltd. LLC in its consolidated financial statements, will be accounted for as a reorganization of entities under common control. As a result, the consolidated financial statements of Enfusion, Inc. will recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical consolidated financial statements of Enfusion Ltd. LLC, the accounting predecessor. Enfusion, Inc. will consolidate Enfusion Ltd. LLC in its consolidated financial statements and record a non-controlling interest related to the Common Units held by the Pre-IPO Common Unitholders on its consolidated balance sheet and statement of income.

In general, each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of our Common Units will hold all of the issued and outstanding shares of our Class B common stock. The shares of Class B common stock will have no economic rights but will generally entitle each holder, without regard to the number of shares of Class B common stock held by such holder, to a number of votes that is equal to the aggregate number of Common Units of Enfusion Ltd. LLC held by such holder on all matters on which stockholders of Enfusion, Inc. are entitled to vote generally.

The voting power afforded to the holders of Common Units by their shares of Class B common stock is automatically and correspondingly reduced as they exchange Common Units for shares of Class A common stock of Enfusion, Inc. pursuant to the Amended and Restated Operating Agreement. If at any time the ratio at which Common Units are exchangeable for shares of our Class A common stock changes from one-for-one as described under “Certain Relationships and Related Party Transactions—Enfusion Ltd. LLC Amended and Restated Operating Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Our post-offering organizational structure, as described above, is commonly referred to as an umbrella partnership-C-corporation, or Up-C, structure. This organizational structure will allow our Pre-IPO Common Unitholders to retain their equity ownership in Enfusion Ltd. LLC, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Common Units. Investors in this offering and the Pre-IPO Shareholders will, by contrast, hold their equity ownership in Enfusion, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, in the form of shares of Class A common stock. We believe that our Pre-IPO Common Unitholders generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. We do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment to us.

The diagram below depicts our organizational structure immediately following this offering.

Upon consummation of the Reorganization Transactions and immediately prior to this offering, our pre-IPO owners will hold shares and interests that may be exchanged or settled for shares representing an aggregate of          shares of Class A common stock, which we refer to as the “diluted pre-IPO shares outstanding,” consisting of: (i) issued and outstanding shares of Class A common stock held by our Pre-IPO Shareholders; and (ii) shares of Class A common stock issuable on a one-for-one basis in exchange for Common Units held by our Pre-IPO Common Unitholders.

The table below sets forth the relative ownership of the diluted pre-IPO shares outstanding among our pre-IPO owners.

Shares of Class A common stock held by Pre-IPO Shareholders
Shares of Class A common stock issuable upon exchange of Common Units held by Pre-IPO Common Unitholders
Total

Incorporation of Enfusion, Inc.

Enfusion, Inc. was incorporated as a Delaware corporation on June 11, 2021. Enfusion, Inc. has not engaged in any business or other activities except in connection with its formation. The amended and restated certificate of incorporation of Enfusion, Inc. , which will become effective prior to the effectiveness of the registration statement of which this prospectus is a part, authorizes two classes of common stock, Class A common stock and Class B common stock, each having the terms described in “Description of Capital Stock.”

Blocker Restructuring

Immediately prior to the completion of this offering, certain entities that are taxable as corporations for U.S. federal income tax purposes in which the Pre-IPO Shareholders hold interests, or the Blocker Companies, will enter into certain restructuring transactions (such transactions, the “Blocker Restructuring”) that will result in the Pre-IPO Shareholders acquiring        shares of newly issued Class A common stock in exchange for their ownership interests in the Blocker Companies and Enfusion, Inc. indirectly, through three new wholly-owned subsidiaries, acquiring an equal number of outstanding Common Units.

Reclassification and Amendment and Restatement of the Operating Agreement of Enfusion Ltd. LLC

The capital structure of Enfusion Ltd. LLC currently consists of Class A Units, Class C-1 Units, Class C-2 Units and Class D Units. Prior to the completion of this offering, the operating agreement of Enfusion Ltd. LLC will be amended and restated to, among other things, modify its capital structure by reclassifying each of the outstanding units described above into a new class of LLC interests that we refer to as “Common Units.” We refer to this reclassification, or the Reclassification, together with the transactions described under “Organizational Structure—Blocker Restructuring” as the “Reorganization Transactions”.

Pursuant to the Amended and Restated Operating Agreement of Enfusion Ltd. LLC,              , a newly-formed wholly owned subsidiary of Enfusion, Inc., will be the managing member of Enfusion Ltd. LLC. Accordingly, through its control over the managing member, Enfusion, Inc. will have the right to determine when distributions will be made to the holders of Common Units and the amount of any such distributions. If the managing member authorizes a distribution, such distribution will be made to the holders of Common Units pro rata in accordance with the percentages of their respective Common Units held.

The holders of Common Units in Enfusion Ltd. LLC, including Enfusion, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Enfusion Ltd. LLC. Net profits and net losses of Enfusion Ltd. LLC will generally be allocated to its partners (including Enfusion, Inc.) pro rata in accordance with the percentages of their respective Common Units held, except as otherwise required by law. The Amended and Restated Operating Agreement provides for cash distributions to the holders of Common Units if Enfusion, Inc. determines that the taxable income of Enfusion Ltd. LLC will give rise to taxable income for the holders of Common Units. In accordance with the Amended and Restated Operating Agreement, we intend to cause Enfusion Ltd. LLC to make cash distributions to the holders of Common Units in Enfusion Ltd. LLC, including us, for purposes of funding their tax obligations in respect of the income of Enfusion Ltd. LLC that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the taxable income of Enfusion Ltd. LLC allocated to the holder of Common Units that receives the greatest proportionate allocation of income multiplied by an assumed tax rate. Tax distributions will be pro rata as among the Common Units. See “Certain Relationships and Related Party Transactions—Enfusion Ltd. LLC Amended and Restated Operating Agreement.”

Pursuant to the Amended and Restated Operating Agreement of Enfusion Ltd. LLC the holders of outstanding Common Units (or certain permitted transferees thereof) will have the right on a           basis (subject to the terms of this agreement) cause Enfusion Ltd. LLC to exchange their Common Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. This agreement will also provide that a holder of Common Units will not have the right to exchange Common Units if the managing member determines that such exchange would be prohibited by law or regulation or would violate other agreements with Enfusion, Inc. to which the holder of Common Units may be subject. Enfusion, Inc. may impose additional restrictions on exchange that it determines to be necessary or advisable so that Enfusion Ltd. LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As a holder exchanges Common Units for shares of Class A common stock, the number of Common Units held by Enfusion, Inc. is correspondingly increased as it acquires the exchanged Common Units. See “Certain Relationships and Related Party Transactions—Enfusion Ltd. LLC Amended and Restated Operating Agreement.” Notwithstanding the foregoing, Enfusion Ltd. LLC may, at its sole discretion, in lieu of delivering Class A common stock for any Common Units surrendered for exchange, pay an amount in cash per Common Unit equal to the 5-day volume-weighted average price of the Class A common stock on the date of the receipt of the written notice of the exchange.

Tax Receivable Agreement

Prior to the completion of this offering, we will enter into a Tax Receivable Agreement with certain of our pre-IPO owners that provides for the payment by Enfusion, Inc. to such pre-IPO owners of 85% of the benefits, if any, that Enfusion, Inc. actually realizes, or is deemed to realize (calculated using certain assumptions), as a result of: (i) existing tax basis acquired in this offering; (ii) increases in existing tax basis and adjustments to the tax basis of the tangible and intangible assets of Enfusion Ltd. LLC as a result of sales or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units in connection with or after this offering; (iii) Enfusion, Inc.’s utilization of certain tax attributes of the Blocker Companies; and (iv) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The existing tax basis, increases in existing tax basis and the tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to Enfusion, Inc. and, therefore, may reduce the amount of U.S. federal, state and local tax that Enfusion, Inc. would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. The existing tax basis acquired in this offering and the increase in existing tax basis and the anticipated tax basis adjustments upon purchases or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Enfusion, Inc. may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of Enfusion, Inc. and not of Enfusion Ltd. LLC. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Reorganization Transactions

At the time of the consummation of this offering, Enfusion, Inc. intends to consummate the purchase, for cash, of newly issued Common Units from Enfusion Ltd. LLC and the acquisition of outstanding equity interests from our pre-IPO owners, in each case at a purchase price per unit or share equal to the initial public offering price per share of Class A common stock in this offering net of underwriting discounts and commissions. The issuance of such newly issued Common Units by Enfusion Ltd. LLC to Enfusion, Inc. will correspondingly dilute the ownership interests of our pre-IPO owners in Enfusion Ltd. LLC. See “Principal and Selling Stockholders” for more information regarding the proceeds from this offering that will be paid to our directors and named executive officers. Accordingly, following this offering Enfusion, Inc. will hold a number of Common Units that is equal to the number of shares of Class A common stock that it has issued, a relationship that we believe fosters transparency because it results in a single share of Class A common stock representing (albeit indirectly) the same percentage equity interest in Enfusion Ltd. LLC as a single Common Unit.

Enfusion, Inc. intends to cause Enfusion Ltd. LLC to use the net proceeds from this offering to repay outstanding indebtedness under our credit facility totaling approximately $        million in aggregate principal amount and approximately $     million for general corporate purposes. See “Use of Proceeds.”

We refer to the foregoing transactions as the Reorganization Transactions.

As a result of the transactions described above:

●	the investors in this offering will collectively own shares of our Class A common stock (or shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock);
●	the Pre-IPO Common Unitholders will hold Common Units (or Common Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock);
●	the Pre-IPO Shareholders will hold shares of our Class A common stock (or shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock);
●	Enfusion, Inc. will hold Common Units (or Common Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock);
●	the investors in this offering will collectively have % of the voting power in Enfusion, Inc. (or % if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and
●	the Pre-IPO Common Unitholders, as holders of all of the outstanding shares of Class B common stock, will have % of the voting power in Enfusion, Inc. (or % if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and the Pre-IPO Shareholders will have % of the voting power in Enfusion, Inc. (or % if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our Class A common stock that we are selling in this offering will be approximately $       million, based upon an assumed initial public offering price of $       per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full, we estimate that our net proceeds would be approximately $       million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of Class A common stock in this offering by the selling stockholders.

Each $1.00 increase or decrease in the assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $       million, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our Class A common stock offered by us would increase or decrease the net proceeds that we receive from this offering by approximately $        million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

Enfusion, Inc. intends to use the proceeds (net of underwriting discounts) from the issuance of            million shares ($        million) to acquire an equivalent number of newly-issued Common Units from Enfusion Ltd. LLC, as described under “Organizational Structure—Reorganization Transactions,” which will in turn use (i) to repay outstanding indebtedness under our credit facility totaling approximately $      million in aggregate principal amount, which indebtedness bears interest at a base rate of 4.25% plus an incremental variable interest rate of our choice of the one-, three- or six-month LIBOR, subject to a 1% minimum, and has a maturity date of December 17, 2025, (ii) to satisfy approximately $            million of tax withholding obligations for federal payroll taxes arising with respect to obligations to issue Class A common stock to former holders of Award Units under our former Change in Control Bonus Plan, and (iii) approximately $          million for general corporate purposes, and to bear all of the expenses of this offering. We estimate these offering expenses (excluding underwriting discounts and commissions) will be approximately $         million. We increased the total amount under our credit facility in December 2020 to $100.0 million and distributed the net proceeds of $71.1 million from such increase to certain members of Enfusion Ltd. LLC (see Note 9 to our consolidated financial statements included elsewhere in this prospectus). We do not anticipate using the net proceeds of this offering to make cash payments to the Pre-IPO Common Unitholders pursuant to the Tax Receivable Agreement being entered into in connection with this offering.

Enfusion, Inc. intends to use the proceeds (net of underwriting discounts) from the issuance of          million shares ($           million) (or           million shares and $         million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) to purchase an equivalent aggregate number of Common Units from our pre-IPO owners, as described under “Organizational Structure—Reorganization Transactions.” Accordingly, we will not retain any of these proceeds. See “Principal and Selling Stockholders” for information regarding the proceeds from this offering that will be paid to our pre-IPO owners.

DIVIDEND POLICY

We cannot provide any assurance that we will declare or pay cash dividends on our Class A common stock in the future. We currently anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and we do not anticipate paying cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements of current or then-existing debt instruments and other factors the board of directors deems relevant.

Enfusion, Inc. is a holding company and has no material assets other than its ownership of Common Units in Enfusion Ltd. LLC. We intend to cause Enfusion Ltd. LLC to make distributions to us in an amount sufficient to cover our taxes, expenses and obligations under the Tax Receivable Agreement as well as any cash dividends declared by us. If Enfusion Ltd. LLC makes such distributions to Enfusion, Inc., the other holders of Common Units will also be entitled to receive distributions pro rata in accordance with the percentages of their respective Common Units held.

The Amended and Restated Operating Agreement of Enfusion Ltd. LLC provides that pro rata cash distributions be made to holders of Common Units (including Enfusion, Inc.) at certain assumed tax rates, or the tax distributions. Tax distributions will be pro rata as among the Common Units. See “Certain Relationships and Related Party Transactions—Enfusion Ltd. LLC Amended and Restated Operating Agreement.” We anticipate that amounts received by Enfusion, Inc. may, in certain periods, exceed Enfusion, Inc.’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. We expect that Enfusion, Inc. will use any such excess cash from time to time: to fund repurchases of its Class A common stock; to acquire additional newly issued Common Units from Enfusion Ltd. LLC at a per unit price determined by reference to the market value of the Class A common stock; to pay dividends, which may include special dividends, on its Class A common stock; or any combination of the foregoing. Our board of directors, in its sole discretion, will make any determination with respect to the use of any such excess cash. Because our board of directors may determine to pay or not pay dividends to our Class A common stockholders, our Class A common stockholders may not necessarily receive dividend distributions relating to excess distributions, even if Enfusion Ltd. LLC makes such distributions to us. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Common Units, to maintain 1:1 parity between Common Units and shares of Class A common stock.

During the years ended December 31, 2020 and 2019, Enfusion Ltd. LLC made cash distributions to its equity holders in aggregate amounts of $4.6 million and $11.0 million, respectively, in connection with equity holder tax obligations.

CAPITALIZATION

The following table sets forth cash, as well as our capitalization, as of June 30, 2021 as follows:

●	on an actual basis;
●	on a pro forma basis, giving effect to (i) the Reorganization Transactions and (ii) stock-based compensation expense of $ million (based upon an assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus) related to our obligation to issue Class A common stock to former holders of Award Units under our former Change in Control Bonus Plan, reflected as an increase to additional paid-in capital and accumulated deficit; and
●	on a pro forma as adjusted basis, giving effect to (i) the sale and issuance of shares of our Class A common stock offered by us in this offering, based upon an assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses, (ii) the repayment of outstanding indebtedness under our credit facility as described under “Use of Proceeds,” and (iii) the use of proceeds from this offering to satisfy approximately $ in withholding tax obligations arising from federal payroll taxes related to our obligation to issue Class A common stock to former holders of Award Units under our former Change in Control Bonus Plan.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other final terms of this offering. You should read this table together with our financial statements and related notes and the sections titled “Prospectus Summary— Summary Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of June 30, 2021
	Actual	Pro Forma		Pro Forma, as Adjusted

	(in thousands)
Cash	$14,515	$		$
Long-term debt	98,711
Preferred Units:
Class C-1 Units	8,100				-
Class C-2 Units	45,560				-
Class D Units	114,709				-
Total Preferred Units	168,369		-		-
Members' / Stockholders’ equity (deficit):
Class A Units	(230,594)
Class A Common stock, $0.001 par value; shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	-
Class B Common stock, $0.001 par value; shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	-
Treasury stock	-
Additional paid-in capital	-
Accumulated other comprehensive loss	(289)
Accumulated deficit	-
Total Members' / Stockholders’ equity (deficit)	(230,883)
Total capitalization	$50,712	$		$

(1)	As of June 30, 2021, we had no amounts outstanding under our revolving credit facility and $4.8 million of remaining availability (after giving effect to $200 thousand of outstanding letters of credit).

Each $1.00 increase or decrease in the assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our cash, cash equivalents

and short-term investments, additional paid-in capital and total stockholders’ equity (deficit) by approximately $       million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares of our Class A common stock offered by us would increase or decrease, as applicable, our cash, additional paid-in capital and total stockholders’ equity (deficit) by approximately $       million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions payable by us.

The number of shares of Class A common stock that will be outstanding after this offering excludes the following:

●	shares of Class A common stock reserved for future issuance under our 2021 Plan, which will become effective in connection with this offering, as well as any annual automatic evergreen increases in the number of shares of Class A common stock reserved for issuance under our 2021 Plan;
●	approximately restricted stock units, which settle in shares of Class A common stock, that will be issued to certain employees under the 2021 Plan following effectiveness of the registration statement of which this prospectus is a part; and

up to shares of Class A common stock (based upon an assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus) that will be issued between the first and second anniversaries of the effectiveness of the registration statement of which this prospectus is a part to former participants in our Change in Control Bonus Plan, which plan will be terminated in connection with this offering.

DILUTION

If you invest in shares of our Class A common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma net tangible book value per share of Class A common stock after this offering. Dilution results from the fact that the per share offering price of the shares of Class A common stock is substantially in excess of the pro forma net tangible book value per share attributable to the Class A common stock held by our Pre-IPO Shareholders.

Our pro forma net tangible book deficit as of June 30, 2021 was approximately $         million, or $         per share of Class A common stock. Pro forma net tangible book deficit represents the amount of total tangible assets less total liabilities and pro forma net tangible book deficit per share of Class A common stock represents pro forma net tangible book deficit divided by the number of shares of Class A common stock outstanding, after giving effect to the Reorganization Transactions and assuming that all of the holders of Common Units in Enfusion Ltd. LLC exchanged their Common Units for newly issued shares of Class A common stock on a one-for-one basis.

After giving effect to the application of the proceeds from this offering as described in “Use of Proceeds,” our pro forma net tangible book deficit as of June 30, 2021 would have been $          million, or $         per share of Class A common stock. This represents an immediate decrease in net tangible book deficit of $       per share of Class A common stock to our Pre-IPO Shareholders and an immediate dilution in net tangible book deficit of $        per share of Class A common stock to investors in this offering.

The following table illustrates this dilution on a per share of Class A common stock basis assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock:

Assumed initial public offering price per share of Class A common stock		$

Pro forma net tangible book deficit per share of Class A common stock as of June 30, 2021	$
Decrease in pro forma net tangible book deficit per share of Class A common stock attributable to investors in this offering
Pro forma net tangible book deficit per share of Class A common stock after the offering

Dilution in pro forma net tangible book deficit per share of Class A common stock to investors in this offering		$

Because the Pre-IPO Common Unitholders do not own any Class A common stock or other economic interests in Enfusion,  Inc., we have presented dilution in pro forma net tangible book deficit per share of Class A common stock to investors in this offering assuming that all of the holders of Common Units in Enfusion Ltd. LLC exchanged their Common Units for newly issued shares of Class A common stock on a one-for-one basis in order to more meaningfully present the dilutive impact on the investors in this offering.

A $1.00 increase in the assumed initial public offering price of $       per share of our Class A common stock would decrease our pro forma net tangible book deficit after giving effect to this offering by $         million, or by $         per share of our Class A common stock, assuming the number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions. A $         decrease in the assumed initial public offering price per share would result in equal changes in the opposite direction.

The following table summarizes, on the same pro forma basis as of June 30, 2021, the total number of shares of Class A common stock purchased from us, the total cash consideration paid to us and the average price per share of Class A common stock paid by our Pre-IPO Shareholders and by new investors purchasing shares of Class A common stock in this offering, assuming that all of the holders of Common Units in Enfusion Ltd. LLC exchanged their Common Units for newly issued shares of our Class A common stock on a one-for-one basis.

	Shares of Class A Common Stock Purchased		Total Consideration		Average Price Per Share of Class A
	Number	Percent	Amount	Percent	Common Stock
Pre-IPO Shareholders			$		$
Investors in this offering
Total		100%		$100%	$

Each $1.00 increase or decrease in the assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by $            , in each case assuming that the number of shares of our Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our Class A common stock offered by us would increase or decrease the total consideration paid by new investors and total consideration paid by all stockholders by $           , in each case assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The sale of          shares of our Class A common stock by the selling stockholders in this offering will reduce the number of shares of Class A common stock held by existing stockholders to       , or approximately        % of the total shares of common stock outstanding upon completion of this offering, and will increase the number of shares held by new investors to         , or approximately       % of the total shares of Class A common stock outstanding upon completion of this offering.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares of Class A common stock. If the underwriters exercise their option to purchase additional shares of Class A common stock from us in full, our existing stockholders would own       % and our new investors would own        % of the total number of shares of our Class A common stock outstanding upon the completion of this offering.

The number of shares of Class A common stock that will be outstanding after this offering excludes the following:

●	shares of Class A common stock reserved for future issuance under our 2021 Plan, which will become effective in connection with this offering, as well as any annual automatic evergreen increases in the number of shares of Class A common stock reserved for issuance under our 2021 Plan;
●	approximately restricted stock units, which settle in shares of Class A common stock, that will be issued to certain employees under the 2021 Plan following effectiveness of the registration statement of which this prospectus is a part; and

up to shares of Class A common stock (based upon an assumed initial public offering price of $ per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus) that will be issued between the first and second anniversaries of the effectiveness of the registration statement of which this prospectus is a part to former participants in our Change in Control Bonus Plan, which plan will be terminated in connection with this offering.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated balance sheet as of June 30, 2021 and the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 present our financial position and results of operations after giving pro forma effect to:

●	The Reorganization Transactions as if such transactions occurred on June 30, 2021 for the unaudited pro forma consolidated balance sheet and on January 1, 2021 for the unaudited pro forma consolidated statements of operations;
●	The effects of the Tax Receivable Agreement, as described under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement;”
●	A provision for corporate income taxes on the income attributable to us at a tax rate of %, inclusive of all U.S. federal, state and local income taxes;
●	Certain dividends declared and paid by our subsidiaries subsequent to the balance sheet date;
●	This offering and the application of the estimated net proceeds from this offering as described under “Use of Proceeds”.

The unaudited pro forma consolidated financial statements have been prepared on the basis that we will be taxed as a corporation for U.S. federal and state income tax purposes and, accordingly, will become a taxpaying entity subject to U.S. federal, state and foreign income taxes. The presentation of the unaudited pro forma consolidated financial information is prepared in conformity with Article 11 of Regulation S-X and is based on currently available information and certain estimates and assumptions. See the accompanying notes to the Unaudited Pro Forma Consolidated Financial Information for a discussion of assumptions made.

The unaudited pro forma consolidated financial statements are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above or that could be achieved in the future. The unaudited pro forma consolidated financial information also does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the transactions or any integration costs that do not have a continuing impact. Future results may vary significantly from the results reflected in the unaudited pro forma consolidated statements of operations and should not be relied on as an indication of our results after the consummation of this offering and the other transactions contemplated by such unaudited pro forma consolidated financial statements. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the Reorganization Transactions Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated financial statements.

As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, fees to comply with the reporting requirements of the SEC, transfer agent fees, hiring of additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have not included any pro forma adjustments relating to these costs.

The unaudited pro forma consolidated financial information should be read together with “Organizational Structure,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements of Enfusion Ltd. LLC and related notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Balance Sheet

As of June 30, 2021

(in thousands)

	Enfusion Ltd. LLC (as reported)	Reorganization Transactions Adjustments	As Adjusted Before Offering	Offering Adjustments	Enfusion, Inc. Pro Forma
ASSETS
Current assets:
Cash	$14,515	$-	$-	$-	$-
Accounts receivable, less allowance for doubtful accounts of $822	15,472	-	-	-	-
Prepaid expenses and other current assets	4,131	-	-	-	-
Total current assets	34,118	-	-	-	-
Property and equipment, net	11,539	-	-	-	-
Other assets	1,546	-	-	-	-
Total assets	$47,203	$-	$-	$-	$-

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$1,247	$-	$-	$-	$-
Accrued expenses and other current liabilities	9,136	-	-	-	-
Current portion of long-term debt	2,500	-	-	-	-
Total current liabilities	12,883	-	-	-	-
Long-term debt, net of discount and issuance costs	96,211	-	-	-	-
Other liabilities	623	-	-	-	-
Total liabilities	109,717	-	-	-	-
Preferred Units:
Class C-1 Units	8,100	-	-	-	-
Class C-2 Units	45,560	-	-	-	-
Class D Units	114,709	-	-	-	-
Total Preferred Units	168,369	-	-	-	-
Members' equity (deficit) / Stockholders’ equity (deficit):
Class A Units	(230,594)	-	-	-	-

Class A Common stock, $0.001 par value; shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted

Class B Common stock, $0.001 par value; shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted

Treasury stock
Additional paid-in capital
Accumulated other comprehensive loss	(289)
Accumulated deficit
Total Members' equity (deficit) / Stockholders' equity (deficit)	(230,883)	-	-	-	-
Total liabilities, Preferred Units and Members' equity (deficit) / Stockholders' equity (deficit)	$47,203	$-	$-	$-	$-

Unaudited Pro Forma Consolidated Statement of Operations

Six Months Ended June 30, 2021

(in thousands, except per share data)

	Enfusion Ltd. LLC (as reported)	Reorganization Transactions Adjustments	As Adjusted Before Offering	Offering Adjustments	Enfusion, Inc. Pro Forma
REVENUES:
Platform subscriptions	$47,187	$	$	$	$
Managed services	3,294
Other	321
Total net revenues	50,802

COST OF REVENUES:
Platform subscriptions	11,420
Managed services	1,818
Other	348
Total cost of revenues	13,586
Gross profit	37,216

OPERATING EXPENSES:
General and administrative	13,838
Sales and marketing	7,422
Technology and development	4,243
Total operating expenses	25,503
Income from operations	11,713

NON-OPERATING INCOME (EXPENSE):
Interest expense	(2,802)
Other income (expense)	-
Total non-operating income (expense)	(2,802)

Income before income taxes	8,911
Income taxes	551
Net income	$8,360	$	$	$	$

Net income per share:
Basic
Diluted
Weighted average shares outstanding:
Basic
Diluted

Unaudited Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2020

(in thousands, except per share data)

	Enfusion Ltd. LLC (as reported)	Reorganization Transactions Adjustments	As Adjusted Before Offering	Offering Adjustments	Enfusion, Inc. Pro Forma
REVENUES:
Platform subscriptions	$73,550	$	$	$	$
Managed services	4,436
Other	1,579
Total net revenues	79,565

COST OF REVENUES:
Platform subscriptions	18,015
Managed services	2,512
Other	831
Total cost of revenues	21,358
Gross profit	58,207

OPERATING EXPENSES:
General and administrative	35,888
Sales and marketing	9,927
Technology and development	6,318
Total operating expenses	52,133
Income from operations	6,074

NON-OPERATING INCOME (EXPENSE):
Interest expense	(1,662)
Other income (expense)	82
Total non-operating income (expense)	(1,580)

Income before income taxes	4,494
Income taxes	433
Net income	$4,061	$	$	$	$

Net income per share:
Basic
Diluted
Weighted average shares outstanding:
Basic
Diluted

Notes to Unaudited Pro Forma Consolidated Financial Information

Note 1Basis of Presentation

The unaudited pro forma consolidated financial information presented herein has been prepared using Enfusion Ltd. LLC’s historical financial statements, and giving pro forma effect to the Pro Forma Transactions described herein in accordance with Article 11 of Regulation S-X.

For purposes of the unaudited pro forma financial information, we have assumed that shares of Class A common stock will be issued by us at a price per share equal to the midpoint of the estimated price range set forth on the cover of this prospectus, and as a result, immediately following the completion of this offering, the ownership percentage represented by Common Units not held by us will be         % and the net income attributable to Common Units not held by us will accordingly represent        % of our net income. Except as otherwise indicated, the unaudited consolidated pro forma financial information presented assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

Note 2Reorganization Transactions and Offering Adjustments to Unaudited Pro Forma Consolidated Balance Sheet

The Reorganization Transactions and Offering Adjustments to the unaudited pro forma consolidated balance sheet is based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma consolidated balance sheet and are related to the Reorganization Transactions, including this offering:

Adjustments Related to the Reorganization Transactions

●	As a result of the Reorganization Transactions, including this offering and the use of proceeds therefrom, the Company holds an economic interest in Enfusion Ltd. LLC and consolidates its financial position and results. The remaining ownership of Enfusion Ltd. LLC not held by the Company is considered a non-controlling interest. Enfusion Ltd. LLC is treated as a partnership for income tax reporting and its members, including us, are liable for federal, state and local income taxes based on their share of the LLC’s taxable income.
●	We have recorded a pro forma deferred tax asset adjustment of $ million. The deferred tax asset includes: (i) $ million related to temporary differences in the book basis as compared to the tax basis of our investment in Enfusion Ltd. LLC; and (ii) $ million related to tax benefits from future deductions attributable to payments under the Tax Receivable Agreement as described further in note (5). To the extent we determine it is more likely than not that we will not realize the full benefit represented by the deferred tax asset, we will record an appropriate valuation allowance based on an analysis of the objective or subjective negative evidence.
●	Prior to the completion of this offering, we will enter into a Tax Receivable Agreement with the Pre-IPO Common Unitholders. The Tax Receivable Agreement will be accounted for as a contingent liability, with amounts accrued when considered probable and reasonably estimable. We will record a $ million liability based on the Company’s estimate of the aggregate amount that it will pay to the Pre-IPO Common Unit Holders under the Tax Receivable Agreement as a result of the Reorganization Transactions and existing tax attributes. As mentioned in note (4) above, we will record an increase of $ million in deferred tax assets related to tax benefits from future deductions attributable to payments under the Tax Receivable Agreement. Additionally, we will record a decrease to additional paid-in capital of $ million, which is equal to the difference between the increase in deferred tax assets and the increase in liabilities due to the Pre-IPO Common Unitholders under the Tax Receivable Agreement.
●	Due to the uncertainty in the amount and timing of future exchanges of Common Units by Pre-IPO Common Unitholders and purchases of Common Units from Pre-IPO Common Unitholders, the unaudited consolidated pro forma financial information assumes that no future exchanges or purchases of Common Units have occurred.
●	However, if all of the Pre-IPO Common Unitholders were to exchange or sell us all of their Common Units, we would recognize a deferred tax asset of approximately $ million and a liability under the Tax Receivable Agreement of approximately $ million, assuming: (i) all exchanges or purchases occurred on the same day; (ii) a price of $ per share; (iii) a constant corporate tax rate of %; (iv) that we will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. These amounts are estimates and have been prepared for illustrative purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price per share of our Class A common stock at the time of the exchange, and the tax rates then in effect. See “Organizational Structure—Tax Receivable Agreement.”

●	For each 5% increase (decrease) in the amount of Common Units exchanged by or purchased from the Pre-IPO Common Unitholders (or their transferees of Common Units or other assignees), our deferred tax asset would increase (decrease) by approximately $ million and the related liability would increase (decrease) by approximately $ million, assuming that the price per share and corporate tax rate remain the same. For each $1.00 increase (decrease) in the assumed share price of $ per share, our deferred tax asset would increase (decrease) by approximately $ million and the related liability would increase (decrease) by approximately $ million, assuming that the number of Common Units exchanged by or purchased from the Pre-IPO Common Unitholders (or their transferees of Common Units and other assignees) and the corporate tax rate remain the same. These amounts are estimates and have been prepared for illustrative purposes only. The actual amount of deferred tax assets and liability under the Tax Receivable Agreement that we will recognize will differ based on, among other things, the timing of the exchanges and purchases, the price of our shares of Class A common stock at the time of the exchange or purchase, and the tax rates then in effect.

Adjustments Related to the Offering

The unaudited consolidated pro forma balance sheet reflects expected proceeds from this offering of approximately $         million based on an assumed initial public offering price of $        per share after deducting $         million of assumed underwriting discounts and commissions and estimated offering expenses. For more information, see “Use of Proceeds.”

As of June 30, 2021
(in thousands)
Gross offering proceeds	$
Underwriting discounts and commissions
Net proceeds	$

●	We are deferring certain costs associated with this offering. These costs primarily represent legal, accounting and other direct costs and are recorded in other assets in our consolidated balance sheet. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital.
●	Reflects the issuance of Class B common stock to each Common Unitholder, as described in greater detail under “Organizational Structure.” In connection with this offering we will issue shares of Class B common stock to Pre-IPO Common Unitholders, on a one-to-one basis with the number of Common Units they own for nominal consideration.

The following table is a reconciliation of the adjustments impacting additional paid-in capital:

	Footnote Reference	As of June 30, 2021
(in thousands)
Net proceeds from offering of Class A common stock		$
Purchase of outstanding Common Units from Pre-IPO Common Unitholders
Net adjustments from recognition of deferred tax asset and Tax Receivable Agreement liability
Reclassification of costs incurred in this offering from other assets to additional paid-in capital
Adjustment for non-controlling interest
Net additional paid-in capital pro forma adjustment		$

Note 3Reorganization Transactions and Offering Adjustments to Unaudited Pro Forma Consolidated Statements of Operations

The following adjustments have been reflected in the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 and are related to the Reorganization Transactions , including this offering. Adjustments related to the Tax Receivable Agreement did not have an impact on the unaudited consolidated pro forma statements of income.

●	Following the Reorganization Transactions, Enfusion, Inc. will be subject to U.S. federal income taxes, in addition to state and local taxes. As a result, the pro forma statement of operations reflects an adjustment to income tax expense for corporate income taxes to reflect an effective tax rate of %, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiction. Enfusion Ltd. LLC is, and will continue to be, taxed as a partnership for federal income tax purposes and, as a result, its members, including Enfusion, Inc., will pay income taxes with respect to their allocable shares of its net taxable income. The pro forma adjustment for income tax expense represents tax expense on income that will be taxable in jurisdictions after our corporate reorganization that previously had not been taxable. The adjustment is calculated as pro forma income before income taxes multiplied by the ownership percentage of the controlling interest and multiplied by the pro forma effective tax rate of %.

(in thousands)	June 30, 2021	December 31, 2020
Pro forma income before income taxes	$	$
Ownership percentage of the controlling interest
Pro forma income attributable to the controlling interest	$	$
Pro forma effective tax rate
Reorganization Transactions adjustments	$	$

●	In connection with the Reorganization Transactions, , a wholly-owned subsidiary of Enfusion, Inc., will be appointed as the sole managing member of Enfusion Ltd. LLC. As a result, while we will own less than 100% of the economic interest in Enfusion Ltd. LLC, through our control over the managing member and our other two wholly-owned subsidiaries that will hold economic interests in Enfusion Ltd. LLC, we will have 100% of the voting power and control the management of Enfusion Ltd. LLC. Because we will manage and operate the business and control the strategic decisions and day-to-day operations of Enfusion Ltd. LLC and will also have a substantial financial interest in Enfusion Ltd. LLC, we will consolidate the financial results of Enfusion Ltd. LLC, and a portion of our net income (loss) will be allocated to the contingently redeemable noncontrolling interest to reflect the entitlement of the Pre-IPO Common Unitholders to a portion of Enfusion Ltd. LLC’s net income (loss). We will initially hold approximately % of Enfusion Ltd. LLC’s outstanding Common Units, and the remaining Common Units of Enfusion Ltd. LLC will be held by the Pre-IPO Common Unitholders. Immediately following the Reorganization Transactions, the ownership percentage held by the contingently redeemable noncontrolling interest will be approximately %. Net loss attributable to the contingently redeemable noncontrolling interest will represent approximately % of net loss.
●	Pro forma basic net earnings per share of Class A common stock is computed by dividing the pro forma net income available to Class A common stockholders by the pro forma weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted net earnings per share of Class A common stock is computed by adjusting the pro forma net income available to Class A common stockholders and the pro forma weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities.

The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted earnings per share (in thousands, except per share data).

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Earnings per share of Class A common stock	$	$

Numerator:
Pro forma net income attributable to the Issuer’s Class A common stockholders (basic and diluted)

Denominator:
Pro forma weighted average of shares of Class A common stock outstanding (basic)
Pro forma weighted average of shares of Class A common stock outstanding (diluted)
Pro forma basic earnings per share
Pro forma diluted earnings per share

●	We incurred approximately $ million in expenses in connection with this offering, which we do not expect to recur.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections entitled “Prospectus Summary” and our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. This discussion and analysis reflects historical results of operations and financial position, and except as otherwise indicated below, does not give effect of the Reorganization Transactions, including the completion of this offering. See “Organizational Structure.” This discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements are based on the beliefs of Enfusion’s management, as well as assumptions made by, and information currently available to, Enfusion’s management. Actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” included elsewhere in this Prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on Enfusion’s behalf are qualified in their entirety by this paragraph.

Overview

Enfusion is a global, high-growth software-as-a-service provider focused on transforming the investment management industry. Our solution is designed to eliminate technology and information barriers, empowering investment managers to confidently make and execute better-informed investment decisions in real time. We simplify investment and operational workflows by unifying mission critical systems and coalescing data into a single dataset resulting in a single source of truth. This allows stakeholders throughout the entire client organization to interact more effectively with one another across the investment management lifecycle.

We believe, by means of our purposefully designed interconnected systems underpinned by one dataset, we are the only solution that allows clients to see and interact with all parts of the investment management lifecycle ranging from portfolio construction, trading, risk management, accounting and operations through to investor reporting seamlessly in real time, in one screen, in one solution. As a result, our solution enables clients to better align teams, optimizing their investment decision-making operations and technology footprint and lowering operating costs. By harnessing the efficiencies, agility and scale inherent to our cloud-native, multi-tenant software that is integrated with a suite of technology-powered services, we believe we have created the industry’s most compelling investment management solution, capable of shaping and addressing evolving demands of the global investment management landscape.

Our Business Model

By virtue of our flexible and open architecture solution, we offer clients the ability to either replace their investment management systems using the end-to-end Enfusion solution integrated with technology-powered services or supplement their legacy systems with select Enfusion systems such as portfolio management or accounting and over time, expand into using our full solution offering.

Additionally, our solution’s nimble single codebase architecture allows us to dedicate resources to our clients holistically, driving a superior client experience that is critical to our business model. When our clients subscribe to the Enfusion solution, we assign each client a dedicated service team that works with them from the moment of onboarding and throughout their contract lifetime. The continuity in the servicing team assigned to each client ensures that our clients are continuously interfacing with dedicated Enfusion employees that understand their needs, workflows and product use. It also fosters a partnership built on ongoing communication and feedback, which continuously informs the weekly upgrades and functional enhancements that we deliver to each of our clients. As we continue to scale and add clients, we benefit from an evolving solution that mirrors the needs and demands of our clients and the market, leading to a compelling competitive advantage and in turn increased client retention and revenues from expanded and new business.

Our total net revenues were approximately 98.0% and 98.7% recurring subscription-based during the years ended December 31, 2020 and 2019 and approximately 99.4% and 98.0% during the six months ended June 30, 2021 and 2020, respectively. Generally, we charge our clients fees comprised of various components such as user fees, connectivity fees, market data fees and technology-powered service fees, all of which take into account client complexity and that is subject to contract minimums. The weekly enhancements and upgrades that we deliver and the dedicated client service are included in the price of the contract.

To support our growth and capitalize on our market opportunity, we continue to invest across all aspects of our business. In research and development, we are focused on developing additional system functionality that will open revenue opportunities across alternative and institutional investment managers. We have also further institutionalized and increased spend in our sales and marketing efforts, both in the United States and internationally. In the latter half of 2021, we plan to open offices in mainland China and Australia to build on our success in the APAC region and continue to expand our global reach. We continue to be disciplined and strategic about our investments and as a result have been consistently profitable while achieving significant growth.

We operate as a single operating and reportable segment, which reflects the way our chief operating decision maker, or CODM, reviews and assesses the performance of our business. Our total net revenues were $79.6 million and $59.0 million for the years ended December 31, 2020 and 2019, respectively. Platform subscriptions and managed service revenues were $78.0 million for the year ended December 31, 2020, or approximately 98.0% of total net revenues, up approximately 33.9% from $58.3 million for the year ended December 31, 2019. We had net income of $4.1 million and $12.7 million in the years ended December 31, 2020 and 2019, respectively. Our Adjusted EBITDA was $25.3 million and $21.1 million in the years ended December 31, 2020 and 2019, respectively. Our total net revenues were $50.8 million and $37.1 million for the six months ended June 30, 2021 and 2020, respectively. Platform subscriptions and managed service revenues were $50.5 million for the six months ended June 30, 2021, or approximately 99.4% of total net revenues, up approximately 38.8% from $36.4 million for the six months ended June 30, 2020. We had net income of $8.4 million and $10.7 million in the six months ended June 30, 2021 and 2020, respectively. Our Adjusted EBITDA was $13.4 million and $12.8 million in the six months ended June 30, 2021 and 2020, respectively. For additional information on Adjusted EBITDA, including a reconciliation of net income to Adjusted EBITDA, see “Key Metrics and Other Non-GAAP Financial Measures” section below.

Key Factors Affecting Our Operating Results

Breadth of Our Client Base

Our future revenue growth depends, in part, on our ability to expand our reach to new clients. There are significant opportunities to expand our client base across the various client segments we serve today. We believe we are the leading cloud-native, SaaS provider to the global emerging fund and hedge fund sector and expect that as the alternative investment sector grows, we will continue to extend our position. We expect that our efforts in signing new clients in this sector benefit from referrals from our existing clients, client stakeholders when they transit to other or launch new organizations, industry channel partners and strategic partners. In addition, we continue to extend this growth through increasing adoption by larger institutional asset management clients due to increasing acceptance of cloud technology and the robust capabilities of our solution that better meet their evolving needs and address their existing pain points. Taking advantage of the unique position that allows us to sell our products and services through shorter sales cycles and on faster client implementation timelines, we expect to continue to expand and invest our sales efforts to capitalize on opportunities in this client segment.

Expansion of Usage with Existing Clients

We believe there is a significant opportunity to further expand our relationships with existing clients as they continue to evolve and grow in size and expand into new markets and strategies or as we provide new functionality or release new systems or services. We also believe we have a significant opportunity to expand our relationship with existing clients that were not in a position to replace all of their systems at once when they first engaged with us. For those clients that elect to initially utilize some portion of our solution or only use our solution for a particular strategy or fund, we find that once they experience the advantages of our end-to-end solution, many seek opportunities to expand the breadth of their relationship with us to further help improve their investment management workflows and technology infrastructure. We expect our revenues from existing clients to continue to increase as they broaden their use of our solution and expand utilization into other investment groups within the firm.

Existing Client Retention and Renewals

The growth of our revenues base from expanding relationships with our existing clients is driven by our ability to retain these clients. Our client retention also strengthens the stability and predictability of our revenue model, facilitating better management of business. Our Net Dollar Retention Rate was 119.6% and 111.3% for the years ended December 31, 2020 and 2019, respectively. Our Net Dollar Retention Rate was 122.4% and 109.8% for the six months ended June 30, 2021 and 2020, respectively. We believe that our delivery of excellent ongoing innovation together with superior client experience is critical to our client retention and we expect to continue to invest in both areas.

Geographic Expansion

Our future growth depends, in part, on our ability to grow our client base through geographic expansion and build on the success internationally. For the year ended December 31, 2020, we generated approximately 67.9% of our total net revenues in the Americas and approximately 32.1% of our total net revenues outside of the Americas. For the six months ended June 30, 2021, we generated approximately 65.8% of our total net revenues in the Americas and approximately 34.2% of our total net revenues outside of the Americas. We are globally situated in nine offices in Chicago, New York, São Paulo, London, Dublin, Hong Kong, Singapore, Mumbai and Bangalore. We continue to invest in expanding our presence and capitalize on opportunities in markets such as Latin America and Asia Pacific. We continue to make investments in our sales and marketing efforts in regions outside of the Americas to capture the sizeable revenue opportunity.

Leading in Ongoing Innovation & Pursuing Growth Investments

We continuously evaluate opportunities to advance our solution through increased breadth and depth of functionality to better enable our clients to achieve their investment goals and solve for a broader array of business, operational and technology challenges. Our ability to lead and compete with a differentiated solution is dependent upon our pace of innovation. We remain committed to investing in ongoing innovation which may require increased spend in technology and development.

Costs of Being a Public Company

As a newly public company, we will implement additional procedures and processes to address the standards and requirements applicable to public companies. Specifically, accounting, legal and personnel-related expenses and directors’ and officers’ insurance costs will increase as we establish more comprehensive compliance and governance functions, establish internal controls over financial reporting in accordance with the Sarbanes-Oxley Act and prepare and distribute periodic reports in accordance with SEC rules. Our financial statements for the year ending December 31, 2021 onward will begin to reflect the impact of these expenses.

Impact of the COVID-19 Pandemic

While the COVID-19 pandemic has significantly affected the global economy, it has not significantly affected financial results for the year ended December 31, 2020 or the six months ended June 30, 2021. While COVID-19 had a temporary nominal impact on client dialogue, it altogether reinforced our value proposition and amplified the need for our clients to be able to operate systems remotely. In terms of demand, while general economic headwinds have adversely impacted budgets of clients, we believe actions and restrictions in response to COVID-19 have served to highlight the criticality of our products, which we expect to drive increased demand over time as evidenced by a record number of new clients through the end of 2020.

As the situation surrounding the COVID-19 pandemic remains fluid, we are actively managing our response. The extent of the effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic and governmental, regulatory and private sector responses, all of which are uncertain and difficult to predict.

Effects of the Reorganization Transactions on our Corporate Structure

Enfusion, Inc. was incorporated on June 11, 2021 and formed for the purpose of this offering and has engaged to date only in activities in contemplation of this Offering. Enfusion, Inc. will be a holding company and its sole material asset will be an ownership interest in Enfusion Ltd. LLC. For more information regarding our reorganization and holding company structure, see “Organizational Structure — Reorganization Transactions.”

Upon completion of this offering, all of our business will be conducted through Enfusion Ltd. LLC and the financial results of Enfusion Ltd. LLC will be included in the consolidated financial statements of Enfusion, Inc. Enfusion Ltd. LLC was formed as a Delaware limited liability company on August 23, 1995. Enfusion Ltd. LLC has been treated as a pass-through entity for U.S. federal and state income tax purposes and accordingly has not been subject to U.S. federal or state income tax. After consummation of this offering, Enfusion Ltd. LLC will continue to be treated as a pass-through entity for U.S. federal and state income tax purposes. As a result of its ownership of Common Units in Enfusion Ltd. LLC, Enfusion, Inc. will become subject to U.S., federal, state and local income taxes with respect to its allocable share of any taxable income with respect to its allocable share of any taxable income of Enfusion Ltd. LLC and will be taxed at the prevailing corporate tax rates.

In addition to tax expenses, we also will incur expenses related to our operations and we will be required to make payments under the Tax Receivable Agreement. Due to the uncertainty of various factors, we cannot estimate the likely tax benefits we will realize as a result of Common Unit exchanges and the resulting amounts we are likely to pay out to Common Unit holders to the Tax Receivable Agreement; however, we estimate that such payments may be substantial. We intend to cause Enfusion Ltd. LLC to make distributions in an amount sufficient to allow us to pay our tax obligations and operating expenses, including distributions to fund any ordinary course payments due under the Tax Receivable Agreement. See “Organizational Structure—Reclassification and Amendment and Restatement of the Operating Agreement of Enfusion Ltd. LLC” and “Organizational Structure—Tax Receivable Agreement.”

Components of Our Results of Operations

Revenues

Platform subscriptions

Platform subscriptions revenues consists primarily of user fees to provide our clients access to our cloud-based solution. Fees consider various components such as numbers of users, connectivity, trading volume, data usage and product coverage. Platform subscription clients do not have the right to take possession of the platform’s software and do not have any general return right. Platform subscription revenues are generally recognized ratably over the period of contractually enforceable rights and obligations, beginning on the date that the client gains access to the platform. Most platform subscription contracts have a one-year term and are cancellable with 30 days’ notice. Installment payments are invoiced at the end of each calendar month during the subscription term. We have a limited number of contracts that are non-cancellable. We have determined the impact of these contracts is not material on our pattern of revenue recognition.

Managed services

Managed services revenues primarily consists of client-selected middle and back-office, technology-powered services. We recognize revenues monthly as the managed services are performed with invoicing occurring at the end of the month. Generally, invoices have a 30-day payment period in accordance with the associated contract. There is no financing available.

Other

Other revenues consists of non-subscription-based revenues, such as sponsor development of enhancements driven by a particular client, but received by all clients and data conversion and services that integrate a client’s historical data into our solution. We recognize revenues monthly as these services are performed with invoicing occurring at the end of each month.

Cost of Revenues

Cost of revenues consists primarily of personnel-related costs associated with the delivery of our software and services, including base salaries, bonuses, employee benefits and related costs. Additionally, cost of revenues includes amortization of capitalized software development costs, allocated overhead and certain direct data and hosting costs. Our cost of revenues has fixed and variable components and depends on the type of revenues earned in each period. We expect our cost of revenues to increase in absolute dollars as we continue to hire personnel to provide hosting services and technical support to our growing client base. We anticipate additional cost of revenues during the year in which we complete this offering as a result of the stock-based compensation expenses associated with the future issuance of Class A common stock to former participants in our Change in Control Bonus Plan as described further below in “Executive Compensation—Change in Control Bonus Plan”, as well as additional stock-based compensation expense going forward related to the restricted stock units to be granted in connection with this offering as described in “Executive Compensation—IPO Equity Grants” and other equity awards to be made to service providers under our equity plans.

Operating Expenses

General and administrative

General and administrative expenses consist of personnel costs and related expenses for executive, finance, legal, human resources, recruiting and administrative personnel, including salaries, benefits and bonuses fees for external legal, accounting, recruiting and other consulting services. We expect these expenses will increase as we continue to expand our client base and our geographic footprint and as we incur costs associated with being a publicly-traded company, including additional legal, audit and consulting fees. We anticipate additional general and administrative expenses during the year in which we complete this offering as a result of the stock-based compensation expenses associated with the future issuance of Class A common stock to former participants in our Change in Control Bonus Plan as described further below in “Executive Compensation—Change in Control Bonus Plan”, as well as additional stock-based compensation expense going forward related to the restricted stock units to be granted in connection with this offering as described in “Executive Compensation—IPO Equity Grants” and other equity awards to be made to service providers under our equity plans.

Sales and marketing

Sales and marketing expenses consist primarily of personnel and related costs associated with our sales and marketing staff, including base salaries, employee benefits, bonuses and commissions. We expect our sales and marketing expenses to continue to increase as we implement new marketing strategies and build our professional sales organization to support our client base growth and geographic expansion. We anticipate additional sales and marketing expenses during the year in which we complete this offering as a result of the stock-based compensation expense associated with the future issuance of Class A common stock to former participants in our Change in Control Bonus Plan as described in “Executive Compensation—Change in Control Bonus Plan”, as well as additional stock-based compensation expenses going forward related to the restricted stock units to be granted in connection with this offering as described in “Executive Compensation—IPO Equity Grants” and other equity awards to be made to service providers under our equity plans.

Technology and development

Technology and development expenses consist primarily of research and development activities, non-capitalizable costs of developing content and certain overhead allocations. These costs include employee-related costs, consulting services, expenses related to the product design, development, testing and enhancements of our subscription services. We expect that our technology and development expenses will increase in absolute dollars and may increase as a percentage of our revenues as we continue to enhance our platform functionality and develop new content and features. Additionally, our technology and development expense may fluctuate as a percentage of our total net revenues from period to period depending on the timing of development. We anticipate additional technology and development expenses during the year in which we complete this offering as a result of the stock-based compensation expenses associated with the future issuance of Class A common stock to former participants in our Change in Control Bonus Plan as described in “Executive Compensation—Change in Control Bonus Plan”, as well as additional stock-based compensation expense going forward related to the restricted stock units to be granted in connection with this offering as described in “Executive Compensation—IPO Equity Grants” and other equity awards to be made to service providers under our equity plans.

We expect that the aggregate amount of stock-based compensation expense we will recognize at the time of this offering in connection with the future issuance of shares of Class A common stock to former holders of Award Units under our former Change in Control Bonus Plan will be approximately $         million (based upon an assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus). Each $1.00 increase or decrease in the assumed initial public offering price of $        per share would increase or decrease, as applicable, this estimated stock-based compensation expense by approximately $           .

Non-Operating Income (Expense)

Non-operating income (expense) consists of interest expense and other income (expense). Interest expense consists primarily of interest accrued or paid associated with our debt, including the amortization of debt issuance costs. We expect interest expense to vary each reporting period depending on the amount of outstanding indebtedness and prevailing interest rates. Other income (expense) consists primarily of foreign currency translation gains and losses.

Income Tax

Enfusion Ltd. LLC has historically been treated as a pass-through entity for U.S. federal tax purposes and most applicable state and local income tax purposes. Income tax provision represents the income tax expense or benefit associated with our foreign operations based on the tax laws of the jurisdictions in which we operate.

After consummation of the Reorganization Transactions, Enfusion, Inc. will be subject to U.S. federal income taxes with respect to our allocable share of any U.S. taxable income of Enfusion, Ltd. LLC and will be taxed at the prevailing corporate tax rates. Enfusion, Inc. will be treated as a U.S. corporation for U.S. federal, state and local income tax purposes. Accordingly, a provision for income taxes will be recorded for the anticipated tax consequences of our reported results of operations for federal income taxes.

Key Metrics and Other Non-GAAP Financial Measures

In connection with the management of our business, we identify, measure and assess a variety of key metrics and use certain non-GAAP financial measures. The key metrics and non-GAAP financial measures we use in managing our business are set forth below.

Annual Recurring Revenue

We calculate Annual Recurring Revenue, or ARR, by annualizing platform subscriptions and managed services revenues recognized in the last month of the measurement period. We believe ARR provides important information about our future revenue potential, our ability to acquire new clients and our ability to maintain and expand our relationship with existing clients. ARR was $93.4 million and $68.0 million as of December 31, 2020 and December 31, 2019, respectively. ARR was $107.9 million and $74.9 million as of June 30, 2021 and June 30, 2020, respectively. ARR is included in a set of metrics we calculate monthly to review with management as well as periodically with our board of directors.

Net Dollar Retention Rate

We calculate Net Dollar Retention Rate as of a period end by starting with the ARR for all clients as of twelve months prior to such period end or Prior Period ARR. We then calculate the ARR from those same clients as of the current period end, or Current Period ARR. Current Period ARR includes expansion within existing clients inclusive of contraction and voluntary attrition, but excludes involuntary cancellations. We define involuntary cancellations as accounts that were cancelled due to the client no longer being in business. We identify involuntary cancellations to be excluded from our Net Dollar Retention Rate calculation based on representations made by the client at the time of cancellation. Our Net Dollar Retention Rate is equal to the Current Period ARR divided by the Prior Period ARR.

Our Net Dollar Retention Rate was 119.6% and 111.3% as of December 31, 2020 and December 31, 2019, respectively. Our Net Dollar Retention Rate was 122.4% and 109.8% as of June 30, 2021 and June 30, 2020, respectively. We believe Net Dollar Retention Rate is an important metric because, in addition to providing a measure of retention, it indicates our ability to grow revenues within existing client accounts.

Revenue Churn Rate and Adjusted Revenue Churn Rate

We calculate our Revenue Churn Rate by measuring the revenue contribution associated with clients that cancel all of their product and service agreements with us over the measurement year. This cancelled revenue contribution for each such client is calculated as the revenues recognized for such clients over the trailing 12 months prior to the month in which the client cancelled its product and service agreements. We then divide this cancelled revenue contribution by the ARR calculated for the prior period to calculate our Revenue Churn Rate. Our Revenue Churn Rate for the years ended December 31, 2020 and December 31, 2019, was 5.2% and 10.1%, respectively. Our Revenue Churn Rate for the six months ended June 30, 2021 and June 30, 2020 was 4.0% and 7.0%, respectively.

We also calculate an Adjusted Revenue Churn Rate which excludes all involuntary cancellations as described above. Our Adjusted Revenue Churn Rate for the year ended December 31, 2020 and December 31, 2019, was 0.9% and 0.3%, respectively. Our Adjusted Revenue Churn Rate for the six months ended June 30, 2021 and June 30, 2020 was 0.2% and 0.9%, respectively. We believe our Revenue Churn Rate and Adjusted Revenue Churn Rate are important metrics because they indicate our ability to retain our existing client base.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, U.S. GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain items of a non-recurring or unusual nature, as well as payments to repurchase management incentive awards from our Change in Control Bonus Plan and initial public offering costs. We determined to exclude the repurchase of management incentive awards due to the infrequent nature of these discretionary repurchases. We believe excluding these expenses from the non-GAAP financial measures is useful to both management and investors because it facilitates comparability of period to period results, provides meaningful supplemental information regarding our core operating performance, and does not result in the non-GAAP measures being misleading. Adjusted EBITDA Margin represents Adjusted EBITDA divided by total net revenues.

These measures are presented because they are the primary measures used by management to evaluate our financial performance and for forecasting purposes. This non-GAAP financial information is useful to investors because it eliminates certain items that affect period-over-period comparability and provides consistency with past financial performance and additional information about underlying results and trends by excluding certain items that may not be indicative of our business, results of operations or outlook. Additionally, we believe that these and similar measures are widely used by securities analysts, investors and other interested parties as a means of evaluating a company’s operating performance.

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures, are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income, income from operations or any other performance measures determined in accordance with U.S. GAAP. Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP, but rather as supplemental information to our business results. Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items or events being adjusted. In addition, other companies may use different measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA and Adjusted EBITDA Margin as tools for comparison.

The following table reconciles net income to Adjusted EBITDA. Net income, calculated in accordance with U.S. GAAP, is the most directly comparable financial measure to Adjusted EBITDA.

	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2020	2019	2021	2020
Net income	$4,061	12,656	8,360	10,667
Adjustments:
Interest expense	1,662	724	2,802	728
Income taxes	433	486	551	429
Depreciation and amortization	2,291	1,157	1,672	1,011
Payments for management incentive awards	16,860	6,086	-	-
Adjusted EBITDA	$25,307	$21,109	$13,385	$12,835

Net income margin	5.1%	21.4%	16.5%	28.7%
Adjusted EBITDA Margin	31.8%	35.8%	26.3%	34.6%

Results of Operations

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this Prospectus. The following table sets forth our consolidated results of operations for the periods shown:

	Year Ended December 31,		Six Months Ended June 30,
(in thousands)	2020	2019	2021	2020

			Unaudited
REVENUES:
Platform subscriptions	$73,550	$55,877	$47,187	$34,471
Managed services	4,436	2,379	3,294	1,905
Other	1,579	771	321	744
Total net revenues	79,565	59,027	50,802	37,120

COST OF REVENUES:
Platform subscriptions	18,015	13,698	11,420	7,951
Managed services	2,512	2,563	1,818	1,449
Other	831	700	348	407
Total cost of revenues	21,358	16,961	13,586	9,807
Gross profit	58,207	42,066	37,216	27,313

OPERATING EXPENSES:
General and administrative	35,888	16,625	13,838	8,065
Sales and marketing	9,927	7,426	7,422	4,547
Technology and development	6,318	4,146	4,243	2,879
Total operating expenses	52,133	28,197	25,503	15,491
Income from operations	6,074	13,869	11,713	11,822

NON-OPERATING INCOME (EXPENSE):
Interest expense	(1,662)	(724)	(2,802)	(728)
Other income (expense)	82	(3)	-	2
Total non-operating income (expense)	(1,580)	(727)	(2,802)	(726)

Income before income taxes	4,494	13,142	8,911	11,096
Income taxes	433	486	551	429
Net income	$4,061	$12,656	$8,360	$10,667

Six Months Ended June 30, 2021 and 2020

Revenues

	Six Months Ended June 30,
			Increase (Decrease)
($ in thousands)	2021	2020	Amount	Percent
Revenues:
Platform subscriptions	$47,187	$34,471	$12,716	36.9%
Managed services	3,294	1,905	1,389	72.9%
Other	321	744	(423)	(56.9)%
Total net revenues	$50,802	$37,120	$13,682	36.9%

Platform subscriptions

The increase in platform subscription revenues for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by the increase in revenues from new clients of $6.9 million as a result of our client count increasing from 480 to 635 from June 30, 2020 to June 30, 2021 and increased revenues generated from existing clients of $6.8 million, which includes the full-period impact of prior period sales, sales of new services to existing clients and contractual growth.

Managed services

The increase in managed services revenues for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by increased adoption of our technology-powered services by our existing and expanding client base.

Other

The decrease in other revenues for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by a decrease of non-recurring service fees.

Cost of Revenues, Gross Profit (Loss) and Gross Profit Margin

	Six Months Ended June 30,
			Increase (Decrease)
($ in thousands)	2021	2020	Amount	Percent
Cost of revenues:
Platform subscriptions	$11,420	$7,951	$3,469	43.6%
Managed services	1,818	1,449	369	25.5%
Other	348	407	(59)	(14.5)%
Total cost of revenues	$13,586	$9,807	$3,779	38.5%

Gross profit (loss):
Platform subscriptions	$35,767	$26,520	$9,247	34.9%
Managed services	1,476	456	1,020	223.7%
Other	(27)	337	(364)	(108.0)%
Total gross profit	$37,216	$27,313	$9,903	36.3%

Gross profit margin:
Platform subscriptions	75.8%	76.9%
Managed services	44.8%	23.9%
Other	(8.4)%	45.3%
Total gross profit margin	73.3%	73.6%

Platform subscriptions

The increase in cost of platform subscription revenues for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by an increase in personnel-related costs resulting from headcount increases to support our growth as well as an increase in client onboarding costs driven by new client growth and existing client conversions. Headcount related directly to platform subscriptions was 198 and 132 as of June 30, 2021 and 2020, respectively.

Managed service

The increase in cost of managed service revenues for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by an increase in personnel-related costs resulting from headcount increases to support our growth. Headcount related directly to managed services was 141 and 44 as of June 30, 2021 and 2020, respectively.

Other

The decrease in cost of other revenues for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by a decrease in non-recurring service revenues.

Operating Expenses

	Six Months Ended June 30,
			Increase (Decrease)
($ in thousands)	2021	2020	Amount	Percent
Operating expenses:
General and administrative	$13,838	8,065	$5,773	71.6%
Sales and marketing	7,422	4,547	2,875	63.2%
Technology and development	4,243	2,879	1,364	47.4%
Total operating expenses	$25,503	15,491	$10,012	64.7%

General and administrative

The increase in general and administrative expense for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by the continued evolution of our executive team and additional professional hires.

Sales and marketing

The increase in sales and marketing expense for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by an increase in expenses related to the growth of our professional sales organization. These expenses included personnel-related costs resulting from headcount increases to support our growth. Headcount related directly to sales and marketing was 101 and 66 as of June 30, 2021 and 2020, respectively. These expense increases also included commissions paid to our sales professionals.

Technology and development

The increase in technology and development expense for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by an increase in personnel costs as we increased product and developer headcount to support our growth initiatives and continue our focus on the growth of our product development group within our organization. Product and developer headcount was 70 and 47 as of June 30, 2021 and 2020, respectively. The remaining increases are from higher expenses related to operating our product development group to drive innovation and overall growth in our business.

Non-Operating Income (Expense)

	Six Months Ended June 30,
			Increase (Decrease)
($ in thousands)	2021	2020	Amount	Percent
Interest expense	$2,802	728	$2,074	284.9%
Other (income) expense	-	(2)	2	N/M
Total non-operating expense	$2,802	726	$2,076	286.0%

The overall change in non-operating income (expense) for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by an increase of $2.1 million in interest expense.

Years Ended December 31, 2020 and 2019

Revenues

	Year Ended December 31,
			Increase (Decrease)
($ in thousands)	2020	2019	Amount	Percent
Revenues:
Platform subscriptions	$73,550	$55,877	$17,673	31.6%
Managed services	4,436	2,379	2,057	86.5%
Other	1,579	771	808	104.8%
Total net revenues	$79,565	$59,027	$20,538	34.8%

Platform subscriptions

The increase in platform subscription revenues for the year ended December 31, 2020 compared to the year ended December 31, 2019 was driven by the increase in revenues from new clients of $5.7 million as a result of our client count increasing from 450 to 556 from December 31 2019 to December 31, 2020, and increased revenues generated from existing clients of $12.0 million, which includes the full-period impact of prior period sales, sales of new services to existing clients and contractual growth.

Managed services

The increase in managed services revenues for the year ended December 31, 2020 compared to the year ended December 31, 2019 was driven by increased adoption of our technology-powered services by our existing and expanding client base.

Other

The increase in other revenues for the year ended December 31, 2020 compared to the year ended December 31, 2019 was driven by an increase of non-recurring service fees.

Cost of Revenues, Gross Profit (Loss) and Gross Profit Margin

	Year Ended December 31,
			Increase (Decrease)
($ in thousands)	2020	2019	Amount	Percent
Cost of revenues:
Platform subscriptions	$18,015	$13,698	$4,317	31.5%
Managed services	2,512	2,563	(51)	(2.0)%
Other	831	700	131	18.7%
Total cost of revenues	$21,358	$16,961	$4,397	25.9%

Gross profit (loss):
Platform subscriptions	$55,535	$42,179	$13,356	31.7%
Managed services	1,924	(184)	2,108	N/M
Other	748	71	677	953.5%
Total gross profit	$58,207	$42,066	$16,141	38.4%

Gross profit margin:
Platform subscriptions	75.5%	75.5%
Managed services	43.4%	(7.7)%
Other	47.4%	9.2%
Total gross profit margin	73.2%	71.3%

Platform subscriptions

The increase in cost of platform subscription revenues for the year ended December 31, 2020 compared to the year ended December 31, 2019 was driven by an increase in personnel-related costs resulting from headcount increases to support our growth as well as an increase in client onboarding costs driven by new client growth and existing client conversions. Headcount related directly to platform subscriptions was 142 and 102 as of December 31, 2020 and 2019, respectively.

Managed service

The decrease in cost of managed service revenues for the year ended December 31, 2020 compared to the year ended December 31, 2019 was driven by our ability to capitalize on efficiencies gained by the growth of our global workforce.

Other

The increase in cost of other revenues for the year ended December 31, 2020 compared to the year ended December 31, 2019 was driven by an increase in non-recurring service revenues.

Operating Expenses

	Year Ended December 31,
			Increase (Decrease)
($ in thousands)	2020	2019	Amount	Percent
Operating expenses:
General and administrative	$35,888	$16,625	$19,263	115.9%
Sales and marketing	9,927	7,426	2,501	33.7%
Technology and development	6,318	4,146	2,172	52.4%
Total operating expenses	$52,133	$28,197	$23,936	84.9%

General and administrative

The increase in general and administrative expense for the year ended December 31, 2020 compared to the year ended December 31, 2019 was driven by a cash payment of $16.9 million in December 2020, in association with the issuance of Class D Units (see Note 9 to our consolidated financial statements included elsewhere in this prospectus), to repurchase Management Incentive Units awarded under the Change in Control Bonus Plan (see Note 10 to our consolidated financial statements included elsewhere in this prospectus). In addition, the increase was driven by the continued evolution of our executive team and additional professional hires.

Sales and marketing

The increase in sales and marketing expense for the year ended December 31, 2020 compared to the year ended December 31, 2019 was driven by an increase in expenses related to our continued focus on the growth of our professional sales organization. These expenses included personnel-related costs resulting from headcount increases supporting our growth. Headcount related directly to sales and marketing was 82 and 54 as of December 31, 2020 and 2019, respectively. These expense increases also included commissions paid to our sales professionals.

Technology and development

The increase in technology and development expense was primarily driven by a 52.4% increase in additional personnel costs as we increase product and developer headcount to support our growth initiatives and continue our focus on the growth of our product development group within our organization. Product and developer headcount was 59 and 45 as of December 31, 2020 and 2019, respectively. The remaining increases are from higher expenses related to operating our product development group to drive innovation and overall growth in our business.

Non-Operating Income (Expense)

	Year Ended December 31,
			Increase (Decrease)
($ in thousands)	2020	2019	Amount	Percent
Interest expense	$1,662	$724	$938	129.6%
Other (income) expense	(82)	3	(85)	N/M
Total non-operating expense	$1,580	$727	$853	117.3%

The overall change in non-operating income (expense) for the year ended December 31, 2020 compared to the year ended December 31, 2019 was driven by an increase of $0.9 million in interest expense.

Liquidity and Capital Resources

To date, we have funded our capital needs through collections from our clients and issuances of debt. As of December 31, 2020, we had cash of $13.9 million and $4.8 million in available borrowing capacity under our Revolving Debt (as defined below). As of June 30, 2021, we had cash of $14.5 million and $4.8 million in available borrowing capacity under our Revolving Debt.

We believe that our cash flows from operations and existing available cash, together with our other available external financing sources, will be adequate to fund our operating and capital needs for at least the next 12 months. Our future capital requirements will depend on many factors, including our pace of growth, subscription renewal activity, the timing and extent of spend to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced services offerings and the continuing market acceptance of our services. Following this offering, we expect that our future principal uses of cash will also include paying income taxes and obligations under our Tax Receivable Agreement. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, which could decrease our cash and cash equivalents and increase our cash requirements. As a result of these and other factors, we could use our available capital resources sooner than expected and may be required to seek additional equity or debt.

Cash Flow Information

Six Months Ended June 30, 2021 and 2020

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the periods indicated.

	Six Months Ended June 30,
			Increase (Decrease)
($ in thousands)	2021	2020	Amount	Percent
Net cash provided by operating activities	$7,803	$6,264	1,539	24.6%
Net cash used in investing activities	(4,401)	(2,905)	(1,496)	51.5%
Net cash provided by (used in) financing activities	(2,745)	(1,055)	(1,690)	160.2%
Effect of exchange rate changes on cash	(80)	(199)	119	(59.8)%
Net increase (decrease) in cash	$577	$2,105	(1,528)	(72.6)%

Cash provided by operating activities

We generated $7.8 million in cash flows from operating activities during the six months ended June 30, 2021, resulting from our net income of $8.4 million, adjusted by non-cash charges of $1.9 million, and offset by $2.5 million of cash used in working capital activities. Cash used by working capital accounts was due to increases in accounts receivable and accrued expenses and other liabilities, consistent with our growth.

We generated $6.3 million in cash flows from operating activities during the six months ended June 30, 2020, resulting from our net income of $10.7 million, adjusted by non-cash charges of $1.2 million, and offset by $5.6 million of cash used in working capital activities. Cash used by working capital accounts was due to increases in accounts receivable and accrued expenses and other liabilities, consistent with our growth.

The increase in net cash provided by operating activities of $1.5 million in the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by a decrease in net cash used in working capital activities of $3.0 million, which was offset by a decrease in net income adjusted by non-cash charges of $1.5 million.

Cash used in investing activities

The increase in net cash used in investing activities of $1.5 million in the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was driven by investments of property and equipment costs to support the expansion of our business.

Cash used in financing activities

Net cash used in financing activities were $2.7 million during the six months ended June 30, 2021, resulting from payments of member distributions.

Net cash used in financing activities were $1.0 million during the six months ended June 30, 2020, resulting from payment of member distributions of $2.6 million, which was offset by proceeds from our draw on the Revolving Debt of $1.8 million and repayment of the term loan of $0.2 million.

Years Ended December 31, 2020 and 2019

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the periods indicated.

	Year Ended December 31,
			Increase (Decrease)
($ in thousands)	2020	2019	Amount	Percent
Net cash provided by operating activities	$1,665	$12,306	$(10,641)	(86.5)%
Net cash used in investing activities	(5,068)	(4,429)	(639)	14.4%
Net cash provided by (used in) financing activities	11,559	(7,541)	19,100	(253.3)%
Effect of exchange rate changes on cash	(116)	(86)	(30)	34.9%
Net increase (decrease) in cash	$8,040	$250	$7,790

Cash provided by operating activities

We generated $1.7 million in cash flows from operating activities during the year ended December 31, 2020, resulting from our net income of $4.1 million, adjusted by non-cash charges of $3.4 million, and offset by $5.8 million of cash used in working capital activities. Cash flows from operations was impacted by a one-time cash payment of $16.9 million to repurchase Management Incentive Units awarded under the Change in Control Bonus Plan (see Note 10 to our consolidated financial statements included elsewhere in this prospectus). Cash used by working capital accounts was primarily due to increases in accounts receivable, consistent with our revenue growth.

We generated $12.3 million in cash flows from operating activities during the year ended December 31, 2019 resulting from our net income of $12.7 million, adjusted by non-cash charges of $1.4 million, and offset by $1.8 million of cash used in working capital activities. Cash flows from operations was impacted by a one-time cash payment of $6.1 million to repurchase Management Incentive Units awarded under the Change in Control Bonus Plan (see Note 10 to our consolidated financial statements included elsewhere in this prospectus).

Net cash provided by operating activities in the year ended December 31, 2020 of $1.7 million was $10.6 million lower than net cash provided of $12.3 million in 2019, due to lower net income resulting from a larger cash payment in 2020 compared to 2019 for the repurchase Management Incentive Units.

Cash used in investing activities

Net cash used in investing activities is comprised of purchases of property and equipment. The increase in net cash used in investing activities of $639 thousand in the year ended December 31, 2020 was primarily driven by investments of property and equipment costs to support the expansion of our business.

Cash provided by financing activities

We generated $11.6 million in cash flows from financing activities during the year ended December 31, 2020, resulting from the issuance of Class D Units for $93.5 million, largely offset by redemptions of Class A Units of $76.6 million. We also received proceeds of $72.3 million from the increased term loan borrowing, of which $71.1 million was distributed to certain members of Enfusion Ltd. LLC, and paid $4.6 million in tax distributions to certain members.

Net cash used in financing activities were $7.5 million during the year ended December 31, 2019, resulting from the $57.5 million from the issuance of Class C units, offset by $57.5 million of redemptions of Class A Units. We also received proceeds of $30.0 million from the initial issuance of a term loan, of which $24.0 million was distributed to certain members of Enfusion Ltd. LLC, and paid $11.0 million in tax distributions to certain members.

Indebtedness

On August 2, 2019, we entered into a credit agreement that provided for a $30.0 million term loan, or the Term Loan, and a $2.0 million revolving debt facility, or the Revolving Debt. Net proceeds of $24 million were distributed to certain members of Enfusion Ltd. LLC (see Note 9 to our consolidated financial statements included elsewhere in this prospectus). On April 13, 2020, we drew $1.8 million of the Revolving Debt to expand our liquidity amid the uncertainty of the COVID-19 pandemic. We repaid the $1.8 million of Revolving Debt principal (plus de minimis interest) on September 24, 2020. On August 9, 2020, the Revolving Debt agreement was amended and restated to increase the commitment amount of the Revolving Debt from $2.0 million to $5.0 million. On December 17, 2020, the Term Loan agreement was amended and restated to increase the outstanding principal balance to $100.0 million. Net proceeds of $71.1 million from the Term Loan were distributed to certain Members of Enfusion Ltd. LLC (see Note 9 to our consolidated financial statements included elsewhere in this prospectus).

Borrowings under the Term Loan bear interest with a fixed component of 4.25% as well as a variable component based on LIBOR. The LIBOR rate for the term loan is subject to a minimum of 1%. The selected one-month LIBOR rate for the term loan on December 31, 2020 and June 30, 2021 was below the 1% minimum. Thus, the interest rate for the term loan as of December 31, 2020 and June 30, 2021 was 5.25%. In addition, we are required to pay $1.25 million each quarter of principal repayment commencing on September 30, 2021, increasing up to $2.5 million starting in March 31, 2024. Any unpaid principal and accrued interest will be due on December 17, 2025. The credit agreement also states that beginning in 2022, an excess cash flow recapture payment equal to 25% of excess cash flow must be made toward the prepayment of the Term Loan for fiscal years with a leverage ratio greater than 3:1.

The Term Loan contains certain covenants with which we must comply, including a fixed charge ratio covenant and a leverage ratio covenant. We were in compliance with all loan covenants and requirements for the years ended December 31, 2020 and December 31, 2019 as well as for the six months ended June 30, 2021 and June 30, 2020, respectively.

Contractual Obligations and Commitments

In addition to required future minimum principal payments on our Term Loan as discussed above, we have service agreements for the use of data processing facilities. These service agreements expire at various dates through 2022. We also lease office space under operating lease agreements.

The following table summarizes our contractual obligations as of December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due By Period
($ in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Principal payments on long-term debt obligations	$100,000	$2,500	$10,000	$87,500	$-
Operating lease obligations	8,467	2,672	4,146	1,649	-
Service agreement obligations	1,189	748	441	-	-
Total	$109,656	$5,920	$14,587	$89,149	$-

There were no material changes in our contractual obligations and commitments from December 31, 2020 to June 30, 2021.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that may be material to investors.

Tax Receivable Agreement

Prior to the completion of this offering, we will enter into a Tax Receivable Agreement with certain of our pre-IPO owners that provides for the payment by Enfusion, Inc. to such pre-IPO owners of 85% of the benefits, if any, that Enfusion, Inc. actually realizes, or is deemed to realize (calculated using certain assumptions) as a result of: (i) existing tax basis acquired in this offering; (ii) increases in existing tax basis and adjustments to the tax basis of the tangible and intangible assets of Enfusion Ltd. LLC as a result of sales or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units in connection with or after this offering; (iii) Enfusion, Inc.’s utilization of certain tax attributes of the Blocker Companies; and (iv) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The existing tax basis, increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to Enfusion, Inc. and, therefore, may reduce the amount of U.S. federal, state and local tax that Enfusion, Inc. would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis and a court could sustain such a challenge. The existing tax basis acquired in this offering and the increase in existing tax basis and the anticipated tax basis adjustments upon purchases or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Enfusion, Inc. may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of Enfusion, Inc. and not of Enfusion Ltd. LLC. Enfusion, Inc. expects to benefit from the remaining 15% of cash tax benefits, if any, it realizes from such tax benefits. For purposes of the Tax Receivable Agreement, the cash tax benefits will be computed by comparing the actual income tax liability of Enfusion, Inc. to the amount of such taxes that Enfusion, Inc. would have been required to pay had there been no existing tax basis, no anticipated tax basis adjustments of the assets of Enfusion Ltd. LLC as a result of purchases or exchanges (or deemed exchanges) or distributions (or deemed distributions) and no utilization of certain tax attributes of the Blocker Companies and had Enfusion, Inc. not entered into the Tax Receivable Agreement. The actual and hypothetical tax liabilities determined in the Tax Receivable Agreement will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period (along with the use of certain other assumptions). The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless Enfusion, Inc. exercises its right to terminate the Tax Receivable Agreement early, certain changes of control occur (as described in more detail below) or Enfusion, Inc. breaches any of its material obligations under the Tax Receivable Agreement, in which case all obligations generally will be accelerated and due as if Enfusion, Inc. had exercised its right to terminate the Tax Receivable Agreement. The payment to be made upon an early termination of the Tax Receivable Agreement will generally equal the present value of payments to be made under the Tax Receivable Agreement using certain assumptions. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increase in existing tax basis and the anticipated tax basis adjustments upon the purchase or exchange (or deemed exchange) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

●	the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of Enfusion Ltd. LLC at the time of each purchase or exchange. In addition, the increase in existing tax basis acquired upon the future exchange of Common Units for shares of Class A common stock will vary depending on the amount of remaining existing tax basis at the time of such purchase or exchange;
●	the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Enfusion Ltd. LLC, is directly proportional to the price of shares of our Class A common stock at the time of the purchase or exchange;
●	the extent to which such purchases or exchanges do not result in a basis adjustment—if a purchase or an exchange does not result in an increase to the existing basis, increased deductions will not be available;
●	the amount of tax attributes—the amount of applicable tax attributes of the Blocker Companies at the time of the Blocker Restructuring will impact the amount and timing of payments under the Tax Receivable Agreement;
●	changes in tax rates—payments under the Tax Receivable Agreement will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period, so changes in tax rates will impact the magnitude of cash tax benefits covered by the Tax Receivable Agreement and the amount of payments under the Tax Receivable Agreement; and
●	the amount and timing of our income—Enfusion, Inc. is obligated to pay 85% of the cash tax benefits under the Tax Receivable Agreement as and when realized. If Enfusion, Inc. does not have taxable income, Enfusion, Inc. is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for a taxable year in which it does not have taxable income because no cash tax benefits will have been realized. However, any tax attributes that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in cash tax benefits that will result in payments under the Tax Receivable Agreement.

We expect that as a result of the size of the existing tax basis acquired in this offering, the increase in existing tax basis and the anticipated tax basis adjustment of the tangible and intangible assets of Enfusion Ltd. LLC upon the purchase or exchange (or deemed exchange) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common

Units and our possible utilization of certain tax attributes, the payments that we may make under the Tax Receivable Agreement will be substantial. We estimate the amount of existing tax basis acquired in this offering to be approximately $         million. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that Enfusion, Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or if distributions to Enfusion, Inc. by Enfusion Ltd. LLC are not sufficient to permit Enfusion, Inc. to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. Late payments under the Tax Receivable Agreement generally will accrue interest at an uncapped rate equal to one-year LIBOR (or its successor rate) plus          basis points. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of us by the pre-IPO owners.

In addition, Enfusion, Inc. may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax benefits with respect to all Common Units. In determining such anticipated future cash tax benefits, the Tax Receivable Agreement includes several assumptions, including that (i) any Common Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A common stock at the time of termination, (ii) Enfusion, Inc. will have sufficient taxable income in each future taxable year to fully realize all potential tax benefits, (iii) Enfusion, Inc. will have sufficient taxable income to fully utilize any remaining net operating losses subject to the Tax Receivable Agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the early termination or change in control, (iv) the tax rates for future years will be those specified in the law as in effect at the time of termination and (v) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax benefits are discounted at a rate equal to the lesser of: (i)       % per annum; and (ii) one-year LIBOR (or its successor rate) plus          basis points. Assuming that the market value of a share of Class A common stock were to be equal to the initial public offering price per share of Class A common stock in this offering and that one-year LIBOR were to be        %, we estimate that the aggregate amount of these termination payments would be approximately $          if Enfusion, Inc. were to exercise its termination right immediately following this offering.

Furthermore, in the event of certain changes of control, if Enfusion, Inc. breaches any of its material obligations under the Tax Receivable Agreement and in certain events of bankruptcy or liquidation, the obligations of Enfusion, Inc. would be automatically accelerated and be immediately due and payable, and Enfusion, Inc. would be required to make an immediate payment equal to the present value of the anticipated future cash tax benefit with respect to all Common Units, calculated based on the valuation assumptions described above. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. As a result, Enfusion, Inc. could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual cash tax benefits that Enfusion, Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement or that are prior to the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. Changes in law or changes in tax rates following the date of acceleration may also result in payments being made in excess of the future tax benefits, if any.

Decisions made by our pre-IPO owners in the course of running our business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. Enfusion, Inc. will not be reimbursed for any payments previously made under the Tax Receivable Agreement if any of the tax attributes subject to the Tax Receivable Agreement are successfully challenged by the IRS, although such amounts may reduce our future obligations, if any, under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of Enfusion, Inc.’s cash tax benefits.

Dividend policy

Assuming Enfusion Ltd. LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A common stockholders out of the portion, if any, of such distributions remaining after our payment of taxes, Tax Receivable Agreement payments and expenses will be made at the sole discretion of our board of directors. Our board of directors may change our dividend policy at any time. See “Dividend Policy.”

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the amounts of assets and liabilities at the date of the consolidated financial statement and amounts of revenues and expenses reported during the period. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances.

Revenue Recognition

Revenue recognition requires judgment and the use of estimates. We derive revenues primarily from fees for platform subscriptions to our cloud-native solution and managed service fees which include fees related to client-selected middle and back-office services on our clients’ behalf using our platform. Most contracts have a one-year term and are cancellable with 30 days’ notice. Revenues are recognized when control of these services is transferred to our clients in an amount that reflects the consideration we expect to be entitled to in exchange for these services. Revenues are recognized net of taxes applicable to service contacts.

In accordance with Accounting Standards Codification 606, Revenue from Contracts with Customers, or ASC 606, we determine revenue recognition through the following five-step framework:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligation in the contract;
●	Determination of transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenues when, or as, performance obligations are satisfied

The estimates and assumptions requiring significant judgment under our revenue recognition policy in accordance ASU 606 are as follows:

Determination of transaction price

The transaction price is determined based on the consideration to which we expect to be entitled in exchange for transferring products or services to the client.

We do not include a financing component in our contracts. The primary purpose of our invoicing terms is to provide clients with simplified and predictable ways of purchasing our products and services, not to receive financing from clients or to provide clients with financing.

Allocation of the transaction price to the performance obligations in the contract

Our service contracts with clients can include multiple performance obligations. For these contracts, we account for service charges for individual performance obligations separately if they are distinct. Each of our platform subscription and managed services contracts are accounted for separately as they are separate service contracts with distinct performance obligations. For any of our service contracts with multiple performance obligations, service charges are allocated to any distinct separate performance obligations of those contracts on a relative standalone selling price, or SSP, basis.

The determination of SSP involves judgment. We determine the SSP based on overall pricing objectives, which take into consideration market conditions and entity-specific factors. This includes a review of historical sales data relative to the size of the service contracts, the nature of the software applications and client demographics including the numbers and types of users permitted by the contracts.

Software Development Costs

Management judgment is required in determining which projects and costs associated with software development will be capitalized and in assigning estimated economic lives to the completed projects. Capitalized software costs consist of costs to purchase software and costs to develop software internally. Capitalization of purchased or internally developed software occurs during the application development stage and consists of design, coding and testing. Management specifically evaluates software development projects, milestones achieved and the commitments to continue funding the projects. Significant changes in any of these items may result in discontinuing capitalization of development costs, as well as immediately expensing previously capitalized costs.

Recent Accounting Pronouncements

See Note 3 to our consolidated financial statements included elsewhere in this prospectus.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and, for so long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we: (i) are no longer an emerging growth company; or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

As of December 31, 2020 and June 30, 2021, we had an outstanding Term Loan and Revolving Debt facility with Silicon Valley Bank. The principal balance of the term loan is $100.0 million and is payable on a quarterly basis through December 17, 2025. We can borrow up to $5.0 million under the Revolving Debt. As of December 31, 2020 and June 30, 2021, we did not have any borrowings outstanding under the Revolving Debt. The interest rates associated with the Term Loan have both a fixed component (4.25%) as well as a variable component based on LIBOR. The LIBOR rate for the term loan is subject to a minimum of 1%. The one-month LIBOR rate we selected for the term loan on December 31, 2020 and June 30, 2021 was below the 1% minimum. Thus, the interest rate for the term loan as of December 31, 2020 and June 30, 2021 was 5.25%.

To date, we have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements.

In July 2017, the Chief Executive of the U.K. Financial Conduct Authority, or FCA, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR after 2021. This announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021.

The discontinuation of a benchmark rate or other financial metric, changes in a benchmark rate or other financial metric, or changes in market perceptions of the acceptability of a benchmark rate or other financial metric, including LIBOR, could, among other things result in increased interest payments, changes to our risk exposures, or require renegotiation of previous transactions. In addition, any such discontinuation or changes, whether actual or anticipated, could result in market volatility, adverse tax or accounting effects, increased compliance, legal and operational costs and risks associated with contract negotiations.

Inflation Risk

Inflationary factors, such as increases in our operating expenses, may adversely affect our results of operations. We do not believe that inflation has had a material impact on our financial position or results of operations to date.

Foreign Currency Exchange Rate Risk

Our reporting currency is the U.S. dollar and the functional currency of each of our subsidiaries is the U.S. dollar. Gains or losses due to transactions in foreign currencies are included in “Other Income (Expense)” in our consolidated statements of operations. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future. We do not believe that a 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on operating results.

BUSINESS

Our Mission

Our mission is to help solve investment managers’ evolving business and operational challenges through next-generation technology.

Our Company

Enfusion is a global, high-growth software-as-a-service, or SaaS, provider focused on transforming the investment management industry. Our solution is designed to eliminate technology and information barriers, empowering investment managers to confidently make and execute better-informed investment decisions in real time. We simplify investment and operational workflows by unifying mission-critical systems and coalescing data into a single dataset resulting in a single source of truth. This allows stakeholders throughout the entire client organization to interact more effectively with one another across the investment management lifecycle.

We believe, by means of our purposefully-designed interconnected systems underpinned by one dataset, we are the only solution that allows clients to see and interact with all parts of the investment management lifecycle ranging from portfolio construction, trading, risk management, accounting and operations through to investor reporting seamlessly in real time, in one screen, in one solution. As a result, our solution enables clients to better align teams, optimizing their investment decision-making, operations and technology footprint and lowering operating costs. By harnessing the efficiencies, agility and scale inherent to our cloud-native, multi-tenant software that is integrated with a suite of technology-powered services, we believe we have created the industry’s most compelling investment management solution, capable of shaping and addressing evolving demands of the global investment management landscape.

Existing solutions in the investment management technology industry include a patchwork of “task-specific” point solutions from disparate vendors, technology stitched together through acquisitions, internally-developed technology, as well as cost-prohibitive solutions accessible only to the largest investment managers. Where available solutions are cloud-enabled, many were originally designed for on-premises installations and subsequently individually migrated to the cloud via discrete code streams, retaining single-tenant infrastructure limitations that require changes to be made for each client individually instead of delivering changes to all clients simultaneously and leading to laborious and costly maintenance and difficult security requirements. As a result, many investment managers spend considerable time and resources managing legacy, stitched together, or disparate systems, fragmented data, complex communication networks and cumbersome workflows. Designed for the cloud from inception, Enfusion provides a flexible and simplified end-to-end alternative that allows investment managers to focus their time and resources on investment performance. This enables us to build long-term partnerships with our clients, offering a solution that is not only tailored to meet their business needs today, but has the depth and breadth of capability to support them as they grow or enter new markets or asset classes.

Our cloud-native, multi-tenant solution provides:

●	Seamless unification and simplification of workflows provided through one cohesive solution;
●	A robust, real-time view of a client’s business that can be displayed through countless reports and utilized across client personnel that depend on one another, but have different roles throughout the organization;
●	Inherent scalability and extensive integrations via client, third party and proprietary interfaces and APIs;
●	Weekly, functional enhancements provided to all clients, eliminating complicated upgrade and version control issues and providing the agility to meet rapidly evolving industry needs;
●	Reduced operational risk through granular, user-defined access controls and governance capabilities; and
●	Anywhere access across the desktop, the web and mobile devices.

Enfusion’s comprehensive solution cohesively addresses the core components of the investment lifecycle. Our portfolio management system gives clients the ability to construct and analyze portfolios and performance metrics with granularity, enabling better-informed investment decision-making. Once trade decisions are made, clients use our combined order and execution management systems to obtain market insights, run compliance checks and send electronic trade orders directly to executing brokers and exchanges. When orders are executed, execution data flows back to our solution and instantly feeds our systems, including our accounting system, enabling clients to produce a full set of financial statements in real time. The data also feeds our extensive reporting and analytics capabilities, allowing stakeholders across client organizations, including executive management, investment teams, operational support, compliance and investor relations to obtain differentiating insights into their investment activities and better analyze investment performance. The purposefully-designed interconnectedness of our systems removes the need for manual data processing and validating across workflows. Coupled with market data and aggregated transactional and derived data provided to or received from a full suite of a client’s supporting parties, our solution creates a single dataset and source of truth that gives our clients a real-time, comprehensive and consistent view of their data across the investment lifecycle. Altogether, our full lifecycle, single dataset investment management solution, provides investment managers with a tailored suite of tools and investment content to make better-informed decisions, faster and with greater confidence, in one screen and one solution.

In addition to facilitating the full investment lifecycle, our robust and agile solution allows us to serve a diverse client base that ranges in investment strategies, size and geography. Our clients include alternative investment managers such as hedge funds of all types, private equity funds, family offices and corporate investment arms, as well as institutional investment managers such as traditional asset managers and mutual funds:

●	Alternative Investment Managers – We enable alternative investment management clients to achieve scale efficiently, instill investor confidence, easily expand into new strategies, asset classes or geographies and significantly increase their speed to market. Clients can interact with the entire investment management lifecycle on one solution, unified by one dataset and are not burdened by costly hardware requirements or disruptive software upgrades. We generally deliver weekly upgrades through our cloud-native, multi-tenant solution, allowing us to continuously innovate and quickly adapt to meet ever-evolving client needs.
●	Institutional Investment Managers – We deliver an intelligent solution that can replace or supplement institutional investment management clients’ legacy systems and can be utilized as a unifying hub across other existing systems, improving our clients’ operational inefficiencies and providing access to more relevant and simplified workflows and technologies. This intelligent solution gives large, less-agile clients the ability to replace their existing systems at their own pace, as they become better positioned to reduce their costly and inefficient legacy technology dependencies.

Our client relationships are built upon reliability, efficiency and proactivity. We measure our success through a combination of retaining clients (2% of clients left voluntarily in 2020), Net Dollar Retention Rate (122.4%, 119.6% and 111.3%, as of June 30, 2021, December 31, 2020 and December 31, 2019, respectively), client feedback and external reviews (94% client satisfaction per Aite Group in 2019). As of June 30, 2021, we had 635 global clients, with 106 new clients in 2021. During the year ended December 31, 2020, no client accounted for more than 3% of our total net revenues, and our top 10 clients represented approximately 12% of our total net revenues.

We derive the vast majority of our total net revenues (99.4% and 98% for the six month period ended June 30, 2021 and the year ended December 31, 2020, respectively) from our recurring subscription-based revenues. We have grown our Annual Recurring Revenue from $33.1 million for the month ended December 31, 2017 to $93.4 million for the month ended December 31, 2020 (representing a compound annual growth rate of 41.4%). The highly scalable nature of our business and recurring nature of our revenues drive strong margins and profitability as illustrated by our gross profit margin of 73.3%, 73.2% and 71.3%, net income margin of 16.5%, 5.1% and 21.4%, and Adjusted EBITDA Margin of 26.3%, 31.8% and 35.8%, each for the six month period ended June 30, 2021, and the years ended December 31, 2020 and December 31, 2019, respectively. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information on our key business metrics and our non-GAAP financial measures, including reconciliations of these measures to the nearest U.S. GAAP metric.

Industry Overview

The investment management industry is large and growing, with AUM surpassing $110 trillion globally. According to PwC’s publication, Asset Management 2020, A Brave New World, global AUM has grown by more than 40% from 2015 through to 2020 and is projected to continue growing as fast as 6% annually, with AUM from alternative investments growing as fast as 8% annually. As the industry continues to grow, the investment management community is at an inflection point, facing multiple, concurrent generational shifts, most notably:

●	Increasingly Complex and Global Investment Strategies: Amidst current market conditions including the persisting low interest rate environment and increased competition, investment managers are increasingly tasked with finding new and/or creative ways to generate returns on investment. In practice, this can mean investing in more complex and globally diverse assets, including more alternative and less liquid assets, all of which complicate risk and operational management requirements. As a result, investment managers are seeking innovative solutions that can support unprecedented pace of change and enable them to make quick and confident investment decisions, with the flexibility to make real-time adjustments to their portfolio overlaid with interactive risk management.
●	Meaningful Industry Consolidation: The pressures related to generating returns on investment and competition have led to widespread industry consolidation. This has resulted in large, consolidated operations and technology ecosystems that need to come together to coalesce into efficient capabilities and accurate data. They are, however burdened by patchwork and legacy systems that are increasingly unmanageable and ineffective. In response, investment managers are seeking solutions that unify their workflows, systems and data to minimize the pain associated with consolidating operations and shift focus back to performance.
●	Greater Regulatory and Investor Requirements: Accelerating pace of global change, market complexity and expansion of market participants (including retail investors) is driving increased regulation and regulatory scrutiny. Investors are increasingly demanding greater transparency into performance, investment transactions, operations and controls. To meet such heighted demands, investment managers require solutions designed to ensure they remain compliant with evolving regulations and that provide precise, real-time valuation data and risk reporting, appropriate compliance rules and back up accounting that validate reported performance results.
●	Heightened Demand for Greater Productivity and Cost Efficiency: Investment managers are increasingly subject to fee compression pressures related to increased competition and the rise of passive, index and other products. These fee pressures have caused investment managers to actively seek ways to simplify and optimize operational costs, including those related to technology ownership and maintenance while at the same time requiring more capabilities to enable better outcomes.
●	Demand for Remote Accessibility That Was Historically Unavailable: Historically, investment managers have been limited by disparate solutions tied to physical operations and locations. However, as recent events have highlighted, the benefits and need for simplified solutions designed for remote access have accelerated the shift towards acceptance of cloud technology and more specifically cloud-native solutions.

Many solutions on the market today fall short of helping investment managers seamlessly and holistically address the industry dynamics described above. Existing solutions include a patchwork of “task-specific” point solutions from disparate vendors, technology stitched together through acquisitions, internally developed technology and cost prohibitive solutions accessible only to the largest investment managers. These solutions, being cloud-migrated rather than cloud-native, are not sufficiently nimble to allow for scale and often require physical provisioning and rely on large teams of specialized personnel that through time are difficult to hire, face latency issues and increase investment manager tech debt. The result is increased information leakage, lack of data integrity, reduced traceability and reporting, significantly higher costs, more rigid strategies and slower decisions.

Our Market Opportunity

Investment managers spend significant time and resources supporting their business processes, which is intensifying as their industry continues to become more complex and subject to unprecedented pace of change. It is critical that investment managers have the tools to confidently make and execute upon better-informed investment decisions in real time and in turn, remain competitive. Accordingly, the demand for a comprehensive investment lifecycle cloud-native solution that simplifies workflows by unifying mission critical systems and coalescing data into a single dataset will continue to increase.

The Enfusion solution, comprised of mission critical systems integrated with a suite of technology-powered services, is designed to eliminate the inherent constraints and maintenance demands tied to managing legacy and disparate technology as well as aggregating and validating data across workflows, allowing our clients to focus on innovation and investment returns. Our flexible architecture, built on a single codebase, gives us the ability to provide weekly software upgrades with improvements and new capabilities, and in turn, allows us to match the unprecedented pace of change and continuously evolve to meet our clients’ needs.

We believe there is a significant opportunity for us to replace competing legacy products as well as in-house proprietary technology. Our solution provides clients with flexibility to augment their existing systems, replace all legacy systems at once, or to take a more gradual approach, initially utilizing one system or limited parts of our solution and then gradually expanding utilization. Our solution is built for plug-and-play integration, with flexible APIs and other forms of connectivity that make it easy for clients to connect with other solutions or supporting parties.

We estimate that our total addressable market is in excess of $19 billion. According to IDC’s Worldwide Capital Markets IT Spending Guide, the total spend on software and IT services from investment management front office and operations functions was estimated at $11.5 billion in 2020 and is expected to grow 6% annually to $14.4 billion in 2024. Additionally, internal IT spend was estimated at $5.7 billion in 2020. We also believe that there is an incremental opportunity relating to the IDC estimated $2.0 billion spend associated with traditional hardware infrastructure across all investment managers that can be targeted by our solution as our clients migrate their technology and processes to our hosted platform.

The Enfusion Advantage

Our solution is designed to simplify our clients’ workflows and improve decision-making across investment managers of all strategy, size and geography. Our advantage lies in our solution removing information barriers and creating alignment across different actors in the investment lifecycle. We believe superior investment performance and decision-making is driven by our clients’ ability to work in real time as a cohesive team. Our solution does not merely provide systems for the entire investment lifecycle and for all actors; our solution goes further, unifying the systems with one code base enabling changes made into one system to be reflected in other systems in real time. In practice, this allows teams across our client organizations, from portfolio management, to trading, to operations and to executive management, to benefit from role-based functionality underpinned by a single dataset and single source of truth, enabling each to generate valuable insights while operating on the same real-time information, all governed by appropriate access controls. Consequently, we are expanding the sphere of influencers within a client organization that decide and select their choice of technology partner. Traditionally, different business leaders used separate incongruent systems to meet their own particular needs; today, we increasingly see clients seeking systems that bring the functional departments together, in turn removing inconsistent data and optimizing operations. Leaders such as Chief Financial Officers (CFOs), Portfolio Managers (PMs), Chief Investment Officers (CIOs) and Chief Operating Officers (COOs) are driving the efforts to use the Enfusion solution.

In a market of disparate solutions stitched together, our competitive advantage is supported by:

●	One End-to-End Solution, One Single Dataset and Source of Truth: Our cloud-native solution, customizable through exceptional flexibility, is a true turnkey solution, designed to unify portfolio management, order management, execution management, valuation and risk, accounting, reconciliation and portfolio monitoring and reporting systems. By unifying the systems as one cohesive cloud-native solution, consistent data flows through, is reflected in, and may be acted upon in all systems across the investment lifecycle in real time, creating a single dataset and source of truth and optimizing our clients’ technology footprints and overall spend.
●	Rapid Pace of Delivery and Evolution: We have increased our technology and developer headcount by nearly 300% in the last three years and have increased technology and development spend over 50% from 2019 to 2020. Because our cloud-native solution’s architecture is built upon a single codebase, we are able to complete implementations quickly. Our architecture also allows for a faster product development lifecycle, giving us the ability to provide regular and rapid new releases and upgrades. We recognize that our clients best understand their evolving needs and thus, many of our upgrades are guided by the collective feedback and requests of our 635 clients. Since launching our flagship software in 2006, we have released nearly 800 software upgrades.
●	Flexible and Tailored Solution: Our cloud-native solution is both open and flexible. Recognizing some clients might not be in a position to replace all their systems at once, we have designed our solution so clients can easily expand the use of our systems over time as their circumstances change. Our architecture’s inherent flexibility and extensive integration capabilities give our clients the optionality to plug and play and utilize some or all of our systems as desired to meet their unique needs. Over time and as they experience our advantage, the flexibility of our solution allows them to seamlessly expand usage of other systems and functionalities.
●	Technology-Powered Services: In order to support our software, we offer access to technology-powered services designed to maximize the power of the Enfusion solution. By using expert teams empowered by technology to address time-consuming front-, middle- and back-office administrative tasks related to the investment lifecycle such as performing various fund and position level reconciliations, processing corporate actions and proactive trade break resolutions and back up accounting against fund administrators, our clients are able to focus on their highest-value business activities and recognize the full benefit of our solution.
●	Client-Centric Partnership: We are intensely committed to our clients and relentlessly focused on client service and support. Delivering a world class experience is as critically important as delivering excellent products and services. As such, over the last three years, we increased our support staff headcount by over 1100%, which enabled us to provide dedicated support teams and 24-hour follow-the-sun support, six days a week, to all our clients and with no additional charge.

Ultimately, our multi-tenant architecture, cloud-native framework and scalable and cost-effective service model allows us to deliver significant value to our clients, while maintaining a strong revenue growth rate and attractive profit margins in a robust and sustainable way. Our team uses the Enfusion solution to address continuously-evolving client needs, which fuels the already rapid pace of innovation and helps us continue to expand our market position in the investment management technology industry.

The Enfusion Solution

Our cloud-native, purposefully-designed end-to-end solution gives our clients the ability to easily access and analyze investment information in real time, perform complex calculations quickly and interact with markets electronically adding up to better, more informed investment decisions and actions. Our solution is highly configurable to different work streams, client segments and asset classes. Rather than relying on large, specialized workforces necessary for local or tenant-by-tenant deployments, modifications to our solution are made remotely within one code-base and without client intervention or interaction. Software enhancements developed for individual sponsoring clients are made available to all clients at the same time. This process where our community of clients continuously contributes to the ever-evolving nature of our solution strengthens the value of the solution to all of our clients. Further, Enfusion’s open and flexible architecture easily integrates into clients’ existing technology stacks via APIs and other connectivity and is adaptable to our clients’ existing internal and third-party systems. With a limited footprint, wide-ranging use-cases and ‘anywhere’ access across multiple mediums, our solution increasingly serves as the operational epicenter for our clients.

Our solution, comprised of mission critical systems integrated with a suite of technology-powered services, serves the full investment lifecycle, driving better insights into and control over the business activities of the investment manager and investment operations. We recognize that despite increasing market pressures to the contrary, some clients may not be in a position to replace all of their systems at once. Therefore, we have designed our solution to allow our clients to use some or all of our solution to manage their investment lifecycle workflow and also to augment or integrate into their existing workflows or systems, giving them the flexibility to expand their usage and us the ability to solve their unique needs through time.

Our solution is utilized by variety of users including portfolio managers, traders, compliance officers, operational support staff and executive management, all of whom benefit from role-based functionality underpinned by a single dataset. This single dataset enables each of these users to generate valuable insights while operating on the same real-time information governed by appropriate access controls. The end-to-end functionality our solution provides is detailed below:

●	Portfolio Management System: Able to comprehensively construct and re-balance investment portfolios, this system generates a real-time IBOR for CIOs and portfolio managers, features a full suite of valuation and risk tools and allows users to analyze aggregated or decomposed portfolio data by any number of customizable dimensions.
●	Order and Execution Management System: Intertwined with our PMS, this module offers portfolio managers, traders, compliance teams and analysts the ability to electronically communicate trade orders for a variety of asset classes and with a choice of hundreds of executing counterparties globally, manage trade orders and systemically enforce trading regulations and internal guidelines.
●	Accounting/General Ledger System: Underpinning our PMS and OEMS systems, our accounting system features a proper double-entry ledger that automates the posting of general ledger journal entries for all cash and securities transactions directly from our PMS—providing CFOs, COOs, accountants and operations teams a complete, real-time ABOR.
●	Enfusion Analytics System: Connected in real time with our PMS and OEMS, Enfusion Analytics system enables CIOs, portfolio managers, traders and analysts to utilize the solution’s comprehensive client data insights to analyze portfolios through time horizons and automate customized visualized reports for both internal and external stakeholders. This module also acts as a centralized data warehouse that may be accessed or utilized by both individual and systematic users.
●	Technology-Powered Services: We offer access to technology-powered services designed to maximize the power of the Enfusion solution. By using expert teams empowered by technology to address time-consuming front-, middle- and back-office administrative tasks related to the investment lifecycle such as performing various fund and position level reconciliations, processing corporate actions and proactive trade break resolutions, our clients are able to focus on their highest-value business activities and recognize the full benefit of our solution.

Our Growth Strategy

We continue to advance our position as a leading technology partner to the investment management industry. The key components of our growth strategy include:

●	Continue Broadening Our Client Base: There are significant opportunities to expand our client base across the various client segments we serve today. We believe we are the leading cloud-native, SaaS provider to the global hedge fund sector and expect that as the alternative investment sector grows, we will continue to extend our position. In addition, we continue to extend this growth through increasing adoption by larger institutional asset management clients due to increasing acceptance of cloud technology and the robust capabilities of our solution that better meet their evolving needs and address their existing pain points. The proportion of new client billings from established investment managers replacing competitor or internal systems was 58% for the six months ended June 30, 2021, as compared to 41% for the year ended December 31, 2020, demonstrating increased new client activity from established firms versus newly launched funds. Taking advantage of the unique position that allows us to sell our products and services through shorter sales cycles and on faster client implementation timelines, we continue to expand our sales efforts to aggressively capitalize on opportunities in this client segment. Our success in signing new clients is also supported by referrals from our existing clients, client stakeholders when they transit to other or launch new organizations, industry channel partners and strategic partners.
●	Expanding Relationships with Existing Clients: We believe there is a significant opportunity to further expand our relationships with existing clients as they continue to evolve and grow in size and expand into new markets and strategies or as we provide new functionality or release new systems or services. We also believe we have a significant opportunity to expand our relationship with existing clients that were not in a position to replace all of their systems at once when they first engaged with us. For those clients that elect to initially utilize some portion of our solution or only use our solution for a particular strategy or fund, we find that once they experience the advantages of our end-to-end solution, many seek opportunities to expand the breadth of their relationship with us to further help improve their investment management workflows and technology infrastructure. Representative examples of this expansion model include a global asset manager increasing its ARR by approximately 2.0x, an institutional multi-manager platform increasing its beginning ARR by approximately 5.9x and a boutique investment bank increasing its beginning ARR by approximately 2.3x since initially subscribing to Enfusion’s platform through June 30, 2021.
●	Ongoing Pace of Innovation: To retain and expand our client base, we continuously evaluate opportunities to advance our solution through increased breadth and depth of functionality to enrich overall experience and better enable our clients to achieve their investment goals and solve for a broad array of business, operational and technology challenges. We invest heavily in innovation and on a weekly basis, deliver enhancements and added functionality based on our ongoing dialogues with our clients and consistent with our commitment to grow and evolve with our clients.
●	Geographic Expansion: We believe there are attractive, untapped opportunities across various geographies that we will expand our business into. For the year ended December 31, 2020, approximately 68% of our total net revenues were generated in the Americas and 32% were generated outside of the Americas. We are globally situated in nine offices in Chicago, New York, São Paulo, London, Dublin, Hong Kong, Singapore, Mumbai and Bangalore. We continue to invest in expanding our presence and capitalize on opportunities in markets such as Europe, Latin America and Asia-Pacific where we have planned office openings in China and Australia in 2021. In 2020, we signed 160 clients globally, representing a 16% increase from 2019.
●	Selectively Pursue Acquisitions: We may selectively pursue strategic acquisitions of complementary businesses and technologies that improve and accelerate our ability to deliver world-class investment management products and services and excellent client experience through differentiating client advocacy.

Our Clients and Client Service

Enfusion has a diverse global client base ranging from alternative investment managers such as hedge funds of all types, family offices and corporate investment arms, to institutional investment managers such as traditional investment managers and mutual funds. We have grown our clients from 450 in 2019 to 556 clients in 2020 and 635 clients in 2021. The growth we continue to experience is from expanding our client base across the various client segments we serve today. Our client base spans our geographic reach; as of June 30, 2021, 59.8% of clients are from the Americas, 15.4% are from EMEA and 24.7% are from APAC.

Our client-centric approach is embedded in the operating ethos across Enfusion. Our most important goal is to hold a high standard that couples both excellent ongoing innovation and excellent client experience. We believe our client-centric approach differentiates Enfusion and is made possible by our solution’s nimble single codebase architecture that is delivered in a one-to-many manner. In practice, our structure allows us to dedicate resources to our clients holistically, driving a superior client experience from the point of identifying a sales opportunity to product and services implementation and continuing throughout the client relationship. By providing dedicated continuity in the servicing team assigned to each client, we able to ensure that our clients are continuously interfacing with familiar Enfusion employees that understand their business, workflows, daily needs and product use leading to increased efficiency and improved client experience.

Client Case Studies

Client A

Client A, a newly-founded hedge fund, sought to launch its first fund within months of approaching Enfusion. Its team of investment and finance experts wanted to get up and running quickly with minimal operational overhead while avoiding complex and costly infrastructure decisions.

Enfusion gave Client A access to institutional-class technology from day one, with no pre-built technology infrastructure and a minimal learning curve. Following its implementation of our solution, the client was able to launch its first fund within nine weeks with proven institutional infrastructure capabilities. The robust flexibility of the Enfusion solution allowed the client to make rapid decisions and act on its investment strategy, giving its small team the operational reach of a much bigger firm.

Using the Enfusion solution, the client is able to run its business as actively as it wants, across every aspect of the investment lifecycle, from portfolio management and order/execution management to accounting/IBOR and reconciliation. Having a single dataset and source of truth from end-to-end has had a significant impact on its ability to run and grow its business by over 50% in AUM in just over one year.

As Client A continues to grow its AUM and evolves into new investment strategies, markets and asset classes, Enfusion provides the flexibility to scale and adapt to meet its unique and changing needs while also providing the operational credibility, trust and confidence required to raise additional capital from investors.

Client B

Client B, a U.S.-based asset manager, with a second office in London, employs a multi-strategy quantitative global portfolio. The client’s strategies trade across a variety of geographies and asset classes, including equity indices and fixed income futures and developed and emerging market currencies.

In 2018, Client B was looking for an end-to-end solution across the investment management lifecycle and in doing so was evaluating partners for order management, execution management, accounting and portfolio management. Client B was particularly interested in solutions that would support its geographic scale and help automate processes while ensuring reporting consistency.

Client B selected Enfusion due to Enfusion’s ability to integrate the client’s workflows through one solution and manage the different and global asset classes traded by Client B, automation of electronic and algorithmic-based trade orders and straight through processing to third parties, including fund administrators, prime brokers and executing brokers.

After Client B went live on Enfusion’s solution, the complex and evolving nature of the global multi-strategy landscape necessitated that the client further evolve its compliance capabilities. The client raised this need for tighter compliance which we were able to solve quickly due to its flexible architecture. Enfusion allocated product development resources to understand the business needs, scoped out the requirements, prioritized the request for enhancements and promptly released the enhancements through its weekly upgrade cycles, delivering on its commitment to clients of a long-term partnership.

Not only did Enfusion continue to address and solve Client B’s growing and global needs past implementation and by means of its flexible end-to-end solution, it also built on its experience with Client B to deliver the system enhancements to all clients at once.

Our Revenue Model

We derive the vast majority of our total net revenues (98% for the year ended December 31, 2020) from our recurring subscription-based revenues. Client subscription fees are comprised of various components such as user fees, connectivity fees, market data fees and technology-powered services fees, all of which take into account client complexity. The weekly enhancements and upgrades that we deliver and the dedicated client service are included in the price of the contract.

Subscription contracts typically have a term of one year, but contain a 30-day cancellation clause, with invoicing occurring in monthly installments at the end of each month in the subscription period for the performance obligations fulfilled in accordance with the stated terms of their contracts.

Our Go-To Market Strategy

We sell subscriptions to our cloud-native solution through the demand generated globally by our marketing efforts, using our direct sales force and by leveraging client referrals, industry channel partners and strategic alliances.

Our industry-experienced sales team includes sales development representatives, field sales representatives organized by market segment and region and solution engineers. The team is responsible for managing and developing outbound leads, driving new business and providing product demonstrations. Once a lead is identified, the team frames the unique pain points, goals and needs of the prospective client and works with the solution engineers to map a tailored end-to-end solution molded around their workflows.

Our partnerships are an important aspect of our sales and marketing strategy. We leverage a broad network of global relationships across trading systems, fund administrators, technology providers, investment systems consultants and prime brokers to further expand our reach. Through these relationships, we often receive significant prospect referrals. Our channel partners suggest our solution to their clients because they often benefit operationally from working with clients that have unified data, superior access to information, improved workflows and stringent control environment. Additionally, our simplified implementation process significantly increases our clients’ speed to market, which is beneficial to our partners whose services are largely dependent on our clients being active in the market.

Our go-to market strategy is supported by a marketing team that oversees all aspects of the Enfusion global demand generation engine including digital marketing, social media, public relations, segment marketing, graphic design, conferences and events. Our marketing efforts focus on generating and facilitating quality inbound leads, optimizing the lead generation strategy, leveraging the power of client references and testimonials, building an institutionalized and recognizable brand and promoting direct sales. We leverage online and offline marketing channels by participating in conferences, industry events and using digital marketing and social media to educate the community on who we are and the solution we provide.

Intellectual Property

We rely on a combination of trade secret, copyright and trademark laws; a variety of contractual arrangements, such as license agreements, intellectual property assignment agreements, confidentiality and non-disclosure agreements; and confidentiality procedures and technical measures to protect our rights and the intellectual property used in our business. We do not currently have any patents.

We have an ongoing trademark and service mark registration program pursuant to which we register our brand names and product names, taglines and logos in the United States and other countries to the extent we determine appropriate and cost-effective. We also have common law rights in some trademarks and numerous pending trademark applications in various jurisdictions. In addition, we have registered domain names for websites that we use in our business, such as https://www.enfusion.com/ and other variations.

We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged.

See the sections titled “Risk Factors,” including the section(s) titled “Risk Factors—Risks Related to Our Intellectual Property” for a description of the risks related to our intellectual property.

Our Competition

The market for investment management software and services is highly competitive and we compete with new and established providers that offer products ranging from point solutions to multi-product suites. We compete on the basis of a number of factors, including:

●	flexibility of solution;
●	quality of professional services;
●	depth of product functionality and asset coverage;
●	speed of implementations and client support;
●	innovation and responsiveness to client needs;
●	return on investment and total cost of ownership;
●	security and reliability;
●	integration and interoperability with third-party systems; and
●	ability to support regulatory requirements and compliance.

We believe that we compete favorably with respect to these factors. However, many of our competitors have greater financial, technical and other resources, greater brand recognition, larger sales forces and marketing budgets and broader distribution networks. They may be able to leverage these resources to gain business in a manner that discourages customers from purchasing and implementing our solution. Furthermore, we expect that our industry will continue to attract new market entrants, including smaller emerging companies, which could introduce new offerings. We may also expand into new markets and encounter additional competitors in such markets.

Incumbents such as Blackrock’s Aladdin, Broadridge, State Street Alpha, SS&C and SimCorp may provide end-to-end systems, but they are single-tenant and cloud-migrated rather than cloud-native or built for the cloud. As a result, they are not sufficiently nimble to allow for scale and often require physical provisioning, rely on large teams of specialized personnel that through time are difficult to hire, face latency issues and continue to increase the investment manager’s overall costly and inefficient legacy technology dependencies. Their single tenant and cloud-migrated structures restrict their agility and inhibit their ability to provide frequent or simultaneous upgrades to all of their clients. New entrants in the space often provide single point solutions such as trading, fund administration or portfolio analytics that are intended to be coupled with other offerings.

We believe our multi-tenant cloud-native solution, comprised of mission critical systems integrated with a suite of services, is highly differentiating. Our cloud-native, single codebase architecture allows us to serve the full investment lifecycle in a way that unifies workflows creating one dataset that accurately reflects the activities across all systems and actors in real time. Additionally, our single codebase architecture allows us to deliver faster implementation and continuously add functionality. As a result, we believe Enfusion is able to continue to innovate faster, delivering a better, more nimble solution that investment managers require in light of the global challenges they face.

Human Resources and Culture

As of June 30, 2021, we had 639 employees across the Company. Of these employees, 199 are based in the Americas and 440 are based internationally, of which 350 are based in India. We consider our current relationship with our employees to be good. None of our employees are represented by a labor union or are a party to a collective bargaining agreement.

We believe our culture of innovation and “client first” focus fosters creativity and exploration and provides a rewarding career for our employees. Our culture is represented by a set of guiding ideas and values:

●	Grow your career: Our people are the foundation of our company. We invest in the development of our employees’ careers based on their unique talents and interests.
●	Have a global outlook: We have nine offices, covering the Americas, India, Asia and Europe. Work with people all over the world and gain a global perspective.
●	Make an impact: Our people are hands-on with our business and recognized for their results. They influence decisions, interact with clients and contribute ideas.
●	Challenge yourself: Collaborate as part of our entrepreneurial team. We are self-starters who take on challenges to propel Enfusion’s mission forward.
●	Innovation culture: We believe a good idea can come from anybody at any level. Bring your thinking and we’ll give you the space to succeed.
●	Learn from leaders: Our people are leaders in the Fintech industry. Learn from passionate pioneers, while adding your own contribution.

We have also received third-party recognition for our workplace practices. We were included as one of the top five (of 100) Ultimate FinTech Workplaces by Harrington Starr (2020) and included in Crain’s “Best Places to Work in Chicago (2019)” and “Built-in’s Best Places to Work in Chicago (2019)”.

Our Facilities

We are headquartered in Chicago, Illinois and operate a global campus across Chicago, New York, London, Dublin, Hong Kong, Mumbai, São Paulo, Singapore and Bangalore. We are building out our presence in APAC with two additional offices planned for 2021 in Australia and China.

Legal Proceedings

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition or cash flows. Regardless of the outcome, legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers:
Thomas Kim	49	Chief Executive Officer and Director
Stephen P. Dorton	55	Chief Financial Officer
Steven M. Bachert	57	Chief Revenue Officer
Lorelei M. Skillman	52	Chief Marketing and Communications Officer
Dan Groman	33	Chief Technology Officer

Non-Employee Directors:
Bradford E. Bernstein	54	Director
Kathleen Traynor DeRose	60	Director
Tarek Hammoud	55	Director
Jan R. Hauser	62	Director
Lawrence (Larry) Leibowitz	61	Director
Roy Luo	32	Director
Oleg Movchan	47	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Thomas Kim. Mr. Kim has been our Chief Executive Officer since March 2020 and a member of our board of directors since 2021. Previously, Mr. Kim led Tassat LLC as its Chief Executive Officer from February 2019 to March 2020 and held a management role at Bridgewater Associates, a hedge fund from June 2012 to February 2019. Mr. Kim holds a B.S. in Business Administration from The American University, Kogod School of Business. Mr. Kim is qualified to serve on our board of directors because of his management experience and business expertise, including his prior executive-level leadership and experience scaling companies.

Stephen P. Dorton. Mr. Dorton has been our Chief Financial Officer since August 2019. Previously, Mr. Dorton served as Chief Financial Officer of Quinnox, Inc. from September 2014 to July 2019. Mr. Dorton holds an M.B.A from the University of Florida and a B.S. in Finance from the University of Louisiana, Lafayette (formerly the University of Southwestern Louisiana).

Steven M. Bachert. Mr. Bachert has been our Chief Revenue Officer since October 2019. Previously, Mr. Bachert was Chief Revenue Officer at FourKites, Inc. from January 2017 to June 2019, and held sales roles at Uptake Technologies, Inc. from January 2016 to January 2017, and Cloudera, Inc. from July 2012 to December 2015. Mr. Bachert holds an M.B.A from Loyola University of Chicago and a B.S. from Northern Illinois University.

Lorelei M. Skillman. Ms. Skillman has been our Chief Marketing and Communications Officer since September 2021. Previously, Ms. Skillman served as our Chief Marketing Officer from August 2020 to September 2021. She served as the Global Financial Services BMC Leader at Ernst & Young U.S. LLP from May 2019 to August 2020. Ms. Skillman served as Director, Head of Marketing & Communications at The Bank of New York Mellon for Asset Servicing and for Alternative Investment Services from October 2017 to May 2019, and was Senior Director, Marketing & Brand, NYSE at Intercontinental Exchange Holdings, Inc. from May 2015 to September 2017. Ms. Skillman holds an M.S. in Marketing Communications from the Illinois Institute of Technology and a B.A. from the University of Iowa.

Dan Groman. Mr. Groman has been our Chief Technology Officer since July 2021. Previously, Mr. Groman served as our Head of Technology from March 2020 to June 2021, our Senior Development Coordinator and Development Manager from 2017 to 2020 and has been a software developer at Enfusion starting in 2016. Mr. Groman holds an M.S. in Computer Science from DePaul University and a B.A. from the University of Maryland at College Park.

Non-Employee Directors

Bradford E. Bernstein. Mr. Bernstein has been a member of our board of directors since 2021 and a member of the board of managers of Enfusion Ltd. LLC since December 2016. Mr. Bernstein has served as the managing partner of FTV Capital since 2003.  Mr. Bernstein has over 30 years of private equity experience. Prior to FTV Capital, Mr. Bernstein was a partner at Oak Hill Capital Management and its predecessors where he managed the business and financial services group. He began his private equity career with Patricof & Company Ventures and started his professional career in the investment banking division of Merrill Lynch in New York. Mr. Bernstein received a B.A. magna cum laude from Tufts University. Mr. Bernstein’s qualifications to sit on our board of directors include his extensive experience as a director of technology companies and his knowledge of the venture capital and technology industries.

Kathleen Traynor DeRose.  Ms. DeRose has been a member of our board of directors since 2021. Ms. DeRose is currently a clinical associate professor of finance and the director of the Fubon Center for Technology, Business, and Innovation at New York University’s Stern School of Business, where she has been since September 2016. She also sits on the boards of Voya Financial Company and the London Stock Exchange Group. Previously, she was a managing director at Credit Suisse Group AG in Zurich, Switzerland. Prior to Credit Suisse, Ms. DeRose was a senior managing partner and the head of portfolio management and research at Hagin Investment Management Inc, an investment advisory firm. Ms. DeRose holds a MSc in Contemporary Chinese Studies from the University of Oxford, an MBA from New York University – Stern School of Business (TRIUM program) and a BA in American History from Princeton University. Her finance background and public company board experience qualifies her to serve on our board of directors.

Tarek Hammoud. Mr. Hammoud has been a member of our board of directors since 2021 and a member of the board of managers of Enfusion Ltd. LLC since August 1995. Mr. Hammoud has served as our Executive Chairman since March 2020 and previously served as Enfusion Ltd. LLC’s Chief Executive Officer from January 2006 to March 2020. Mr. Hammoud holds a B.S. in Computer Science from the University of Kansas. Mr. Hammoud is qualified to serve on our board of directors because of his management experience and business expertise, including the perspective and experience he brings as one of our founders and through his previous service as Enfusion Ltd. LLC’s Chief Executive Officer.

Jan R. Hauser, CPA. Ms. Hauser has been a member of our board of directors since 2021. She is a certified public accountant with over 35 years of experience navigating complex business transactions and strategies.  Ms. Hauser currently sits on the board of directors of Vonage Holdings Corp., a global business cloud communications leader, where, effective June 2020, she was appointed Audit Committee Chair. From 2013 until 2019, Ms. Hauser served in various capacities, including as Vice President, Chief Accounting Officer, and Controller, at the General Electric Company. Prior to GE, Ms. Hauser was a Partner in the National Office of PricewaterhouseCoopers LLP, serving as a senior technical resource on multiple topics. In addition, she led diversity efforts for the National Office and served on the U.S. Partner Admissions Committee. Early in her career, Ms. Hauser was selected for a two-year fellowship in the Office of the Chief Accountant at the SEC. Ms. Hauser holds a Bachelor of Business Administration, Accounting, summa cum laude, from the University of Wisconsin–Whitewater. She is qualified to serve on our board of directors because of her extensive accounting and financial experience.

Larry Leibowitz. Mr. Leibowitz has been a member of our board of directors since 2021. Mr. Leibowitz is an experienced finance and technology entrepreneur who specializes in business transformation and capital markets. He is an Operating Partner of Atlas Merchant Capital LLC and serves on the board of directors of Cowen, Inc., an independent investment bank, and Concord Acquisition Corp, a special purpose acquisition company, as well as on the board of various other private companies. Mr. Leibowitz served as Chief Operating Officer, Head of Global Equities Markets and as a Member of the board of directors of NYSE Euronext, from 2007 to 2013. Mr. Leibowitz’s qualifications to sit on our board of directors include his extensive experience as a director of public companies and his leadership, executive, managerial and business experience with finance and technology companies.

Roy Luo. Mr. Luo has been a member of our board of directors since 2021 and a member of the board of managers of Enfusion Ltd. LLC since December 2020. Mr. Luo has served as an investor at ICONIQ Capital since April 2018, and previously served as an investor at Technology Crossover Ventures, or TCV, from February 2015 until March 2018.  Mr. Luo holds a B.S. from Yale University.  Mr. Luo’s qualifications to sit on our board of directors include his extensive experience as a director of technology companies and his knowledge of the venture capital and technology industries.

Oleg Movchan. Mr. Movchan has been a member of our board of directors since 2021 and a member of the board of managers of Enfusion Ltd. LLC since February 2009. He has served as: the Chief Investment Officer, Chief Strategy Officer, and Deputy Chief Executive Officer of Revolution Global since November 2014; and the managing partner of Gimel Tech Ventures, a private equity and venture capital firm he founded, since November 2018; the managing member of Quiet Light Partners, a proprietary derivatives trading firm, since May 2021; and the Chief Executive Officer of Kameosa Capital, LLC, an asset management advisory firm which provides integrated advisory on business and product strategy, since April 2013. Mr. Movchan is a graduate of the General Management Program from the Aresty Institute of Executive Education at the Wharton School, University of Pennsylvania, and holds an M.S. and an M.B.A from the University of Chicago and an M.S. from Kharkov State University. Mr. Movchan’s qualifications to sit on our board of directors include his extensive experience in the asset management, hedge fund, and private equity industries and as a director of technology companies.

Appointment of Officers

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no familial relationships among any of our directors or executive officers.

Code of Conduct

Prior to the completion of this offering, our board of directors will adopt a code of conduct that will apply to all of our employees, officers and directors, including our Chief Executive Officer and other executive and senior financial officers. Upon the completion of this offering, the full text of our code of conduct will be posted on our website. We intend to disclose any amendments to our code of conduct, or waivers of its requirements, on our website or in filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Board of Directors

We expect our board of directors will consist of eight persons immediately prior to the consummation of this offering,                of whom will qualify as “independent” under the listing standards of the New York Stock Exchange.

After this offering, the number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective in connection with the closing of this offering. Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal.

Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation that will be in effect in connection with the closing of this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

●	the Class I directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2022;
●	the Class II directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2023; and
●	the Class III directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2024.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that             ,                    and                                 do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of the Board of Directors

Our board of directors has established an audit committee and a compensation committee and will establish, effective prior to the completion of this offering, a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Upon completion of this offering                        ,                           , and                              will serve on the audit committee, which will be chaired by                       . The composition of our audit committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy and sophistication requirements of the New York Stock Exchange listing standards. In addition, our board of directors has determined that       is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Following the completion of this offering, our audit committee will, among other things:

●	select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
●	help to ensure the independence and performance of the independent registered public accounting firm;
●	discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;
●	develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	review our policies on risk assessment and risk management;
●	review related party transactions;
●	obtain and review a report by the independent registered public accounting firm at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and
●	approve (or, as permitted, pre-approve) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective in connection with the completion of this offering, that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange.

Compensation Committee

Upon completion of this offering,                ,                and                  will serve on the compensation committee, which will be chaired by                 . The composition of our compensation committee meets the requirements for independence under New York Stock Exchange listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Following the completion of this offering, our compensation committee will, among other things:

●	review, approve and determine, or make recommendations to our board of directors regarding, the compensation of our executive officers;
●	administer our equity incentive plans;

●	review and approve, or make recommendations to our board of directors regarding, incentive compensation and equity plans; and
●	establish and review general policies relating to compensation and benefits of our employees.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange.

Nominating and Corporate Governance Committee

Upon completion of this offering,                and                will serve on the nominating and corporate governance committee, which will be chaired by                . The composition of our nominating and corporate governance committee meets the requirements for independence under New York Stock Exchange listing standards and SEC rules and regulations. Following the completion of this offering, our nominating and corporate governance committee will, among other things:

●	identify, evaluate and select, or make recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
●	evaluate the performance of our board of directors and of individual directors;
●	consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;
●	review developments in corporate governance practices;
●	evaluate the adequacy of our corporate governance practices and reporting; and
●	develop and make recommendations to our board of directors regarding corporate governance guidelines and matters.

The nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable listing requirements and rules of the New York Stock Exchange.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transaction involving members of our compensation committee or their affiliates.

EXECUTIVE COMPENSATION

This section discusses the material elements of our executive compensation policies and decisions and important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the information presented in the following tables and the corresponding narrative.

Our named executive officers for the year ended December 31, 2020, which consist of our current and former principal executive officer and the next two most highly compensated executive officers, are:

●	Thomas Kim, our Chief Executive Officer;
●	Stephen P. Dorton, our Chief Financial Officer;
●	Steven M. Bachert, our Chief Revenue Officer; and
●	Tarek Hammoud, our Executive Chairman and former Chief Executive Officer.

Elements of Executive Compensation

Base Salaries. Base salaries for the named executive officers are determined annually by the board of directors, based on the scope of each officer’s responsibilities and with due consideration of the officer’s respective experience and contributions during the prior year. When reviewing base salaries, the board of directors takes factors into account such as each officer’s experience and individual performance, our performance as a whole, data from surveys of compensation paid by comparable companies and general industry conditions, but does not assign any specific weighting to any factor.

Annual Cash Bonuses. Our named executive officers are eligible to receive discretionary annual cash bonuses, which are determined by our board of directors or compensation committee based on Company and individual performance and paid subject to each named executive officer’s continued employment with us on the bonus payment date. In connection with this offering, our Board has adopted the Senior Executive Cash Incentive Bonus Plan described below, under which we anticipate transitioning annual bonuses for our named executive officers to a performance-based annual bonus program effective starting with the 2022 fiscal year.

Equity or Equity-Based Awards. We have not historically granted equity awards to our executive officers. However, our board of directors believes that awards that tie to the appreciation in value of the Company provide executives with a strong link to long-term performance, create an ownership culture and help to align the interests of executive officers and our equity holders. Accordingly, we have granted awards to our executive officers under the Enfusion Ltd. LLC First Amended and Restated Change in Control Bonus Plan, (the “Change in Control Bonus Plan”). The outstanding awards held by each of our named executive officers as of December 31, 2020 under the A&R Change in Control Bonus Plan are described in more detail in “Employee Benefit Plans—A&R Change in Control Bonus Plan” below.

Other Benefits. Our named executive officers are eligible for additional benefits, such as participation in our 401(k) plan and basic health benefits that are generally available to all of our employees, subject to the terms of those plans.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary	Bonus(1)	Non-Equity Incentive Plan Compensation		All Other Compensation(2)	Total
Thomas Kim(3)	2020	$504,735	$271,100	$-		$-	$775,835
Chief Executive Officer
Stephen P. Dorton	2020	$283,878	$141,000	$-		$2,839	$427,717
Chief Financial Officer
Steven M. Bachert	2020	$300,000	$-	$248,468	(4)	$1,500	$549,968
Chief Revenue Officer
Tarek Hammoud(5)	2020	$279,000	$-	$-		$-	$279,000
Executive Chairman and former Chief Executive Officer

(1)	The amounts reported reflect discretionary annual bonuses paid to our named executive officers for performance during the year ended December 31, 2020.

(2)	The amounts reported in this column reflect 401(k) matching contributions.

(3)	Mr. Kim’s employment commenced on March 23, 2020. Although his annual base salary was $650,000 for the year ended December 31, 2020, his pro-rated salary for his partial year of service was $504,735.

(4)	The amount reported represents quarterly bonuses paid based on Company performance for the year ended December 31, 2020.
(5)	Effective March 23, 2020, Mr. Hammoud transitioned to our Executive Chairman and ceased serving as our Chief Executive Officer.

The board of managers of Enfusion Ltd. LLC has elected to terminate the Change in Control Bonus Plan (and all Award Units issued thereunder) effective following effectiveness of the registration statement to which this prospectus is a part. The value, based on our valuation in this offering, of all Award Units that are vested at effectiveness of the registration statement to which this prospectus is a part and Award Units that would vest within one year thereafter will be paid to participants in the Change in Control Bonus Plan in the form of vested shares of Class A common stock between the first and second anniversaries of such date of effectiveness. Based upon an assumed initial public offering price of $      per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, we will issue up to approximately            shares of Class A common stock to former holders of Award Units in satisfaction of the obligations described above. Each $1.00 increase or decrease in the assumed initial public offering price of $        per share would increase or decrease, as applicable, the number of shares of Class A common stock that we would be obligated to issue to former holders of Award Units as described above by approximately               shares. We estimate that our tax withholding obligations in connection with the issuance of such shares would be approximately $         million if the value of our Class A common stock at the time of issuance is the same as the assumed initial public offering price of $           per share. The amount of these obligations could be higher or lower depending on the value of our Class A common stock at the time of issuance of these shares. We may satisfy our tax withholding obligations in connection with the issuance of such shares of Class A common stock, in whole or in part, in a variety of ways, including (but not limited to) (i) by withholding from such shares a number of shares with a value (as of the date the withholding is effected) that would satisfy the withholding amount due or (ii) through a “sell to cover” arrangement whereby a certain number of shares would be sold into the market with partial proceeds from such sale remitted to us in an amount that would satisfy the withholding amount due. We may raise the cash required to satisfy our withholding obligations in other ways, including through the issuance of additional equity or debt.

Based upon an assumed initial public offering price of $        per share, we would issue approximately           shares of Class A common stock to Mr. Kim, approximately           shares of Class A common stock to Mr. Dorton, and approximately           shares of Class A common stock to Mr. Bachert in satisfaction of our obligations in connection with the termination of Award Units, such shares to be issued between the first and second anniversaries of this offering as described above.

Outstanding Equity Awards at Fiscal Year-End 2020

None of the named executive officers have been granted or hold unexercised options or unvested equity as of December 31, 2020.

Change in Control Bonus Plan

Our Amended and Restated Change in Control Bonus Plan (the “Change in Control Bonus Plan”), initially adopted by the board of managers of Enfusion Ltd. LLC on January 1, 2011, was amended and restated on June 30, 2017. The Change in Control Bonus Plan permits the granting of notional units, (“Award Units”), which entitle participants to receive payments upon a Liquidity Event, which is generally defined as: (a) the direct or indirect acquisition of more than fifty percent of our total fair market value or total voting power of Enfusion Ltd. LLC; or (b) the consummation of a sale or other disposition of all or substantially all of the assets of Enfusion Ltd. LLC, in each case so long as such event constitutes a change in control event for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended , or the Code. Each Award Unit relates to one Class A Unit of Enfusion Ltd. LLC, and entitles participants to payment equal to the per unit consideration payable with respect to such Class A Units, less a specified base amount listed in each award notice. The maximum aggregate number of Award Units that may be issued under the plan is 1,000,000 award units.

The Change in Control Bonus Plan has been administered by our board of managers. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted and the number of Award Units subject to such awards, the time at which each Award shall be made, and to determine the specific terms and conditions of each award, subject to the provisions of the plan. Persons eligible to participate in the Change in Control Bonus Plan are our common law employees.

Each award under the Change in Control Bonus Plan generally terminates and expires on the earliest of: (i) the date the participant separates from service during the five-year period beginning on the award’s grant date (or such other vesting period or periods designated in an award agreement) for any reason other than for “cause”; or (ii) upon a liquidity event which does not meet or exceed the award’s specified gross purchase price hurdle, or the vesting conditions. In addition, each award terminates and expires upon the participant’s termination for cause, breach of a restrictive covenant obligations, or termination following a Liquidity Event for any reason prior to the date that the holders of Enfusion Ltd. LLC economic units receive all transaction proceeds.

We may amend or terminate the Change in Control Bonus Plan at any time; provided, however, that the termination or amendment of the plan may not materially impair any rights of participants under the plan without the prior written consent of such affected participants.

The following table sets forth information with respect to Award Units held by our named executive officers that were outstanding as of December 31, 2020.

		Number of
	Grant Date	Award Units	Base Amount(1)
Thomas Kim	2/20/2020 (2)	4.50	$5,500,000
Stephen P. Dorton	6/25/2019 (3)	1.00	$5,000,000
Steven M. Bachert	10/15/2019 (4)	0.93	$5,000,000
Tarek Hammoud	—	—	—

(1)

As described above, each Award Unit relates to one Class A Unit of Enfusion LLC and entitles participants to payment equal to the per unit consideration payable with respect to such Class A Units in a Liquidity Event, less the specified base amount.  The base amount is intended to represent the fair market value on a per unit basis as of the grant of the Award Units.

(2)

These Award Units vest (i) with respect to 2.5 Award Units, in four equal annual installments over the four years following the grant date based on Mr. Kim’s continued employment with us and subject to a liquidity event which results in a “gross purchase price (as defined in the A&R Change in Control Bonus Plan) of $750 million; (ii) with respect to 1 Award Unit, on the fifth anniversary of the grant date based on Mr. Kim’s continued employment with us and subject to a liquidity event which results in a “gross purchase price (as defined in the A&R Change in Control Bonus Plan) of $1.5 billion; and (iii) with respect to the remaining 1 Award Unit, on the fifth anniversary of the grant date based on Mr. Kim’s continued employment with us subject to a liquidity event which results in a “gross purchase price (as defined in the A&R Change in Control Bonus Plan) of $2.0 billion.

(3)

These Award Units vest in five equal annual installments over the five years following the grant date based on Mr. Dorton’s continued employment with us and subject to a liquidity event which results in a “gross purchase price” (as defined in the A&R Change in Control Bonus Plan) of $600 million.

(4)

These Award Units vest in five equal annual installments over the five years following the grant date based on Mr. Bachert’s continued employment with us and subject to a liquidity event which results in a “gross purchase price” (as defined in the A&R Change in Control Bonus Plan) of $600 million.

Executive Employment Arrangements

We initially entered into employment agreements with each of the named executive officers in connection with his employment with us, which set forth the terms and conditions of their employment and which contain standard non-solicitation, non-competition, confidentiality and intellectual property assignment covenants.

Thomas Kim

On February 20, 2020 we entered into an employment agreement with Thomas Kim under which he joined us as our Chief Executive Officer commencing on March 23, 2020. Pursuant to Mr. Kim’s employment agreement, his annual base salary is $650,000, which amount is subject to our review and adjustment after the first twelve months of his employment. For the 2020 fiscal year, Mr. Kim’s annual base salary was pro-rated based on his employment commencement date. Mr. Kim is also eligible to receive discretionary bonuses. Additionally, Mr. Kim is eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Under the terms of Mr. Kim’s employment agreement, in the event that his employment is terminated by us without cause or Mr. Kim resigns for “good reason” (as defined in his employment agreement), we have agreed to enter into a separate severance agreement which will describe the party’s post-termination rights and obligations, which will, at minimum, provide six months’ base salary as severance pay if such termination date is in the first year of employment.

Stephen P. Dorton

On June 26, 2019, we entered into an employment agreement with Mr. Dorton under which he joined us as our Chief Financial Officer commencing on August 5, 2019. Effective February 1, 2021, we entered into an amended and restated employment agreement with Mr. Dorton, under which Mr. Dorton’s salary is $300,000, and he is eligible to receive discretionary bonuses. Additionally, Mr. Dorton is eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Steven M. Bachert

On October 14, 2019, we entered into an employment agreement with Mr. Bachert under which he joined us as our Chief Revenue Officer commencing on October 16, 2019. Effective February 1, 2021, we entered into an amended and restated employment agreement with Mr. Bachert under which Mr. Bachert’s salary is $300,000, and he is eligible to receive discretionary bonuses.  Additionally, Mr. Bachert is eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Tarek Hammoud

Tarek Hammoud served as our Chief Executive Officer from January 2006 through March 2020, at which time he has transitioned to serve as our Executive Chairman. There were no changes to Mr. Hammoud’s compensation in connection with such transition. Effective February 1, 2021, we entered into an amended and restated employment agreement with Mr. Hammoud, under which Mr. Hammoud’s annual base salary is $279,000 and he is eligible to receive discretionary bonuses. Additionally, Mr. Hammoud is eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

IPO Equity Grants

In connection with this offering, we intend to grant restricted stock units under the 2021 Stock Option and Incentive Plan described below having an aggregate value of $            to certain employees.  Based upon an assumed initial public offering price of $        per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, the grants of restricted stock units would be with respect to an aggregate of                shares of Class A common stock.   Mr. Kim will be granted $         of restricted stock units, Mr. Dorton will be granted $         of restricted stock units, and Mr. Bachert will be granted $         of restricted stock units, and in each case the number of restricted stock units granted will be based on the initial public offering price of our Class A common stock. The restricted stock units will be subject to time-based vesting conditions, subject to continued employment on the applicable vesting date. The restricted stock units shall otherwise be on terms consistent with the 2021 Stock Option and Incentive Plan described below.

Employee Benefit Plans

2021 Stock Option and Incentive Plan

Our 2021 Stock Option and Incentive Plan, or 2021 Plan, was adopted by our board of directors on            , 2021, approved by our stockholders on                        , 2021 and will become effective upon the date immediately preceding the date on which the registration statement of which this prospectus is part is declared effective by the SEC. The 2021 Plan will allow our compensation committee to make equity-based and cash-based incentive awards to our officers, employees, directors and consultants.

We have initially reserved                       shares of our Class A common stock for the issuance of awards under the 2021 Plan, or the Initial Limit. The 2021 Plan provides that the number of shares of Class A common stock reserved and available for issuance under the 2021 Plan will automatically increase on January 1, 2022 and each January 1 thereafter, by        % of the outstanding number of shares of our Class A and Class B common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee, or the Annual Increase. These limits are subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares we issue under the 2021 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards under the 2021 Plan that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated (other than by exercise) will be added back to the shares of common stock available for issuance under the 2021 Plan.

The maximum aggregate number of shares that may be issued in the form of incentive stock options shall not exceed the Initial Limit, cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase for such year or                            shares of common stock.

Our 2021 Plan contains a limitation whereby the grant date fair value of all awards made under our 2021 Plan and all other cash compensation paid by us to any non-employee director in any calendar year for services as a non-employee director shall not exceed $               ; provided, however, that such amount shall be $                         for the calendar year in which the applicable non-employee director is initially elected or appointed to the board of directors.

The 2021 Plan will be administered by our compensation committee. Our compensation committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted and the number of shares subject to such awards, to make any combination of awards to participants, to accelerate at any time the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. Persons eligible to participate in the 2021 Plan will be those full or part-time officers, employees, non-employee directors and consultants as selected from time to time by our compensation committee in its discretion.

The 2021 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by our compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant unless the option is granted (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to individuals who are not subject to U.S. income tax. The term of each option will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each option may be exercised.

Our compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price of each stock appreciation right may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each stock appreciation right will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each stock appreciation right may be exercised.

Our compensation committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment or other service relationship with us through a specified vesting period. Our compensation committee may also grant shares of common stock that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

Our compensation committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of our common stock.

Our compensation committee may grant cash bonuses under the 2021 Plan to participants, subject to the achievement of certain performance goals.

The 2021 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2021 Plan. To the extent that awards granted under the 2021 Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise any options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. In addition, in connection with the termination of the 2021 Plan upon a sale event, we may make or provide for a payment, in cash or in kind, to participants holding vested and exercisable options and stock appreciation rights equal to the difference between the per share consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights and we may make or provide for a payment, in cash or in kind, to participants holding other vested awards.  In the event awards are assumed, continued or substituted in connection with a sale event, and on or within 12 months following such sale event, a participant’s employment is terminated without cause or for good reason, such participant’s awards will accelerate and vest in full.

Our board of directors may amend or discontinue the 2021 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Plan require the approval of our stockholders. The administrator of the 2021 Plan is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options and stock appreciation rights or effect the repricing of such awards through cancellation and re-grants without stockholder consent. No awards may be granted under the 2021 Plan after the date that is 10 years from the effective date of the 2021 Plan. No awards under the 2021 Plan have been made prior to the date of this prospectus.

Senior Executive Cash Incentive Bonus Plan

On                       , 2021, our board of directors adopted the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. The Bonus Plan provides for annual cash bonus payments based upon company and individual performance targets established by our compensation committee. The payment targets will be related to financial, clinical and operational measures or objectives with respect to our company, or the Corporate Performance Goals, as well as individual performance objectives.

Our compensation committee may select Corporate Performance Goals from among the following: cash flow (including, but not limited to, operating cash flow and free cash flow); revenues; corporate revenues; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; economic value-added; acquisitions, licenses or strategic transactions; financing or other capital raising transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; client satisfaction; working capital; earnings (loss) per share of our common stock; bookings, new bookings or renewals; sales or market shares; number of clients, number of new clients or client references; operating income and/or net annual recurring revenues, any of which may be; (i) measured in absolute terms or as compared to any incremental increase; (ii) measured in terms of growth; (iii) compared to another company or companies or results of a peer group; (iv) measured against the market as a whole, and/or compared to applicable market indices; and/or (v) measured on a pre-tax or post-tax basis (if applicable).

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive. The Corporate Performance Goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period, but not later than 74 days after the end of the fiscal year in which such performance period ends. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion.

401(k) Plan

We maintain a retirement savings plan, or 401(k) plan, that is intended to qualify for favorable tax treatment under Section 401(a) of the Code, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the

Code. U.S. employees who are at least 21 years of age, including our named executive officers, are generally eligible to participate in the 401(k) plan, subject to certain criteria. Participants may make pre-tax and certain after-tax (Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law. An employee’s interest in his or her salary deferral contributions is 100% vested when contributed. We also make matching contributions equal to 50% of the first 6% of compensation deferred.

NON-EMPLOYEE DIRECTOR COMPENSATION

We did not provide any compensation to any non-employee directors during the year ended December 31, 2020, and directors who also serve as employees received no additional compensation for their service as directors. Accordingly, we have omitted the Director Compensation Table from this prospectus.

Non-Employee Director Compensation Policy

In connection with this offering, we intend to adopt a non-employee director compensation policy that will become effective upon the completion of this offering and will be designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

●	we have been or are to be a participant;
●	the amount involved exceeded or exceeds $120,000; and
●	any of our directors, executive officers or holders of 5% or more of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Tax Receivable Agreement

Prior to the completion of this offering, we will enter into a Tax Receivable Agreement with certain of our pre-IPO owners that provides for the payment by Enfusion, Inc. to such pre-IPO owners of 85% of the benefits, if any, that Enfusion, Inc. actually realizes, or is deemed to realize (calculated using certain assumptions), as a result of: (i) existing tax basis acquired in this offering; (ii) increases in existing tax basis and adjustments to the tax basis of the tangible and intangible assets of Enfusion Ltd. LLC as a result of sales or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units in connection with or after this offering; (iii) Enfusion, Inc.’s utilization of certain tax attributes of the Blocker Companies; and (iv) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The existing tax basis, increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to Enfusion, Inc. and, therefore, may reduce the amount of U.S. federal, state and local tax that Enfusion, Inc. would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. The existing tax basis acquired in this offering and the increase in existing tax basis and the anticipated tax basis adjustments upon purchases or exchanges (or deemed exchanges) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by Enfusion, Inc. may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of Enfusion, Inc. and not of Enfusion Ltd. LLC. Enfusion, Inc. expects to benefit from the remaining 15% of cash tax benefits, if any, it realizes from such tax benefits. For purposes of the Tax Receivable Agreement, the cash tax benefits will be computed by comparing the actual income tax liability of Enfusion, Inc. to the amount of such taxes that Enfusion, Inc. would have been required to pay had there been no existing tax basis, no anticipated tax basis adjustments of the assets of Enfusion Ltd. LLC as a result of purchases or exchanges (or deemed exchanges) or distributions (or deemed distributions) with respect to Common Units and no utilization of certain tax attributes of the Blocker Companies, and had Enfusion, Inc. not entered into the Tax Receivable Agreement. The actual and hypothetical tax liabilities determined in the Tax Receivable Agreement will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period (along with the use of certain other assumptions). The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless Enfusion, Inc. exercises its right to terminate the Tax Receivable Agreement early, certain changes of control occur (as described in more detail below) or Enfusion, Inc. breaches any of its material obligations under the Tax Receivable Agreement, in which case all obligations generally will be accelerated and due as if Enfusion, Inc. had exercised its right to terminate the Tax Receivable Agreement. The payment to be made upon an early termination of the Tax Receivable Agreement will generally equal the present value of payments to be made under the Tax Receivable Agreement using certain assumptions. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increase in existing tax basis and the anticipated tax basis adjustments upon the purchase or exchange (or deemed exchange) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

●	the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of Enfusion Ltd. LLC at the time of each purchase or exchange. In addition, the increase in existing tax basis acquired upon the future exchange of Common

Units for shares of Class A common stock will vary depending on the amount of remaining existing tax basis at the time of such purchase or exchange;
●	the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Enfusion Ltd. LLC, is directly proportional to the price of shares of our Class A common stock at the time of the purchase or exchange;
●	the extent to which such purchases or exchanges do not result in a basis adjustment—if a purchase or an exchange does not result in an increase to the existing basis, increased deductions will not be available;
●	the amount of tax attributes—the amount of applicable tax attributes of the Blocker Companies at the time of the Blocker Restructuring will impact the amount and timing of payments under the Tax Receivable Agreement;
●	changes in tax rates—payments under the Tax Receivable Agreement will be calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed weighted-average state and local income tax rate based on apportionment factors for the applicable period, so changes in tax rates will impact the magnitude of cash tax benefits covered by the Tax Receivable Agreement and the amount of payments under the Tax Receivable Agreement; and
●	the amount and timing of our income—Enfusion, Inc. is obligated to pay 85% of the cash tax benefits under the Tax Receivable Agreement as and when realized. If Enfusion, Inc. does not have taxable income, Enfusion, Inc. is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for a taxable year in which it does not have taxable income because no cash tax benefits will have been realized. However, any tax attributes that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in cash tax benefits that will result in payments under the Tax Receivable Agreement.

We expect that as a result of the size of the existing tax basis acquired in this offering, the increase in existing tax basis and the anticipated tax basis adjustment of the tangible and intangible assets of Enfusion Ltd. LLC upon the purchase or exchange (or deemed exchange) of Common Units for shares of Class A common stock or distributions (or deemed distributions) with respect to Common Units and our possible utilization of certain tax attributes, the payments that we may make under the Tax Receivable Agreement will be substantial. We estimate the amount of existing tax basis acquired in this offering to be approximately $          million. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that Enfusion, Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or if distributions to Enfusion, Inc. by Enfusion Ltd. LLC are not sufficient to permit Enfusion, Inc. to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. Late payments under the Tax Receivable Agreement generally will accrue interest at an uncapped rate equal to one-year LIBOR (or its successor rate) plus           basis points. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of us by the pre-IPO owners.

In addition, Enfusion, Inc. may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax benefits with respect to all Common Units. In determining such anticipated future cash tax benefits, the Tax Receivable Agreement includes several assumptions, including that: (i) any Common Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A common stock at the time of termination; (ii) Enfusion, Inc. will have sufficient taxable income in each future taxable year to fully realize all potential tax benefits; (iii) Enfusion, Inc. will have sufficient taxable income to fully utilize any remaining net operating losses subject to the Tax Receivable Agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the early termination or change in control; (iv) the tax rates for future years will be those specified in the law as in effect at the time of termination; and (v) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax benefits are discounted at a rate equal to the lesser of (i)     % per annum and (ii) one-year LIBOR (or its successor rate) plus          basis points. Assuming that the market value of a share of Class A common stock were to be equal to the initial public offering price per share of Class A common stock in this offering and that one-year LIBOR were to be        %, we estimate that the aggregate amount of these termination payments would be approximately $         if Enfusion, Inc. were to exercise its termination right immediately following this offering.

Furthermore, in the event of certain changes of control, if Enfusion, Inc. breaches any of its material obligations under the Tax Receivable Agreement and in certain events of bankruptcy or liquidation, the obligations of Enfusion, Inc. would be automatically accelerated and be immediately due and payable, and Enfusion, Inc. would be required to make an immediate payment equal to the present value of the anticipated future cash tax benefit with respect to all Common Units, calculated based on the valuation assumptions described above. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. As a result, Enfusion, Inc. could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual cash tax benefits that Enfusion, Inc. realizes in respect of the tax attributes subject to the Tax Receivable Agreement or that are prior to the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. Changes in law or changes in tax rates following the date of acceleration may also result in payments being made in excess of the future tax benefits, if any.

Decisions made by our pre-IPO owners in the course of running our business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. Enfusion, Inc. will not be reimbursed for any payments previously made under the Tax Receivable Agreement if any of the tax attributes subject to the Tax Receivable Agreement are successfully challenged by the IRS, although such amounts may reduce our future obligations, if any, under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of Enfusion, Inc.’s cash tax benefits.

Registration Rights Agreement

In connection with the Reorganization Transactions, we will enter into a registration rights agreement with our pre-IPO owners, which will provide for customary “demand” registrations and “piggyback” registration rights. The registration rights agreement also will provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Sale of Class D Units

On December 24, 2020, Enfusion Ltd. LLC issued and sold an aggregate amount of 7.964 Class D Units to ICONIQ Strategic Partners V, L.P., or ICONIQ, and EF ISP V-B Blocker, Inc., at a purchase price of $11,738,918 per Class D Unit, for a total purchase price of $93,487,033.51.

On December 24, 2020, FTV Enfusion Holdings, Inc., which held 32.693 Class C-1 Units and 7.494 Class C-2 Units, exchanged 3.916 Class C-1 Units and 0.898 Class C-2 Units for 4.814 Class D Units. Following the exchange, FTV Enfusion Holdings, Inc. issued 4.814 shares of Class D Units to ICONIQ in exchange for $56,512,966.49.

Sale of Class C-2 Units

On October 30, 2019, Enfusion Ltd. LLC issued and sold an aggregate amount of 5.623 Class C-2 Units to HH ELL Holdings LLC, at a purchase price of $4,379,789 per Class C-2 Unit, for a total purchase price of $24,627,755.54.

On August 9, 2019, Enfusion Ltd. LLC issued and sold an aggregate amount of 7.494 Class C-2 Units to FTV Enfusion Holdings, Inc., at a purchase price of $4,379,789 per Class C-2 Unit, for a total purchase price of $32,822,206.21.

Enfusion Ltd. LLC Amended and Restated Operating Agreement

As a result of the Reorganization Transactions, Enfusion, Inc. will hold Common Units in Enfusion Ltd. LLC and will control           , a wholly-owned subsidiary, which will be the managing member of Enfusion Ltd. LLC. Accordingly, Enfusion, Inc. will operate and control all of the business and affairs of Enfusion Ltd. LLC, will have the obligation to absorb losses and receive benefits from Enfusion Ltd. LLC, and consolidate the financial results of Enfusion Ltd. LLC and, through Enfusion Ltd. LLC and its operating entity subsidiaries, conduct our business.

Pursuant to the Amended and Restated Operating Agreement of Enfusion Ltd. LLC as it will be in effect at the time of this offering among Enfusion, Inc. and the Pre-IPO Common Unitholders, Enfusion, Inc. will have the right to determine when distributions will be made to holders of Common Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of Common Units pro rata in accordance with the percentages of their respective Common Units held.

The holders of Common Units, including Enfusion, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Enfusion Ltd. LLC. Net profits and net losses of Enfusion Ltd. LLC will generally be allocated to its holders (including Enfusion, Inc.) pro rata in accordance with the percentages of their respective Common Units held, except as otherwise required by law. The amended and restated limited partnership agreement of Enfusion Ltd. LLC provides for cash distributions, which we refer to as “tax distributions,” to the holders of Common Units if Enfusion, Inc., as the entity controlling the managing member of Enfusion Ltd. LLC, determines that a holder, by reason of holding Common Units, incurs an income tax liability. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Enfusion Ltd. LLC allocated to the holder of Common Units that receives the greatest proportionate allocation of income multiplied by an assumed tax rate. Tax distributions will be pro rata as among the Common Units.

The Amended and Restated Operating Agreement of Enfusion Ltd. LLC will also provide that substantially all expenses incurred by or attributable to Enfusion, Inc. (such as expenses incurred in connection with this offering), but not including obligations incurred under the Tax Receivable Agreement by Enfusion, Inc., income tax expenses of Enfusion, Inc. and payments on indebtedness incurred by Enfusion, Inc., will be borne by Enfusion Ltd. LLC.

The Amended and Restated Operating Agreement of Enfusion Ltd. LLC will provide that each holder of Common Units (and certain permitted transferees thereof) may on a             basis (subject to the terms of the agreement) cause Enfusion Ltd. LLC to exchange their Common Units for shares of Class A common stock of Enfusion, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Any Class A common stock received in any such exchange during the applicable restricted periods described in “Shares Eligible for Future Sale—Lock-Up Agreements,” would be subject to the restrictions described in such section. The Amended and Restated Operating Agreement will also provide that a holder of Common Units will not have the right to exchange Common Units if Enfusion, Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with Enfusion, Inc. to which the holder of Common Units may be subject. Enfusion, Inc. may impose additional restrictions on exchange that it determines to be necessary or advisable so that Enfusion Ltd. LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As a holder exchanges Common Units for shares of Class A common stock, the number of Common Units held by Enfusion, Inc. is correspondingly increased as it acquires the exchanged Common Units. Notwithstanding the foregoing, Enfusion Ltd. LLC may, at its sole discretion, in lieu of delivering Class A common stock for any Common Units surrendered for exchange, pay an amount in cash per Common Unit equal to the 5-day volume-weighted average price of the Class A common stock on the date of the receipt of the written notice of the exchange.

Limitation of Liability and Indemnification of Officers and Directors

We expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the closing of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to our company or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt our amended and restated bylaws, which will become effective upon the effectiveness of the registration statement of which this prospectus is a part, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement will provide for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

Upon the completion of this offering, our audit committee charter will provide that the audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter that will be in effect upon completion of this offering will provide that our audit committee shall review and approve or disapprove any related party transactions.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock as of June 30, 2021, as adjusted to reflect the sale of Class A common stock offered by us and the selling stockholders in this offering assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock, for:

●	each of our named executive officers;
●	each of our directors;
●	all of our directors and executive officers as a group;
●	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities; and
●	each selling stockholder.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

The percentage of beneficial ownership of shares of our Class A common stock and of Common Units outstanding before the offering set forth below is based on the number of shares of our Class A common stock and of Common Units to be issued and outstanding immediately prior to the consummation of this offering. The percentage of beneficial ownership of our Class A common stock and of Common Units after the offering set forth below is based on shares of our Class A common stock and of Common Units to be issued and outstanding immediately after the offering.

In general, each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally. The holders of our Common Units will hold all of the issued and outstanding shares of our Class B common stock. The shares of Class B common stock will have no economic rights but will generally entitle each holder, without regard to the number of shares of Class B common stock held by such holder, to a number of votes that is equal to the aggregate number of Common Units of Enfusion Ltd. LLC held by such holder on all matters on which stockholders of Enfusion, Inc. are entitled to vote generally. See “Description of Capital Stock—Common Stock.”

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Enfusion, Inc., 125 South Clark Street, Suite 750, Chicago, Illinois 60603.

	Class A Common Stock Beneficially Owned(1)				Common Units Beneficially Owned(1)				Combined Voting Power(2)
	Number	Percentage			Number	Percentage			Percentage
		Prior to the Reorganization Transactions	After the Reorganization Transactions Assuming Underwriters’ Option is Not Exercised	After the Reorganization Transactions Assuming Underwriters’ Option Exercised in Full		Prior to the Reorganization Transactions	After the Reorganization Transactions Assuming Underwriters’ Option is Not Exercised	After the Reorganization Transactions Assuming Underwriters’ Option Exercised in Full	Prior to the Reorganization Transactions	After the Reorganization Transactions Assuming Underwriters’ Option is Not Exercised	After the Reorganization Transactions Assuming Underwriters’ Option Exercised in Full
Name of Beneficial Owner
Executive Officers and Directors:
Thomas Kim
Stephen P. Dorton
Steven M. Bachert
Lorelei M. Skillman
Dan Groman
Bradford E. Bernstein
Kathleen Traynor DeRose
Tarek Hammoud(3)
Jan R. Hauser
Larry Leibowitz
Roy Luo
Oleg Movchan(4)

All executive officers and directors as a group (12 persons)
5% Stockholders:
FTV Enfusion Holdings, Inc.(5)
Stephen M. Malherbe
HH ELL Holdings LLC(6)
Scott Werner
Entities affiliated with ICONIQ Capital Management, LLC(7)

*	Represents beneficial ownership of less than one percent (1%).
(1)

Subject to the terms of the Enfusion Ltd. LLC Amended and Restated Operating Agreement, the Common Units are exchangeable for shares of our Class A common stock on a one-for-one basis after the completion of this offering. See “Certain Relationships and Related Party Transactions—Enfusion Ltd. LLC Amended and Restated Operating Agreement.” Beneficial ownership of Common Units reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged. In calculating the percentage of Common Units beneficially owned after the Reorganization Transactions, the Common Units held by Enfusion, Inc. are treated as outstanding.

(2)	Represents percentage of voting power of the Class A common stock and Class B common stock of Enfusion, Inc. voting together as a single class. See “Description of Capital Stock—Common Stock.”

(3)  Represents        Common Units directly held by Tarek Hammoud Trust Dated October 20, 2017.        may be deemed to have the dispositive power over the Common Units held by Tarek Hammoud Trust Dated October 20, 2017.

(4)  Represents        Common Units directly held by CSL Tech Holdings, LLC. Oleg Movchan may be deemed to have the dispositive voting power over the Common Units held by CSL Tech Holdings, LLC. The address of CSL Tech Holdings, LLC and each of the other entities listed in this footnote is 806 Central Avenue, Suite 203, Highland Park, Illinois, 60035.

(5)    Represents          shares of Class A common stock directly held by FTV Enfusion Holdings, Inc. FTV IV, L.P. may be deemed to have the dispositive voting power over the shares held by FTV Enfusion Holdings, Inc. The address of FTV Enfusion Holdings, Inc and each of the other entities listed in this footnote is 555 California Street, Suite 2850 San Francisco, CA 94104.

(6)    Represents        Common Units held by HH ELL Holdings LLC. HH ELL Holdings LLC is incorporated in the State of Delaware and is beneficially owned by Hillhouse Fund IV, L.P.. Hillhouse Investment Management, Ltd. (“HIM”) acts as the sole management company of Hillhouse Fund IV, L.P.. HIM is deemed to be the beneficial owner of, and to control the voting power of, the Common Units held by HH ELL Holdings LLC. The address of HH ELL Holdings LLC is 1675 S. State Street, Suite B, Dover, Delaware 19901.

(7)   Represents (i)        shares of Class A common stock directly held by EF ISP V-B Blocker, Inc. and (ii)        shares of Class A common stock directly held by ICONIQ Strategic Partners V, L.P., or ICONIQ V, together with EF ISP V-B Blocker, Inc., the ICONIQ Entities. ICONIQ Strategic Partners V-B, L.P., or ICONIQ V-B,  is the sole equity holder of EF ISP V-B Blocker, Inc.  ICONIQ Strategic Partners GP V, L.P., or ICONIQ GP V, is the sole general partner of each of ICONIQ V and ICONIQ V-B. ICONIQ Strategic Partners V TT GP, Ltd., or ICONIQ Parent GP V, is the sole general partner of ICONIQ GP V.  Divesh Makan, William Griffith and Matthew Jacobson are the sole equity holders and directors of ICONIQ Parent GP V and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by the ICONIQ Entities. The address of the ICONIQ entities is 394 Pacific Ave., 2nd Floor, San Francisco, CA 94111.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation, which will become effective immediately prior to the closing of this offering, and amended and restated bylaws, which will become effective upon the effectiveness of the registration statement of which this prospectus is a part. The descriptions of the Class A common stock and preferred stock give effect to changes to our capital structure that will occur upon the completion of this offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are or will be included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

Upon completion of this offering, our authorized capital stock will consist of                 shares of Class A common stock, par value $0.001 per share, of               shares of Class B common stock, par value $0.001 per share and              shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock will be undesignated. No shares of our preferred stock will be outstanding upon the completion of this offering. Pursuant to our certificate of incorporation, our board of directors will have the authority, without stockholder approval except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our capital stock.

Common Stock

Class A Common Stock

In general, holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Our board of directors is divided into three classes with staggered three-year terms.

The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders of one or more outstanding series of our preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors, and subject to the rights of the holders of one or more outstanding series of preferred stock having liquidation preferences, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our Class A common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The Class A common stock will not be subject to further calls or assessments by us. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers, preferences and privileges of holders of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Each holder of Class B common stock shall generally be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Common Unit held by such holder on all matters on which stockholders of Enfusion, Inc. are entitled to vote generally. The voting power afforded to holders of Common Units by their shares of Class B common stock will be automatically and correspondingly reduced or increased as the number of Common Units held by such holder of Class B common stock decreases or increases. For example, if a holder of Class B common stock holds 1,000 Common Units as of the record date for determining stockholders of Enfusion, Inc. that are entitled to vote on a particular matter, such holder will be entitled by virtue of such holder’s Class B common stock to 1,000 votes on such matter. If, however, such holder were to hold 500 Common Units as of the relevant record date, such holder would be entitled by virtue of such holder’s Class B common stock to 500 votes on such matter. If at any time the ratio at which Common Units are exchangeable for shares of Class A common stock of Enfusion, Inc. changes from one-

for-one as described under “Certain Relationships and Related Party Transactions—Enfusion Ltd. LLC Amended and Restated Operating Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly.

Upon completion of the offering, there will be                Common Units outstanding (or                    Common Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Enfusion, Inc. will hold        Common Units (or                 Common Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and the Pre-IPO Common Unitholders will hold              Common Units.

Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. Delaware law entitles the holders of the outstanding shares of Class A common stock and Class B common stock to vote separately as different classes in connection with any amendment to our certificate of incorporation that would increase or decrease the par value of the shares of such class or that would alter or change the powers, preferences or special rights of such class so as to affect them adversely. As permitted by Delaware law, the amended and restated certificate of incorporation includes a provision which eliminates the class vote that the holders of Class A common stock would otherwise have with respect to an amendment to the certificate of incorporation increasing or decreasing the number of shares of Class A common stock we are entitled to issue and that the holders of Class B common stock would otherwise have with respect to an amendment to the certificate of incorporation increasing or decreasing the number of shares of Class B common stock we are entitled to issue. Thus, subject to any other voting requirements contained in the certificate of incorporation, any amendment to the certificate of incorporation increasing or decreasing the number of shares of either Class A common stock or Class B common stock that we are authorized to issue would require a vote of a majority of the outstanding voting power of all capital stock (including both the Class A common stock and the Class B common stock), voting together as a single class.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation, dissolution or winding up of Enfusion, Inc. Shares of Class B common stock are not convertible into or exchangeable for shares of Class A common stock or any other security.

Our amended and restated certificate of incorporation does not provide for any restrictions on transfer of shares of Class B common stock.

Preferred Stock

Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to                 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of Class A common stock. The issuance of our preferred stock could adversely affect the voting power of holders of Class A common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after the consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws will include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us. These provisions, which are summarized below, are also designed to encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Board Composition and Filling Vacancies

Our certificate of incorporation will provide for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation will provide that directors may be removed only for cause and then only by the affirmative vote of the holders of at least two-thirds or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders

Our certificate of incorporation will provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our certificate of incorporation and bylaws will provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws will establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws will specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

Our certificate of incorporation will provide that any amendment thereof must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our bylaws and certificate of incorporation must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class.

Our bylaws will provide that any amendment thereof must be approved by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote on the amendment, voting together as a single class.

Undesignated Preferred Stock

Our certificate of incorporation will provide for                      authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation will grant our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Class A common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Choice of Forum

Our bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for state law claims for; (i) any derivative action or proceeding brought on our behalf: (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (iii) any action asserting a claim against us, or any current or former director, officer, or other employee or stockholder, arising out of or pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; or (v) any action asserting a claim against us or any current or former director or officer or other employee governed by the internal affairs doctrine; provided, however, that this choice of forum provision does not apply to any causes of action arising under the Securities Act or the Exchange Act. Our bylaws will further provide that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Our bylaws also will provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. We recognize that the forum selection clause that will be in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause that will be in our bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable in an action, we may incur additional costs associated with resolving such an action. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware or the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Listing

We intend to apply to list our Class A common stock on the New York Stock Exchange under the trading symbol “ENFN.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock will be Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. We cannot predict the effect, if any, future sales of shares of Class A common stock, or the availability for future sale of shares of Class A common stock, will have on the market price of shares of our Class A common stock prevailing from time to time. Future sales of substantial amounts of our Class A common stock in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our Class A common stock or impair our ability to raise equity capital.

Based on our shares outstanding as of                     , 2021, on the closing of this offering, a total of          shares of Class A common stock will be outstanding. Of these shares, all of the Class A common stock sold in this offering by us, plus any shares sold by us on the exercise of the underwriters’ option to purchase additional Class A common stock, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining shares of Class A common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

Subject to the lock-up agreements described below and the provisions of Rule 144 or Regulation S under the Securities Act, as well as our insider trading policy, these restricted securities will be available for sale in the public market after the date of this prospectus.

In addition, subject to certain limitations and exceptions, pursuant to the terms of the Enfusion Ltd. LLC Amended and Restated Operating Agreement we will enter into with the holders of our Common Units, holders of Common Units may (subject to the terms of this agreement) exchange Common Units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Upon consummation of this offering, the Pre-IPO Common Unitholders will hold            Common Units (or             Common Units if the underwriters exercise their option to purchase additional shares of Class A common stock), all of which will be exchangeable for shares of our Class A common stock. Any shares we issue upon exchange of Common Units will be “restricted securities” as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Under applicable SEC guidance, we believe that for purposes of Rule 144 the holding period in such shares will generally include the holding period in the corresponding Common Units exchanged. Moreover, as a result of the registration rights agreement, all or a portion of these shares may be eligible for future sale without restriction, subject to the lock-up arrangements described below. See “—Registration Rights” and “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Lock-Up Agreements

We, and all of our directors, executive officers and our other pre-IPO owners representing all of the Common Units prior to this offering, have agreed, or will agree, with the underwriters that, until           days after the date of this prospectus, subject to certain exceptions, we and they will not, without the prior written consent of                      , offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any of our shares of Class A common stock, any options or warrants to purchase any of our shares of Class A common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our Class A common stock. These agreements are described in the section titled “Underwriting.”                      may release any of the securities subject to these lock-up agreements at any time, subject to applicable notice requirements.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares upon expiration of the lock-up agreements described below. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

●	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock from us; or
●	the average weekly trading volume of our Class A common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Any shares we issue upon exchange of Common Units will be “restricted securities” as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Under applicable SEC guidance, we believe that for purposes of Rule 144 the holding period in such shares will generally include the holding period in the corresponding Common Units exchanged.

Registration Rights

In connection with this offering, we will enter into a registration rights agreement with our pre-IPO owners. See the section titled “Certain Relationships and Related Party Transactions—Registration Rights Agreement” for additional information.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our Class A common stock that are issuable under our 2021 Plan. These registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below, and Rule 144 limitations applicable to affiliates.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

●	a non-resident alien individual;
●	a foreign corporation or any other foreign organization taxable as a corporation for U.S. federal income tax purposes; or
●	a foreign estate or trust, the income of which is not subject to U.S. federal income tax on a net income basis.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the IRS could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of state, local or non-U.S. taxes, alternative minimum tax, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, the Medicare Contribution Tax or any U.S. federal taxes other than income taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address any special tax rules that may apply to particular non-U.S. holders, such as:

●	insurance companies;
●	tax-exempt or governmental organizations;
●	financial institutions;
●	brokers or dealers in securities;
●	pension plans;
●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
●	“qualified foreign pension funds,” or entities wholly owned by a “qualified foreign pension fund”;
●	persons deemed to sell our common stock under the constructive sale provisions of the Code;
●	U.S. expatriates;
●	persons who have elected to mark securities to market; or
●	persons that acquire our common stock as compensation for services.

In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other entities that are transparent for U.S. federal income tax purposes or persons who hold their common stock through such entities. In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend on the status of the partner and the activities of the partner and the partnership. A person treated as a partner in a partnership or who holds their stock through another transparent entity should consult his, her or its tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other transparent entity, as applicable.

Prospective investors should consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Distributions on our Common Stock

We do not currently expect to pay dividends. See the section titled “Dividend Policy” above in this prospectus. However, in the event that we do pay distributions of cash or property on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “Gain on Sale, Exchange or Other Taxable Disposition of Common Stock.”

Subject also to the discussions below under the headings “Information Reporting and Backup Withholding Tax” and “Foreign Account Tax Compliance Act,” dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we are unable to determine, at a time reasonably close to the date of payment of a distribution on our common stock, what portion, if any, of the distribution will constitute a dividend, then we may withhold U.S. federal income tax on the basis of assuming that the full amount of the distribution will be a dividend. If we or another withholding agent apply over-withholding, a non-U.S. holder may be entitled to a refund or credit of any excess tax withheld by timely filing an appropriate claim with the IRS.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain this exemption, a non-U.S. holder must generally provide us with a properly executed original IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income, net of specified deductions and credits, will be taxed at the same U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for such lower rate of U.S. withholding tax as may be specified under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide its U.S. taxpayer identification number.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussions below under the headings “Information Reporting and Backup Withholding Tax” and “Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;
●	the non-U.S. holder is an individual present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which the non-

U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition (without taking into account any capital loss carryovers); or
●	we are or were a “U.S. real property holding corporation” during a certain look-back period, unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than five percent of our outstanding common stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we have not been and are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

We (or the applicable paying agent) must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a foreign broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on our common stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Such withholding may also apply to payments of proceeds of sales or other dispositions of our common stock, although under proposed U.S. Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC
BofA Securities, Inc.
Credit Suisse Securities (USA) LLC
Piper Sandler & Co.
Stifel, Nicolaus & Company, Incorporated
William Blair & Company, L.L.C.
Loop Capital Markets LLC
Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $           per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to           additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional           shares of Class A common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:	$	$	$
Us	$	$	$
The selling stockholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $          .  We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $          .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

We intend to list our Class A common stock on the New York Stock Exchange under the trading symbol “ENFN”.

We, the selling stockholders, and all directors, officers and holders of all of our outstanding common stock have agreed that, without the prior written consent of                             on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus, or the restricted period:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock;
●	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for common stock; or
●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock.

whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of                     on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock.

The restrictions described in the immediately preceding paragraph are subject to certain customary exceptions.

                                    , in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders, and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us, the selling stockholders, and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

Canada

The shares of our Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area, each a Member State, no shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares of our Class A common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or
(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of our Class A common stock shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any shares of our Class A common stock being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

In relation to the United Kingdom, no shares of our Class A common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares of our Class A common stock may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or
(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or the FSMA, provided that no such offer of the shares of our Class A common stock shall require the Issuer or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, this prospectus is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, persons who are outside the United Kingdom or persons in the United Kingdom (i) having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) who are high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of our Class A common stock may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of our Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our Class A common stock to which this prospectus relates may be illiquid or subject to restrictions on its resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Hong Kong

The shares of our Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.

Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors, or QII

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our Class A common stock may not be circulated or distributed, nor may the shares of our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our Class A common stock are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares of our Class A common stock. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act, or FinSA, and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of our Class A common stock constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

Goodwin Procter LLP, Boston, Massachusetts, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of Class A common stock being offered by this prospectus. The validity of the shares of Class A common stock offered by this prospectus will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statement of Enfusion, Inc. as of June 11, 2021, appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Enfusion Ltd. LLC at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.enfusion.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

ENFUSION, INC.

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of Enfusion, Inc.

Opinion on the Financial Statement

We have audited the accompanying balance sheet of Enfusion, Inc. (the Company) as of June 11, 2021, the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company at June 11, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

The financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Chicago, Illinois

July 1, 2021

ENFUSION, INC.

Balance Sheet

As of June 11, 2021
ASSETS
Current assets:
Cash	$1
Total assets	$1

Commitments and contingencies
STOCKHOLDER'S EQUITY
Common stock, $0.001 par value, 1,000 shares authorized, issued and outstanding	$1
Total stockholder's equity	$1

See Notes to Balance Sheet.

ENFUSION, INC.

Notes to Balance Sheet

NOTE 1 - ORGANIZATION AND BACKGROUND

Enfusion, Inc. (“the Company”) was incorporated in Delaware on June 11, 2021. Pursuant to a reorganization into a holding company structure, the Company will be a holding company and its principal asset will be a controlling equity interest in Enfusion Ltd. LLC (“the LLC”). Through the Company’s ability to appoint the board of managers of the LLC, the Company will operate and control all of the business and affairs of the LLC, and through the LLC and its subsidiaries, conduct the Company’s business.

Basis of Presentation

The balance sheet has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Statements of income, stockholders’ equity and cash flows have not been presented because the Company has not engaged in any business or other activities except in connection with its formation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash

Cash includes cash on hand and is carried at fair value, which approximates carrying value.

Income Taxes

The Company is treated as a subchapter C corporation, and therefore, are subject to both federal and state income taxes. The LLC continues to be recognized as a limited liability company, a pass-through entity for income tax purposes.

NOTE 3 – STOCKHOLDER’S EQUITY

On June 11, 2021, the Company was authorized to issue 1,000 shares of common stock, $0.001 par value. On June 11, 2021, the Company issued 1,000 shares for $1.00, all of which are owned by the LLC.

NOTE 4 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through July 1, 2021, the date on which the audited balance sheet was available to be issued.

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Managers of Enfusion Ltd. LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Enfusion Ltd. LLC (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, preferred units and members’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Chicago, Illinois

July 1, 2021

ENFUSION LTD. LLC

Consolidated Balance Sheets

As of December 31, 2020 and 2019

(dollars in thousands)

	2020	2019
ASSETS
Current assets:
Cash	$13,938	$5,898
Accounts receivable, less allowance for doubtful accounts of $707 and $201, respectively	12,180	8,975
Prepaid expenses and other current assets	2,793	1,292
Total current assets	28,911	16,165
Property and equipment, net	8,784	6,008
Other assets	1,404	1,024
Total assets	$39,099	$23,197

LIABILITIES, PREFERRED UNITS AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$484	$443
Accrued expenses and other current liabilities	7,666	7,327
Current portion of long-term debt	2,500	300
Total current liabilities	10,650	8,070
Long-term debt, net of discount and issuance costs	96,063	27,357
Other liabilities	430	576
Total liabilities	107,143	36,003
Commitments and contingencies (Note 8)
Preferred Units:
Class C-1 Units, no par value, 28.777 and 32.693 Units issued and outstanding as of December 31, 2020 and 2019, respectively.	6,434	47,268
Class C-2 Units, no par value, 12.219 and 13.117 Units issued and outstanding as of December 31, 2020 and 2019, respectively.	44,863	57,805
Class D Units, no par value, 12.778 Units and none issued and outstanding as of December 31, 2020 and 2019, respectively.	114,218	-
Total Preferred Units	165,515	105,073
Members' equity (deficit):
Class A Units, no par value, 47.968 Units and 54.496 Units issued and outstanding as of December 31, 2020 and 2019, respectively.	(233,347)	(117,783)
Accumulated other comprehensive loss	(212)	(96)
Total Members' equity (deficit)	(233,559)	(117,879)
Total liabilities, Preferred Units and Members' equity (deficit)	$39,099	$23,197

See Notes to Consolidated Financial Statements.

ENFUSION LTD. LLC

Consolidated Statements of Operations

Years Ended December 31, 2020 and 2019

(dollars in thousands)

	2020	2019
REVENUES:
Platform subscriptions	$73,550	$55,877
Managed services	4,436	2,379
Other	1,579	771
Total net revenues	79,565	59,027

COST OF REVENUES:
Platform subscriptions	18,015	13,698
Managed services	2,512	2,563
Other	831	700
Total cost of revenues	21,358	16,961
Gross profit	58,207	42,066

OPERATING EXPENSES:
General and administrative	35,888	16,625
Sales and marketing	9,927	7,426
Technology and development	6,318	4,146
Total operating expenses	52,133	28,197
Income from operations	6,074	13,869

NON-OPERATING INCOME (EXPENSE):
Interest expense	(1,662)	(724)
Other income (expense)	82	(3)
Total non-operating income (expense)	(1,580)	(727)

Income before income taxes	4,494	13,142
Income taxes	433	486
Net income	$4,061	$12,656

See Notes to Consolidated Financial Statements.

ENFUSION LTD. LLC

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2020 and 2019

(dollars in thousands)

	2020	2019
Net income	$4,061	$12,656
Other comprehensive loss:
Foreign currency translation loss	(116)	(86)
Other comprehensive loss	(116)	(86)
Comprehensive income	$3,945	$12,570

See Notes to Consolidated Financial Statements.

ENFUSION LTD. LLC

Consolidated Statements of Preferred Units and Member’ Equity (Deficit)

Years Ended December 31, 2020 and 2019

(dollars in thousands)

	Preferred Units		Members' Equity (Deficit)		Accumulated Other Comprehensive	Total Members'
	Units	Amount	Units	Amount	Loss	Equity (Deficit)
January 1, 2019	32.693	$54,383	67.613	$(44,595)	$(10)	$(44,605)
Net income	-	4,623	-	8,033	-	8,033
Other comprehensive loss	-	-	-	-	(86)	(86)
Redemption of Class A Units	-	-	(13.117)	(57,450)	-	(57,450)
Issuance of Class C-2 Units, net of issuance costs	13.117	57,307	-	-	-	-
Distributions - loan proceeds	-	(7,822)	-	(16,178)	-	(16,178)
Distributions	-	(3,418)	-	(7,593)	-	(7,593)
December 31, 2019	45.810	105,073	54.496	(117,783)	(96)	(117,879)
Net income	-	1,860	-	2,201	-	2,201
Other comprehensive loss	-	-	-	-	(116)	(116)
Issuance of Class D Units, net of issuance costs	7.964	93,261	-	-	-	-
Issuance of Class D Units in a non-cash exchange, net of issuance costs	4.814	56,376	-	-	-	-
Redemption of Class A Units	-	-	(6.528)	(76,634)	-	(76,634)
Repurchase of Class C-1 Units in a non-cash exchange	(3.916)	(45,975)	-	-	-	-
Repurchase of Class C-2 Units in a non-cash exchange	(0.898)	(10,538)	-	-	-	-
Distributions - loan proceeds	-	(32,454)	-	(38,607)	-	(38,607)
Distributions	-	(2,088)	-	(2,524)	-	(2,524)
December 31, 2020	53.774	$165,515	47.968	$(233,347)	$(212)	$(233,559)

See Notes to Consolidated Financial Statements.

ENFUSION LTD. LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2020 and 2019

(dollars in thousands)

	2020	2019
Cash flows from operating activities:
Net income	$4,061	$12,656
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	2,291	1,157
Provision for bad debts	1,010	266
Amortization of debt-related costs	60	22
Net foreign currency losses	1	3
Change in operating assets and liabilities:
Accounts receivable	(4,216)	(2,790)
Prepaid expenses and other assets	(1,776)	(951)
Accounts payable	41	231
Accrued expenses and other liabilities	193	1,712
Net cash provided by operating activities	1,665	12,306
Cash flows from investing activities:
Purchases of property and equipment	(5,068)	(4,429)
Net cash used in investing activities	(5,068)	(4,429)
Cash flows from financing activities:
Proceeds from term loan	71,211	29,700
Issuance of Class D Units, net of issuance costs	93,261	-
Issuance of Class C-2 Units, net of issuance costs	-	57,307
Proceeds from draw on revolving debt facility	1,800	-
Redemption of Class A Units	(76,634)	(57,450)
Distribution of loan proceeds to Members	(71,061)	(24,000)
Repayment of term loan	(300)	(2,000)
Repayment of draw on revolving debt facility	(1,800)	-
Payment of Member distributions	(4,612)	(11,011)
Payment of equity issuance costs on non-cash issuance of Class D Units	(137)	-
Payment of debt issuance and debt facility costs	(169)	(87)
Net cash provided by (used in) financing activities	11,559	(7,541)
Effect of exchange rate changes on cash	(116)	(86)
Net increase (decrease) in cash	8,040	250
Cash, beginning of year	5,898	5,648
Cash, end of year	$13,938	$5,898
Supplemental disclosure of cash flow information:
Interest paid	$1,492	$588
Supplemental disclosure of non-cash financing activities:
Issuance of Class D Units in a non-cash exchange for Class C-1 and C-2 Units	$56,376	$-

See Notes to Consolidated Financial Statements.

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

Note 1       Organization and Description of Business

Enfusion Ltd. LLC. (“Enfusion” or the “Company”) is a leading provider of cloud-based order and execution management, portfolio management and risk systems. Enfusion’s clients include large global hedge fund managers, institutional asset managers, family offices and other institutional investors. Enfusion provides its clients with innovative real-time performance, risk calculations, and accounting capabilities for some of the most sophisticated financial products. The Company is headquartered in Chicago, Illinois and has offices in Chicago, New York, London, Dublin, Hong Kong, Singapore, São Paulo, and Mumbai. The Company was organized as a Delaware limited liability company on August 23, 1995.

Note 2       Principles of Consolidation and Basis of Presentation

Principles of Consolidation

The consolidated financial statements include the operations of Enfusion and its wholly owned subsidiaries, Enfusion Systems UK Ltd., Enfusion HK Ltd., Enfusion Software Limited, Enfusion Softech India Private Limited, Enfusion (Singapore) Pte. Limited, Enfusion do Brasil Tecnologia da Informacao Ltda.

All intercompany transactions and balances have been eliminated in consolidation. The years “2020” and “2019” refer to the years ended December 31, 2020 and 2019, respectively.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the CODM. While the Company operates in multiple countries, the Company’s business operates as one operating segment because most of the Company's service offerings are delivered and supported on a global basis, the Company's service offerings are deployed in a nearly identical way, and the Company’s CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

COVID-19

A novel strain of coronavirus first reported in December 2019, now known as “COVID-19”, has extensively impacted the global health and economic environment, with the World Health Organization characterizing COVID-19 as a pandemic on March 11, 2020. The Company is closely monitoring pandemic-related developments and has taken, and continues to take, numerous steps to address them. The Company has required nearly all its employees to work remotely on a temporary basis and has implemented global travel restrictions for employees. The Company believes the transition to remote working has been successful and has not significantly affected financial results for the year ended December 31, 2020. As the situation surrounding the COVID-19 pandemic remains fluid, the Company is actively managing its response. The extent of the effect on the Company’s future operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, and governmental, regulatory and private sector responses, all of which are uncertain and difficult to predict.

Note 3       Summary of Significant Accounting Policies

The significant accounting policies of the Company and its subsidiaries are summarized below.

Accounts Receivable

Accounts receivable includes billed and unbilled receivables, net of allowance of doubtful accounts. Billed accounts receivable are initially recorded upon the invoicing to clients with payment due within 30 days. Unbilled accounts receivable represents revenue recognized on contracts for which billings have not yet been presented to clients. The unbilled accounts receivable balance is due within one year.

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

The Company maintains an allowance for doubtful accounts at an amount estimated to be sufficient to provide adequate protection against losses resulting from extending credit to its clients. The Company regularly determines the adequacy of the allowance based on its assessment of the collectability of the accounts receivable by considering the age of each outstanding invoice, the collection history of each client, and an evaluation of current expected risk of credit loss of any clients with known financial difficulties. The Company assesses collectability by reviewing accounts receivable on an aggregated basis where similar characteristics exist and on an individual basis for specific clients with historical collectability issues or known financial difficulties. Increases to the allowance are recognized as a charge to doubtful accounts included in General and administrative expenses in the consolidated statement of operations. Accounts receivable deemed uncollectible are charged against the allowance for doubtful accounts when identified.

Property and Equipment, Net

Property and equipment is stated at historical cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the individual assets, except for leasehold improvements, which are depreciated over the shorter of the estimated useful life of the asset or the underlying lease term. Also included in property and equipment are capitalized costs of software developed for internal use. The useful lives of property and equipment are as follows:

Property and Equipment Asset Type	Estimated Useful Lives
Software development costs	3 years
Computers and equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of estimated economic useful life or remaining lease term

Maintenance and repairs are expensed as incurred. Upon retirement or disposition, the cost and related accumulated depreciation or amortization is removed from the accounts and any gain or loss is included in operating income.

Software Development Costs

Capitalized software costs consist of costs to purchase software to be used within the Company and costs to develop software internally. Capitalization of purchased or internally developed software occurs during the application development stage and consists of design, coding and testing.

Amortization of software development costs is calculated using the straight-line method over the estimated useful lives of the software, which is generally three years. Capitalized software development costs are recorded within property and equipment, net of accumulated amortization, within the consolidated balance sheets. Amortization expense is included in Cost of revenues – platform subscription services in the consolidated statements of operations.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, in accordance with the accounting standard for impairment or disposal of long-lived assets, which requires recognition of impairment of long-lived assets in the event that circumstances indicate impairment may have occurred and when the net carrying value of such assets exceeds the future undiscounted cash flows attributed to such assets. The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. No impairment of long-lived assets occurred during the years ended December 31, 2020 and 2019.

Lender and Debt Issuance Costs

Lender fees and debt issuance costs attributable to the Term Loan permitted to be capitalized are recorded as a reduction of the carrying amount of the liability for the unpaid principal balance in the consolidated balance sheets and are being amortized over the loan term using the effective interest method. Debt issuance costs attributable to the Revolving Debt permitted to be capitalized are recorded in Other assets in the consolidated balance sheets and are being amortized on a straight-line basis over the Credit Agreement term. The amortization of capitalized lender fees and debt issuance costs are recorded as Interest expense in the consolidated statements of operations.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. Accounting standards establish a hierarchal framework, which prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

from independent sources. Unobservable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on the best information available. Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1	Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	Inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and
Level 3

Inputs are unobservable inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

At December 31, 2020 and 2019, the fair value of the Company’s long-term debt is Level 2. The carrying amount of the Company’s other financial instruments, including accounts receivable and accounts payable, approximate fair value due to their short-term nature.

Revenue Recognition

The Company adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 606, Revenue from Contracts with Customers (“ASC 606”), as of January 1, 2019, the first day of the Company’s fiscal year, using the modified retrospective method. The adoption of ASC 606 did not have a material impact on the Company’s financial statements.

As part of the adoption of ASC 606, the Company elected to use the following transition practical expedients: (i) completed contracts that begin and end in the same annual reporting period have not been restated; (ii) the Company used the known transaction price for completed contracts; (iii) to exclude disclosures of transaction prices allocated to remaining performance obligations when the Company expects to recognize such revenue for all periods prior to the date of initial application of the ASU; and (iv) the Company has reflected the aggregate of all contract modifications that occurred prior to the date of initial application when identifying the satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price.

The Company derives its revenues primarily from fees for platform subscription and managed services provided to clients. Revenues are recognized when control of these services are transferred to the Company’s clients in an amount that reflects the consideration the Company expects to be entitled to in exchange for these services. Revenues are recognized net of taxes applicable to service contacts.

The Company’s platform subscription and managed services contracts have provisions that allow for clients to cancel services after 30 days’ written notice. Clients are invoiced each month for the performance obligations fulfilled in accordance with the stated terms of their service contracts. Fees for partial term service contracts are prorated, as applicable. Payment of fees are due from clients within 30 days of the invoice date. The Company does not provide financing to clients. The Company determines revenue recognition through the following five-step framework:

●Identification of the contract, or contracts, with a client;
●Identification of the performance obligation in the contract;
●Determination of transaction price;
●Allocation of the transaction price to the performance obligations in the contract; and
●Recognition of revenue when, or as, performance obligations are satisfied.

Platform subscription revenues

Platform subscription revenues consist primarily of fees for providing clients with access to the Company’s cloud-based platform. Platform subscription clients do not have the right to take possession of the platform’s software, and do not have any general return rights. Platform subscription revenues are generally recognized ratably over the period of contractually enforceable rights and obligations, beginning on the date that the client gains access to the platform. Most platform subscription contracts have a one-year term and are cancellable with 30 days’ notice. Installment payments are invoiced at the end of each calendar month during the subscription term. The Company also has a limited number of contracts that are non-cancellable, the impact of which the Company has determined is not material to the Company’s pattern of revenue recognition.

Managed services revenues

Managed services revenues primarily consist of client-selected middle and back-office services provided on our clients’ behalf using the Company’s platform. Revenue is recognized monthly as the managed services are performed, with invoicing occurring at the end of the calendar month.

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

Other revenues

Other revenues include data conversion and custom development services that integrate a client’s historical data into the Company’s platform and make tailored changes to the platform to accommodate a client’s identified need. Revenue is recognized monthly as these services are performed with invoicing occurring at the end of each calendar month.

Service contracts with multiple performance obligations

The Company’s service contracts with clients can include multiple performance obligations. For these contracts, the Company accounts for service charges for individual performance obligations separately if they are distinct. Each of Company’s platform subscription and managed services contracts are accounted for separately as they are separate service contracts with distinct performance obligations. For any of the Company’s service contracts with multiple performance obligations, service charges are allocated to any distinct separate performance obligations of those contracts on a relative standalone selling price (“SSP”) basis.

The Company determines the SSP based on overall pricing objectives, which take into consideration market conditions and entity-specific factors. This includes a review of historical sales data relative to the size of the service contracts, the nature of the software applications and client demographics including the numbers and types of users permitted by the contracts.

Disaggregation of revenue

The Company’s total net revenues by geographic region, based on the client’s physical location is presented in the following table:

	Year Ended December 31,
	2020		2019
Geographic Region	Amount	Percent	Amount	Percent
Americas*	$54,057	67.9%	$42,158	71.4%
Europe, Middle East and Africa (EMEA)	8,748	11.0%	6,727	11.4%
Asia Pacific (APAC)	16,760	21.1%	10,142	17.2%
Total net revenues	$79,565	100.0%	$59,027	100.0%

*     Includes revenues in the United States (country of domicile) of $53.0 million and $41.4 million for the years ended December 31, 2020 and 2019, respectively.

Cost of revenues

Cost of revenues consists primarily of personnel-related costs associated with the delivery of the Company’s software and services, including base salaries, bonuses, employee benefits and related costs, Additionally, cost of revenues includes amortization of capitalized software development costs, allocated overhead and certain direct data and hosting costs.

Leases

The Company leases office facilities under operating leases and data centers under service agreements, and accounts for those leases in accordance with ASC 840, Leases. At the inception of a lease, the Company assesses the lease terms to determine if the lease should be classified as an operating or capital lease, based on the substance of the transaction. Classification is re-assessed if the terms of the lease are changed. Leases in which a significant portion of the risks and rewards of ownership are retained are classified as an operating lease. Payments under an operating lease (net of any incentives received from the lessor) are recognized as rent expense and included in Cost of revenues and General and administrative expenses in the consolidated statements of operations. For operating leases that contain rent escalation or rent concession provisions, the total rent expense during the lease term is recorded on a straight-line basis over the term of the lease, with the difference between rent payments and the straight-line rent expense recorded as deferred rent in the accompanying consolidated balance sheets.

Preferred Units and Members’ Equity (Deficit)

As a limited liability company, the Company is owned by its members, each of whose membership interest in the Company consists of an equal number of: (i) “Economic Units”, which represents a Member’s economic interest in the Company; and (ii) “Participation Units”, which represents a Member’s right to participate (vote) in the affairs of the Company. As each membership interest is comprised of an equal number of Economic Units and Participation Units, both membership interest components will be referred to herein as “Units”. The Members are at risk for their capital contributions but have no other obligations to fund losses.

The Company has issued and outstanding more than one class of Units. The Class A Units are considered to be Members’ Equity, whereas all of the other Unit classes are considered to be Preferred Units because of provisions in the Company’s Operating Agreement that confer certain rights and privileges to the members owning these Units, such as voting rights, redemption rights and liquidation

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

preferences. As the rights and privileges of the Preferred Units are generally equal, any equity transactions initiated by the Company involving the exchange of one class of Preferred Unit for another class of Preferred Unit is recorded by the Company as a modification of the Units outstanding rather than an extinguishment of the outstanding Units and an issuance of new Units.

In accordance with the guidance in ASC Topic 480, Distinguishing Liabilities from Equity, outstanding Class C-1, C-2 and D Preferred Units were classified outside of permanent equity and within temporary equity due to their optional redemption features and liquidation preferences, as more fully described in Note 10.

Income Taxes

The Company has elected, under the Internal Revenue Code, to be taxed as a limited liability company. In lieu of corporate income taxes, each Member is taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes has been included in the consolidated financial statements.

The Company is responsible for foreign income taxes of its subsidiaries. The provision for foreign income taxes includes the tax effects of transactions reported in the consolidated financial statements. Foreign tax expense was $243 thousand and $171 thousand for the years ended December 31, 2020 and 2019, respectively.

With respect to uncertain tax positions, the Company recognizes in the consolidated financial statements those tax positions determined to be “more likely than not” of being sustained upon examination, based on the technical merits of the positions. The Company records a liability for the difference between the benefit recognized and measured pursuant to the accounting guidance for income taxes and the tax position taken on its tax return. The Company’s policy is to recognize, when applicable, interest and penalties on uncertain tax positions as part of income tax expense. The Company had no liability for uncertain tax positions as of December 31, 2020 and 2019.

Concentration of Risk

Deposits with Financial Institutions

The Company has concentrated its credit risk for cash by maintaining deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash.

Accounts Receivable

As of December 31, 2020 and 2019, no individual client represented more than 10% of accounts receivable. For the years ended December 31, 2020 and 2019, no individual client represented more than 10% of the Company’s total net revenues.

Translation of Foreign Currencies

Foreign currency assets and liabilities of the Company’s international subsidiaries are translated using the exchange rates in effect at the balance sheet date. Results from operations are translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as part of the foreign currency translation adjustment in Preferred Units and Members’ Equity (Deficit) in the consolidated balance sheets.

Recently Adopted Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information and modifies some disclosure requirements. The Company adopted ASU 2018-13 effective January 1, 2020 and there was no significant impact on the Company’s disclosures upon adoption.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes the guidance in former ASC 840, Leases, to increase transparency and comparability among organizations by requiring recognition of right-of-use assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements (with the exception of short-term leases). In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new Leases (Topic 842) standard. ASU 2016-02, as subsequently amended for various technical issues, is effective for private companies and emerging growth companies in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, and early adoption is permitted. For leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, lessees and lessors must apply a modified retrospective transition approach. While the Company expects the adoption of this standard to result in an increase to the reported assets and liabilities, it has not yet determined the full impact the adoption of this standard will have on its consolidated financial statements and related disclosures.

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. ASU 2016-13, as subsequently amended for various technical issues is effective for annual reporting periods beginning after December 15, 2022, for private entities and emerging growth companies. The Company is evaluating the impact of this standard on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 is effective for private entities and emerging growth companies in fiscal years beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of this standard to the consolidated financial statements. In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for private entities and emerging growth companies in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. The Company is evaluating the effect of adopting this new accounting guidance but does not expect adoption will have a material impact on its consolidated financial statements.

Note 4       Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31,
	2020	2019
Computer equipment and software	$8,533	$5,220
Software development costs	2,948	1,579
Leasehold improvements	1,406	1,188
Furniture and fixtures	671	504
Total property and equipment, cost	13,558	8,491
Less accumulated depreciation and amortization	(4,774)	(2,483)
Total property and equipment, net	$8,784	$6,008

As of December 31, 2020, and 2019, property and equipment, net located in the United States was $7.5 million and $5.3 million, respectively. The remainder was located in our various international locations. Included in property and equipment are the capitalized costs of software developed and maintained for internal use. Software development costs capitalized during the years ended December 31, 2020 and 2019 were $1.4 million and $1.1 million, respectively.

Depreciation and amortization expense related to property and equipment, excluding software development costs, was $1.5 million and $825 thousand for the years ended December 31, 2020 and 2019, respectively. Amortization expense related to software development costs was $759 thousand and $332 thousand for the years ended December 31, 2020 and 2019, respectively.

Estimated future amortization of capitalized software development costs are as follows (in thousands):

Year ending December 31,	Amount
2021	$914
2022	650
2023	224
Total	$1,788

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

Note 5       Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued compensation	$5,261	$5,935
Accrued expenses	1,478	797
Accrued taxes - state and federal	414	291
Accrued interest	218	113
Current portion of deferred rent	29	22
Other current liabilities	266	169
Total accrued expenses and other current liabilities	$7,666	$7,327

The Company’s accrued expenses and other current liabilities consist primarily of employee incentive compensation plans. The Company accrues over the course of the year the annual discretionary bonuses earned by employees during the year but paid in the following year. Accrued compensation includes bonuses due to employees of $3.6 million and $3.7 million as of December 31, 2020 and 2019, respectively.

Note 6       Debt

The following table details the components of the Company’s debt obligations (in thousands):

	December 31,
	2020	2019
Term loan	$100,000	$28,000
Less unamortized discount and issuance costs	(1,437)	(343)
Term loan, net	98,563	27,657
Less current portion	(2,500)	(300)
Long-term debt, net of unamortized discount and issuance costs	$96,063	$27,357

Term Loan and Revolving Debt Facility

Initial Credit Agreement

On August 2, 2019, the Company entered into a credit agreement (“the Credit Agreement”) with Silicon Valley Bank (“SVB”) which provided for a $30 million term loan (the “Term Loan”), of which the full principal was advanced, and a $2 million revolving debt facility (the “Revolving Debt”), of which up to $2 million could be used for the issuance of letters of credit (the “LC sub-limit”). Proceeds of the Term Loan were primarily used to pay Member Distributions of $24 million. The Term Loan required quarterly principal payments of $75 thousand commencing on March 31, 2020 through the maturity date on August 2, 2024, at which time any unpaid principal and accrued interest amounts would have been due. Interest was payable monthly based on London Interbank Offered Rate (“LIBOR”) plus an applicable margin. Interest was not compounded.

Lender fees and issuance costs of $363 thousand related to the Term Loan were capitalized during 2019 and were being amortized over the five-year term of the Credit Agreement at an effective rate of interest. Issue costs related to the Revolving Debt were capitalized and were being amortized over the five-year term of the Credit Agreement on a straight-line basis. The Revolving Debt includes an unused commitment fee of 0.50% of the outstanding commitments.

The Company prepaid $2 million of principal of the Term Loan on December 14, 2019. This facility is secured by substantially all of the Company’s assets and requires the Company to meet certain financial and non-financial covenants. The Term Loan is reported net of unamortized discount and issuance costs in the consolidated balance sheets. The Company did not draw any principal amounts on the Revolving Debt during the year ended December 31, 2019. In August of 2019, the Company issued a letter of credit as security for one of the Company’s operating leases.

Unamortized issuance costs related to the Revolving Debt are included in Other assets in the consolidated balance sheets. The aforementioned financial covenants include maintaining a minimum fixed charge coverage ratio and maximum senior leverage ratio.  The Company was in compliance with all covenants as of December 31, 2020 and 2019, respectively.

On April 13, 2020, the Company drew the remaining $1.8 million of the unused Revolving Debt commitment amount to expand its liquidity amid the uncertainty of the Coronavirus pandemic. The Revolving Debt requires monthly interest payments at a base rate of

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

3.5% plus an incremental variable interest rate of the Company’s choice of the one-, three- or six- month LIBOR. Interest is not compounded. As of May 27, 2020, the minimum base rate of 3.5% was in effect and the Company elected to use the six-month LIBOR rate of 1.238%, resulting in an effective rate of 4.738% at May 27, 2020. The Company repaid the $1.8 million of Revolving Debt principal and accrued interest of $21 thousand on September 24, 2020.

First Amendment to Credit Agreement

On August 9, 2020, the Company entered into an amendment to the Credit Agreement (the “First Amended Credit Agreement”) which provided for an increase in the commitment amount of the Revolving Debt from $2 million to $5 million. No other terms were changed from the original agreement. The Company accounted for the First Amendment as a modification of the Revolving Debt. Accordingly, issue costs related to the First Amendment were charged to interest expense.

Second Amendment to Credit Agreement

On December 17, 2020, the Company entered into a second amended and restated Credit Agreement (the “Second Amended Agreement”) with SVB as lead arranger in a syndicated credit agreement (the “SVB Syndicate”, or “the lender”), which: (i) increased the outstanding Term Loan principal balance to $100 million, of which $30 million of the principal was previously advanced; (ii) joined City National Bank, Cadence Bank and Truist Bank (the “joiners to the syndicate”) as additional lenders. The Term Loan and Revolving Debt commitment amounts of the Second Amended Agreement are indicated in the table below. The Second Amended Agreement also provided for the appointment of SVB as the administrator for the syndicate; and extended the maturity date of the agreement to December 17, 2025. Proceeds from the Term Loan were primarily used to pay Member Distributions of $71.1 million.

The Company accounted for the change in the portion of the Term Loan principal balance funded by SVB and the change in SVB’s commitment to fund draws of the Revolving Debt as a modification of both the Term Loan and the Revolving Debt. Accordingly, Term Loan related costs of $467 thousand were capitalized, whereas issuance costs paid to third-parties were charged to interest expense. Previously unamortized debt issuance costs continued to be amortized over the term of the new agreement.

The Company accounted for the Term Loan principal balance funded by the joiners to the syndicate and the amounts of their respective commitments to fund draws of the Revolving Debt as a new issuance. Accordingly, lender fees and issuance costs, including costs paid to the joiners of the syndicate and costs paid to third parties of $674 thousand related to the Term Loan amounts funded by the joiners to the syndicate were capitalized and are being amortized over the five-year term of the Second Amended Agreement at an effective rate of interest. Issuance costs related to the Revolving Debt were capitalized and are being amortized over the five-year term of the Second Amendment on a straight-line basis.

The Term Loan requires monthly interest payments at a base rate of 4.25% plus an incremental variable interest rate of the Company’s choice of the one-, three- or six-month LIBOR, subject to a 1% minimum. Interest is not compounded. As the one-month LIBOR rate selected by the Company for the variable interest rate re-set prior to December 31, 2020 was below the 1% minimum, the resulting Term Loan interest rate at December 31, 2020 was 5.25%. In addition, the Company is required to make quarterly principal repayments of $1.25 million commencing on September 30, 2021. The Company is also subject to contingent principal payments based on excess cash flow (as defined in the Second Amended Agreement) commencing with and including the fiscal year ending December 31, 2021. Any unpaid principal and accrued interest will be due on December 17, 2025. Required future minimum principal payments as of December 31, 2020 are as follows (in thousands):

As of December 31,	Amount
2021	$2,500
2022	5,000
2023	5,000
2024	10,000
2025	77,500
Total	$100,000

The Company did not have any borrowings of the Revolving Debt outstanding as of December 31, 2020 or 2019. As of December 31, 2020 and 2019, the available unused commitment of the Revolving Debt was $4.8 million and $1.8 million, respectively. As of December 31, 2020 and 2019, the Company was contingently obligated for a letter of credit in the amount of $200 thousand which bears interest at an annual rate of 2%.

JPMorgan Chase Revolving Line of Credit Facility

Prior to entering the SVB Credit Agreement, the Company had a revolving line of credit facility with JPMorgan Chase Bank (“the JPMorgan Credit Facility”) which provided for advances of up to $1 million. The JPMorgan Credit Facility required monthly payments

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

of interest at the one-month LIBOR rate plus 3.084%. This line of credit was secured by substantially all the Company’s assets and guaranteed by three of the Company’s members. The facility matured in 2019.

Note 7       Operating Leases and Service Agreements

Operating Leases

The Company leases office space in various locations under operating lease agreements in the normal course of business, which expire at various dates through 2025. Certain operating leases are secured with cash security deposits or letters of credit.

Service Agreements

The Company has service agreements for the use of data processing facilities. These service agreements expire at various dates through 2022. Monthly base payments as of December 31, 2020 range from $6 thousand to $33 thousand.

Future aggregate minimum rental payments under the noncancelable operating leases and service agreements noted above, excluding the Company’s share of real estate taxes and other operating costs, are as follows (in thousands):

Years Ending December 31,	Operating Leases	Service Agreements	Total
2021	$2,672	$748	$3,420
2022	2,114	441	2,555
2023	2,032	-	2,032
2024	1,175	-	1,175
2025	474	-	474
Total	$8,467	$1,189	$9,656

Total expense related to these lease agreements was $3.7 million and $2.5 million for the years ended December 31, 2020 and 2019 and is included in Cost of revenues and Operating expenses. Total expense related to the service agreements was $841 thousand and $425 thousand for the years ended December 31, 2020 and 2019, respectively and is included in Cost of revenues.

Note 8       Commitments and Contingencies

The Company records accruals for contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated based on historical claim activity and loss development factors. There can be no assurance there will not be an increase in the scope of these matters or that any future or pending lawsuits, claims, proceedings, or investigations will not be material.

The Company has an agreement with an employee whereby the employee is entitled to receive a percentage of the Company’s net profits each year, calculated based on the number of outstanding Units of the Company (the “Applicable Percentage”).  The calculation for each of the years ended December 31, 2020 and 2019 equaled 2.0% of net profits each year. The Company has accrued $128 thousand and $247 thousand at December 31, 2020 and 2019, respectively, recorded in Accrued expenses and other current liabilities in the Company’s consolidated balance sheets. Amounts were paid subsequent to the respective year-end. Additionally, the Company has an agreement with this employee under which the employee will be entitled to receive a cash payment equal to the Applicable Percentage of (i) in the case of termination of employment, the value of the Company based on the then-most recent valuation ascribed to the Company in an equity financing transaction or (ii) in the case of a sale of the Company, the consideration paid in such transaction.. The term of the agreement is indefinite. At December 31, 2020 and 2019, respectively, the Company did not record a liability as the amounts were not probable or estimable.

Note 9     Preferred Units and Members’ Equity (Deficit)

The Company has 101.742 and 100.306 Units issued and outstanding as of December 31, 2020 and 2019, respectively. The number of Units outstanding by Unit class, the percentage of the Company collectively owned by each Unit class, and the carrying values of these

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

Units in the Company’s consolidated balance sheets as of December 31, 2020 and 2019 are summarized in the following table (in thousands except unit amounts):

	As of December 31,
	2020			2019
Unit Class	Units	Ownership Percentage	Carrying Value	Units	Ownership Percentage	Carrying Value
Preferred Units:
Class C-1 Units	28.777	28.28%	$6,434	32.693	32.59%	$47,268
Class C-2 Units	12.219	12.01%	44,863	13.117	13.08%	57,805
Class D Units	12.778	12.56%	114,218	-	-	-
Total Preferred Units	53.774	52.85%	165,515	45.810	45.67%	105,073
Members' equity (deficit):
Class A Units	47.968	47.15%	(233,347)	54.496	54.33%	(117,783)
Total Preferred Units and Members' equity (deficit)	101.742	100.00%	$(67,832)	100.306	100.00%	$(12,710)

The Members’ private equity transactions recorded by the Company in the years ended December 31, 2020 and 2019 were as follows:

●	On August 9, 2019, and October 30, 2019, the Company issued 7.494 Class C-2 Units and 5.623 Class C-2 Units, respectively, each through a registration-exempt securities offering for $4,379,789 per Unit. The issuance of the Class C-2 Units resulted in proceeds of $57.4 million, less issuance costs of $143 thousand These net proceeds were used to: (i) repurchase 13.117 Class A Units for $4,379,789 per Unit; and (ii) repurchase 1.901 Award Units granted to certain employees under the Change in Control Bonus Plan for a total of $6.1 million, as described in Note 10.
●	On December 24, 2020 (the “Transaction Date”), the Company entered into two private equity transactions as follows:
o	The “Class D Units Purchase Agreement”, pursuant to which the Company issued 7.964 Class D Units through a registration-exempt securities offering for $11,738,918 per Unit. The issuance of the Class D Units resulted in proceeds of $93.5 million, less issuance costs of $226 thousand. These net proceeds were used to: (i) repurchase 6.528 Class A Units for $11,738,918 per Unit for a total of $76.6 million; and (ii) repurchase 1.503 Award Units granted to certain employees under the Change in Control Bonus Plan for $11,738,918 per Unit for a total of $16.9 million, as described in Note 10.
o	The “Reorganization Agreement” pursuant to which the Company issued 4.814 Class D Units for $11,738,918 per Unit totaling $56.5 million, less issuance costs of $137 thousand, in a non-cash exchange for 3.916 Class C-1 Units and 0.898 Class C-2 Units that each had an estimated fair value on the Transaction Date of $11,738,918 per Unit, totaling $56.5 million.

The rights of the unitholders as provided for in the Company’s Operating Agreement are summarized below. The rights of the Preferred Unit classes are equal to those of the Class A Unitholders, with the exception of the Optional Redemption, and Liquidation Preference provisions that are only rights of certain Preferred Unit classes.

Voting and Transfer Rights

The Company’s Board of Managers is responsible for the management of the Company. A majority vote of the Board of Mangers is required for matters subject to voting. The Operating Agreement provides for the appointment of Managers in proportion to the Units held by each Member group regardless of Unit class. Subject to certain restrictions, Members may transfer all or any portion of their Units with the consent of a majority of the Members.

Optional Redemption Provision

The “Optional Redemption” provision obligates the Company to redeem outstanding Class C-1 and Class C-2 Units (collectively, the “Class C Units”), upon receiving notice of the holders of such Class C Units of their intent to exercise this right at any time after December 23, 2026 (the tenth anniversary of the issuance of the Class C-1 Units on December 23, 2016), at a Redemption Price to be determined as the original purchase price of the redeemed Units less the aggregate amount of distributions in excess of any tax distributions. In addition, the Optional Redemption provision also obligates the Company to redeem Class D Units in the event the Class C Unit holders notify the Company of their intent to exercise their right under this provision.

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

Liquidation Preference Provision

In the event of a “Deemed Liquidation,” as defined by the Operating Agreement, the Liquidation Preference provides for the holders of preferred Unit classes to receive a minimum liquidation payment amount from the Company equal to the purchase price of Units held, less cumulative Members distributions.

Distributions to Members

The Members have rights to receive distributions including tax distribution, liquidation distributions and distributions of profits and losses in proportion to their respective ownership percentages, with the exception of the preferential payment of profits to preferred Units outstanding in a fiscal year when cumulative losses exist from prior fiscal years in which those preferred Units were also outstanding.

Conversion to Corporation Provision

In the event the Company converts its legal entity form from a limited liability company to a corporation in connection with an Initial Public Offering, the “Conversion to Corporation” provision of the Operating Agreement provides for all Unit classes to be converted into a single class of common stock.

Note 10     Management Incentive Plans

The Company has a Change in Control Bonus Plan (the “Plan”) for certain members of the Company’s management (“Plan Participants”) that provides for the payment of a cash bonus based on a specified number of Management Incentive Award Units (“Award Units”) in the event of a change in control (“CiC”) transaction (i.e., a liquidity event), as defined by the Company’s Operating Agreement. Of the one million Award Units authorized under the Plan, 22.941 and 19.104 were issued and outstanding as of December 31, 2020 and 2019, respectively. The bonus amount paid to each Plan Participant is determined based on the number of Award Units granted relative to the total number of Award Units issued and outstanding. The amount paid to Plan Participants upon a CiC transaction is determined based upon the consideration paid to Members as part of the CiC transaction. The price paid for the Award Units is the excess of the per Unit value of the Company based on the consideration received upon a liquidity event over the base amount per Award Unit agreed with the Plan Participants on the grant date.

Each award under the Plan generally terminates and expires on the earliest of: (i) the date the participant separates from service during the five-year period beginning on the award’s grant date (or such other vesting period or periods designated in an award agreement, which may be shorter than five years) for any reason other than for “cause”; or (ii) upon a liquidity event which does not meet or exceed the award’s specified base amount, or the vesting conditions. In addition, each award terminates and expires upon the participant’s termination for cause, breach of a restrictive covenant obligations, or termination following a liquidity event for any reason prior to the date that the holders of Enfusion Ltd. LLC economic units receive all transaction proceeds.

At December 31, 2020 and 2019, the weighted average base amount of the Award Units outstanding was $2.7 million and $1.8 million, per Award Unit, respectively.

In 2020 and 2019, the Company issued 5.34 and 4.755 Award Units, respectively. In August 2019, in association with the issuance of the Class C-2 Units as described in Note 9 and the Credit Agreement as described in Note 6, the Company repurchased 1.901 Award Units resulting in a cash payment of $6.1 million. In December 2020, in association with the issuance of the Class D Units as described in Note 9, the Company repurchased 1.503 Award Units resulting in a cash payment of $16.9 million. The Company recorded these cash payments as a transactional bonus expense within General and administrative expenses in the consolidated statements of operations.

At December 31, 2020 and 2019, respectively, the Company did not record a liability for payments under the Plan as the timing of any future CiC transaction or amount of Award Units to be paid to Plan Participants was not probable or estimable.

Note 11     Employee Benefit Plans

The Company has a 401(k) Plan that covers substantially all full-time United States employees who meet eligibility requirements. The Company makes matching contributions equal to 50% of the wages that are deferred by employees, and the matching contribution is capped at 3% of wages. The Company made contributions of $345 thousand, and $241 thousand for the years ended December 31, 2020 and 2019, respectively.

The Company contributes 3% of qualified earnings for employees of Enfusion Systems UK Ltd. to a defined-contribution pension plan. Total contributions were $35 thousand and $40 thousand for the years ended December 31, 2020 and 2019, respectively.

ENFUSION LTD. LLC

Notes to Consolidated Financial Statements

Enfusion HK Ltd. is required to contribute monthly to the Mandatory Provident Fund (“MPF”) based on the number of employees. Total contributions were $63 thousand and $52 thousand for the years ended December 31, 2020 and 2019, respectively.

The Company contributes 3% of qualified earnings and making matching contributions up to an additional 2% of salary for all employees of Enfusion Software Limited to a defined-contribution pension plan. Total contributions were $34 thousand and $37 thousand for the years ended December 31, 2020 and 2019, respectively.

The Company contributes $25 per month per employee of Enfusion Softech India Private Limited to the MPF. Total contributions were $46 thousand and $27 thousand for the years ended December 31, 2020 and 2019, respectively.

Note 12     Related Party Transactions

Parties are considered to be related if one party has the ability to control or exercise significant influence over the other party in making financial or operating decisions. Since transactions with related parties may raise potential or actual conflicts of interest between the related party and the Company, the Company has implemented a related party transaction policy that requires related party transactions to be reviewed and approved by its Audit Committee.

The Company has evaluated its relationships with related parties and determined it did not engage in any material transactions with related parties during the period covered by these consolidated financial statements.

Note 13     Subsequent Events

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through July 1, 2021, the date the consolidated financial statements were available to be issued.

ENFUSION LTD. LLC

Condensed Consolidated Balance Sheets

(dollars in thousands)

	June 30, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets:
Cash	$14,515	$13,938
Accounts receivable, net of allowance for doubtful accounts	15,472	12,180
Prepaid expenses and other current assets	4,131	2,793
Total current assets	34,118	28,911
Property and equipment, net	11,539	8,784
Other assets	1,546	1,404
Total assets	$47,203	$39,099

LIABILITIES, PREFERRED UNITS AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,247	$484
Accrued expenses and other current liabilities	9,136	7,666
Current portion of long-term debt	2,500	2,500
Total current liabilities	12,883	10,650
Long-term debt, net of discount and issuance costs	96,211	96,063
Other liabilities	623	430
Total liabilities	109,717	107,143
Commitments and contingencies (Note 7)
Preferred Units:
Class C-1 Units, no par value, 28.777 Units issued and outstanding as of June 30, 2021 and December 31, 2020.	8,100	6,434
Class C-2 Units, no par value, 12.219 Units issued and outstanding as of June 30, 2021 and December 31, 2020.	45,560	44,863
Class D Units, no par value, 12.778 Units issued and outstanding as of June 30, 2021 and December 31, 2020.	114,709	114,218
Total Preferred Units	168,369	165,515
Members' equity (deficit):
Class A Units, no par value, 47.968 Units issued and outstanding as of June 30, 2021 and December 31, 2020.	(230,594)	(233,347)
Accumulated other comprehensive loss	(289)	(212)
Total Members' equity (deficit)	(230,883)	(233,559)
Total liabilities, Preferred Units and Members' equity (deficit)	$47,203	$39,099

See Notes to Condensed Consolidated Financial Statements.

ENFUSION LTD. LLC

Condensed Consolidated Statements of Operations

Six Months Ended June 30, 2021 and 2020

(dollars in thousands)

	For the Six Months Ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
REVENUES:
Platform subscriptions	$47,187	$34,471
Managed services	3,294	1,905
Other	321	744
Total net revenues	50,802	37,120

COST OF REVENUES:
Platform subscriptions	11,420	7,951
Managed services	1,818	1,449
Other	348	407
Total cost of revenues	13,586	9,807
Gross profit	37,216	27,313

OPERATING EXPENSES:
General and administrative	13,838	8,065
Sales and marketing	7,422	4,547
Technology and development	4,243	2,879
Total operating expenses	25,503	15,491
Income from operations	11,713	11,822

NON-OPERATING INCOME (EXPENSE):
Interest expense	(2,802)	(728)
Other income (expense)	-	2
Total non-operating income (expense)	(2,802)	(726)

Income before income taxes	8,911	11,096
Income taxes	551	429
Net income	$8,360	$10,667

See Notes to Condensed Consolidated Financial Statements.

ENFUSION LTD. LLC

Condensed Consolidated Statements of Comprehensive Income

Six Months Ended June 30, 2021 and 2020

(dollars in thousands)

	For the Six Months Ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
Net Income	8,360	$10,667
Other comprehensive loss, net of income tax:	$
Foreign currency translation loss	(77)	(199)

Comprehensive income	$8,283	$10,468

See Notes to Condensed Consolidated Financial Statements.

ENFUSION LTD. LLC

Condensed Consolidated Statements of Preferred Units and Members’ Equity (Deficit) (Unaudited)

Six Months Ended June 30, 2021 and 2020

(dollars in thousands)

	Preferred Units		Members' Equity (Deficit)		Accumulated Other Comprehensive	Total Members'
	Units	Amount	Units	Amount	Loss	Equity (Deficit)
January 1, 2021	53.774	$165,515	47.968	$(233,347)	$(212)	$(233,559)
Net income		4,419		3,941		3,941
Other comprehensive loss					(77)	(77)
Distributions		(1,565)		(1,188)		(1,188)
June 30, 2021	53.774	168,369	47.968	(230,594)	(289)	(230,883)

January 1, 2020	45.810	$105,073	54.496	$(117,783)	$(96)	$(117,879)
Net income		4,870		5,797		5,797
Other comprehensive loss					(199)	(199)
Distributions		(1,274)		(1,356)		(1,356)
June 30, 2020	45.810	108,669	54.496	(113,342)	(295)	(113,637)

See Notes to Condensed Consolidated Financial Statements.

ENFUSION LTD. LLC

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2021 and 2020

	For the Six Months Ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$8,360	$10,667
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	1,672	1,011
Provision for bad debts	174	127
Amortization of debt-related costs	148	28
Change in operating assets and liabilities:
Accounts receivable	(3,466)	(2,104)
Prepaid expenses and other assets	(1,481)	(359)
Accounts payable	763	(391)
Accrued expenses and other liabilities	1,633	(2,715)
Net cash provided by operating activities	7,803	6,264
Cash flows from investing activities:
Purchases of property and equipment	(4,401)	(2,905)
Net cash used in investing activities	(4,401)	(2,905)
Cash flows from financing activities:
Proceeds from draw on revolving debt facility	-	1,800
Repayment of term loan	-	(225)
Payment of Member distributions	(2,745)	(2,630)
Net cash provided by (used in) financing activities	(2,745)	(1,055)
Effect of exchange rate changes on cash	(80)	(199)
Net increase (decrease) in cash	577	2,105
Cash, beginning of period	13,938	5,898
Cash, end of period	$14,515	$8,003
Supplemental disclosure of cash flow information:
Interest paid	$2,712	$480

See Notes to Condensed Consolidated Financial Statements.

ENFUSION LTD. LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1       Organization and Description of Business

Enfusion Ltd. LLC. (“Enfusion” or the “Company”) is a leading provider of cloud-based order and execution management, portfolio management and risk systems. Enfusion’s clients include large global hedge fund managers, institutional asset managers, family offices and other institutional investors. Enfusion provides its clients with innovative real-time performance, risk calculations, and accounting capabilities for some of the most sophisticated financial products. The Company is headquartered in Chicago, Illinois and has offices in Chicago, New York, London, Dublin, Hong Kong, Singapore, São Paulo, and Mumbai. The Company was organized as a Delaware limited liability company on August 23, 1995.

Note 2       Principles of Consolidation and Basis of Presentation

Principles of Consolidation

The condensed consolidated financial statements include the operations of Enfusion and its wholly owned subsidiaries, Enfusion Systems UK Ltd., Enfusion HK Ltd., Enfusion Software Limited, Enfusion Softech India Private Limited, Enfusion (Singapore) Pte. Limited, Enfusion do Brasil Tecnologia da Informacao Ltda. and Enfusion (Shanghai) Co., Ltd.

All intercompany transactions and balances have been eliminated in consolidation. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2020.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Operating results for the interim periods are not necessarily indicative of results that may be expected to occur for the entire year. In the opinion of management, all adjustments considered necessary for a fair presentation of the accompanying unaudited condensed consolidated financial statements have been included for a fair presentation of the Company’s financial position and results of operations, and all adjustments are of a normal and recurring nature.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the CODM. While the Company operates in multiple countries, the Company’s business operates as one operating segment because most of the Company's service offerings are delivered and supported on a global basis, the Company's service offerings are deployed in a nearly identical way, and the Company’s CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

COVID-19

A novel strain of coronavirus first reported in December 2019, now known as “COVID-19”, has extensively impacted the global health and economic environment, with the World Health Organization characterizing COVID-19 as a pandemic on March 11, 2020. The Company is closely monitoring pandemic-related developments and has taken, and continues to take, numerous steps to address them. The Company has required nearly all its employees to work remotely on a temporary basis and has implemented global travel restrictions for employees. The Company believes the transition to remote working has been successful and has not significantly affected financial results for the six months ended June 30, 2021 or 2020. As the situation surrounding the COVID-19 pandemic remains fluid, the Company is actively managing its response. The extent of the effect on the Company’s future operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, and governmental, regulatory and private sector responses, all of which are uncertain and difficult to predict.

Note 3       Summary of Significant Accounting Policies

The significant accounting policies of the Company and its subsidiaries are summarized below.

ENFUSION LTD. LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets, including identifiable intangibles, in accordance with the accounting standard for impairment or disposal of long-lived assets, which requires recognition of impairment of long-lived assets in the event that circumstances indicate impairment may have occurred and when the net carrying value of such assets exceeds the future undiscounted cash flows attributed to such assets. The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. No impairment of long-lived assets occurred during the six months ended June 30, 2021 or 2020.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. Accounting standards establish a hierarchal framework, which prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on the best information available. Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1	Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	Inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and
Level 3

Inputs are unobservable inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

At June 30, 2021 and December 31, 2020, the fair value of the Company’s long-term debt is Level 2. The carrying amount of the Company’s other financial instruments, including accounts receivable and accounts payable, approximate fair value due to their short-term nature.

Revenue Recognition

Disaggregation of revenue

The Company’s total net revenues by geographic region, based on the client’s physical location is presented in the following table:

	Six Months Ended June 30,
	2021		2020
Geographic Region	Amount	Percent	Amount	Percent
Americas*	$33,399	65.7%	$25,328	68.2%
Europe, Middle East and Africa (EMEA)	5,976	11.8%	4,171	11.3%
Asia Pacific (APAC)	11,427	22.5%	7,621	20.5%
Total net revenues	$50,802	100.0%	$37,120	100.0%

The Company’s total net revenues in the United States were $32.6 million and $24.8 million for the six months ended June 30, 2021 and 2020, respectively.

Income Taxes

The Company has elected, under the Internal Revenue Code, to be taxed as a limited liability company. In lieu of corporate income taxes, each Member is taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes has been included in the condensed consolidated financial statements.

Concentration of Risk

Deposits with Financial Institutions

The Company has concentrated its credit risk for cash by maintaining deposits in several financial institutions, which may at times exceed amounts covered by insurance provided by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash.

ENFUSION LTD. LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Accounts Receivable

As of June 30, 2021 and December 31, 2020, no individual client represented more than 10% of accounts receivable. For the six months ended June 30, 2021 and 2020, no individual client represented more than 10% of the Company’s total net revenues. As of June 30, 2021 and December 31, 2020, the allowance for doubtful accounts was $0.8 million and $0.7 million, respectively

Note 4       Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	June 30, 2021	December 31, 2020
Computer equipment and software	$11,701	$8,533
Software development costs	3,921	2,948
Leasehold improvements	1,799	1,406
Furniture and fixtures	538	671
Total property and equipment, cost	17,959	13,558
Less accumulated depreciation and amortization	(6,420)	(4,774)
Total property and equipment, net	$11,539	$8,784

As of June 30, 2021 and December 31, 2020, property and equipment, net located in the United States was $9.6 million and $7.5 million, respectively. The remainder was located in our various international locations. Included in property and equipment are the capitalized costs of software developed and maintained for internal use. Software development costs capitalized during the six months ended June 30, 2021 and 2020 were $1.0 million and $0.6 million, respectively.

Depreciation and amortization expense related to property and equipment, excluding software development costs, was $1.0 million and $687 thousand for the six months ended June 30, 2021 and 2020, respectively. Amortization expense related to software development costs was $577 thousand and $325 thousand for the six months ended June 30, 2021 and 2020, respectively.

Note 5       Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	June 30, 2021	December 31, 2020
Accrued compensation	$4,904	$5,261
Accrued expenses	3,238	1,478
Accrued taxes - state and federal	848	414
Accrued interest	146	218
Current portion of deferred rent	-	29
Other current liabilities	-	266
Total accrued expenses and other current liabilities	$9,136	$7,666

The Company’s accrued expenses and other current liabilities consist primarily of employee incentive compensation plans. The Company accrues over the course of the year the annual discretionary bonuses earned by employees during the year but paid in the following year. Accrued compensation includes bonuses due to employees of $2.1 million and $3.6 million as of June 30, 2021 and December 31, 2020, respectively.

ENFUSION LTD. LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 6       Debt

The following table details the components of the Company’s debt obligations (in thousands):

	June 30, 2021	December 31, 2020
Term loan	$100,000	$100,000
Less unamortized discount and issuance costs	(1,289)	(1,437)
Term loan, net	98,711	98,563
Less current portion	(2,500)	(2,500)
Long-term debt, net of unamortized discount and issuance costs	$96,211	$96,063

Term Loan and Revolving Debt

Initial Credit Agreement

On August 2, 2019, the Company entered into a credit agreement (“the Credit Agreement”) with Silicon Valley Bank (“SVB”) which provided for a $30 million term loan (the “Term Loan”), of which the full principal was advanced, and a $2 million revolving debt facility (the “Revolving Debt”), of which up to $2 million could be used for the issuance of letters of credit (the “LC sub-limit”). Proceeds of the Term Loan were primarily used to pay Member Distributions of $24 million. The Term Loan required quarterly principal payments of $75 thousand commencing on March 31, 2020 through the maturity date on August 2, 2024, at which time any unpaid principal and accrued interest amounts would have been due. Interest was payable monthly based on London Interbank Offered Rate (“LIBOR”) plus an applicable margin. Interest was not compounded.

Lender fees and issuance costs of $363 thousand related to the Term Loan were capitalized during 2019 and were being amortized over the five-year term of the Credit Agreement at an effective rate of interest. Issue costs related to the Revolving Debt were capitalized and were being amortized over the five-year term of the Credit Agreement on a straight-line basis. The Revolving Debt includes an unused commitment fee of 0.50% of the outstanding commitments.

The Company prepaid $2 million of principal of the Term Loan on December 14, 2019. This facility is secured by substantially all of the Company’s assets and requires the Company to meet certain financial and non-financial covenants. The Term Loan is reported net of unamortized discount and issuance costs in the condensed consolidated balance sheets. The Company did not draw any principal amounts on the Revolving Debt during the year ended December 31, 2019. In August of 2019, the Company issued a letter of credit as security for one of the Company’s operating leases.

Unamortized issuance costs related to the Revolving Debt are included in Other assets in the condensed consolidated balance sheets. The aforementioned financial covenants include maintaining a minimum fixed charge coverage ratio and maximum senior leverage ratio. The Company was in compliance with all covenants as of June 30, 2021 and December 31, 2020, respectively.

On April 13, 2020, the Company drew the remaining $1.8 million of the unused Revolving Debt commitment amount to expand its liquidity amid the uncertainty of the Coronavirus pandemic. The Revolving Debt requires monthly interest payments at a base rate of 3.5% plus an incremental variable interest rate of the Company’s choice of the one-, three- or six- month LIBOR. Interest is not compounded. As of May 27, 2020, the minimum base rate of 3.5% was in effect and the Company elected to use the six-month LIBOR rate of 1.238%, resulting in an effective rate of 4.738% at May 27, 2020. The Company repaid the $1.8 million of Revolving Debt principal and accrued interest of $21 thousand on September 24, 2020.

First Amendment to Credit Agreement

On August 9, 2020, the Company entered into an amendment to the Credit Agreement (the “First Amended Credit Agreement”) which provided for an increase in the commitment amount of the Revolving Debt from $2 million to $5 million. No other terms were changed from the original agreement. The Company accounted for the First Amendment as a modification of the Revolving Debt. Accordingly, issue costs related to the First Amendment were charged to interest expense.

Second Amendment to Credit Agreement

On December 17, 2020, the Company entered into a second amended and restated Credit Agreement (the “Second Amended Agreement”) with SVB as lead arranger in a syndicated credit agreement (the “SVB Syndicate”, or “the lender”), which: (i) increased the outstanding Term Loan principal balance to $100 million, of which $30 million of the principal was previously advanced; (ii) joined City National Bank, Cadence Bank and Truist Bank (the “joiners to the syndicate”) as additional lenders. The Term Loan and Revolving Debt commitment amounts of the Second Amended Agreement are indicated in the table below. The Second Amended Agreement also provided for the appointment of SVB as the administrator for the syndicate; and extended the maturity date of the agreement to December 17, 2025. Proceeds from the Term Loan were primarily used to pay Member Distributions of $71.1 million.

ENFUSION LTD. LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

The Company accounted for the change in the portion of the Term Loan principal balance funded by SVB and the change in SVB’s commitment to fund draws of the Revolving Debt as a modification of both the Term Loan and the Revolving Debt. Accordingly, Term Loan related costs of $467 thousand were capitalized, whereas issuance costs paid to third-parties were charged to interest expense. Previously unamortized debt issuance costs continued to be amortized over the term of the new agreement.

The Company accounted for the Term Loan principal balance funded by the joiners to the syndicate and the amounts of their respective commitments to fund draws of the Revolving Debt as a new issuance. Accordingly, lender fees and issuance costs, including costs paid to the joiners of the syndicate and costs paid to third parties of $674 thousand related to the Term Loan amounts funded by the joiners to the syndicate were capitalized and are being amortized over the five-year term of the Second Amended Agreement at an effective rate of interest. Issuance costs related to the Revolving Debt were capitalized and are being amortized over the five-year term of the Second Amendment on a straight-line basis.

The Term Loan requires monthly interest payments at a base rate of 4.25% plus an incremental variable interest rate of the Company’s choice of the one-, three- or six-month LIBOR, subject to a 1% minimum. Interest is not compounded. As the one-month LIBOR rate selected by the Company for the variable interest rate re-set prior to June 30, 2021 was below the 1% minimum, the resulting Term Loan interest rate at June 30, 2021 was 5.25%. In addition, the Company is required to make quarterly principal repayments of $1.25 million commencing on September 30, 2021. The Company is also subject to contingent principal payments based on excess cash flow (as defined in the Second Amended Agreement) commencing with and including the fiscal year ending December 31, 2021. Any unpaid principal and accrued interest will be due on December 17, 2025. Required future minimum principal payments as of June 30, 2021 are as follows (in thousands):

As of June 30,	Amount
Remainder of 2021	$2,500
2022	5,000
2023	5,000
2024	10,000
2025	77,500
Total	$100,000

The Company did not have any borrowings of the Revolving Debt outstanding as of June 30, 2021 or December 31, 2020. As of June 30, 2021 and December 31, 2020, the available unused commitment of the Revolving Debt was $4.8 million. As of June 30, 2021 and December 31, 2020, the Company was contingently obligated for a letter of credit in the amount of $200 thousand which bears interest at an annual rate of 2%.

Note 7       Commitments and Contingencies

The Company records accruals for contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated based on historical claim activity and loss development factors. There can be no assurance there will not be an increase in the scope of these matters or that any future or pending lawsuits, claims, proceedings, or investigations will not be material.

The Company has an agreement with an employee whereby, the employee is entitled to receive a percentage of the Company’s net profits each year, calculated based on the number of outstanding Units of the Company (the “Applicable Percentage”).  The calculation for each of the years ended December 31, 2020 and 2019 equaled 2.0% of net profits,  The Company has accrued $232 thousand and $128 thousand at June 30, 2021 and December 31, 2020, respectively, recorded in Accrued expenses and other current liabilities in the Company’s condensed consolidated balance sheets. Amounts are paid subsequent to the respective fiscal year-end. Additionally, the Company has an agreement with this employee under which the employee will be entitled to receive a cash payment of the Applicable Percentage of (i) in the case of termination, the value of the Company based on the then-most recent valuation ascribed to the Company in an equity financing transaction or (ii) in the case of a sale of the Company, the consideration paid in such transaction. The term of the agreement is indefinite. At June 30, 2021 and December 31, 2020, respectively, the Company did not record a liability as the amounts were not probable or estimable.

Note 8     Preferred Units and Members’ Equity (Deficit)

The Company has 101.742 Units issued and outstanding as of June 30, 2021 and December 31, 2020. The number of Units outstanding by Unit class, the percentage of the Company collectively owned by each Unit class, and the carrying values of these Units in the Company’s condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020 are summarized in the following table (in thousands except unit amounts):

ENFUSION LTD. LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

	June 30, 2021			December 31, 2020
Unit Class	Units	Ownership Percentage	Carrying Value	Units	Ownership Percentage	Carrying Value
Preferred Units:
Class C-1 Units	28.777	28.28%	$8,100	28.777	28.28%	$6,434
Class C-2 Units	12.219	12.01%	45,560	12.219	12.01%	44,863
Class D Units	12.778	12.56%	114,709	12.778	12.56%	114,218
Total Preferred Units	53.774	52.85%	168,369	53.774	52.85%	165,515
Members' equity (deficit):
Class A Units	47.968	47.15%	(230,594)	47.968	47.15%	(233,347)
Total Preferred Units and Members' equity (deficit)	101.742	100.00%	$(62,225)	101.742	100.00%	$(67,832)

The Members did not engage in any private equity transactions and, as such, no transactions were recorded by the Company in the six months ended June 30, 2021.

The rights of the unitholders as provided for in the Company’s Operating Agreement are summarized below. The rights of the Preferred Unit classes are equal to those of the Class A Unitholders, with the exception of the Optional Redemption, and Liquidation Preference provisions that are only rights of certain Preferred Unit classes.

Voting and Transfer Rights

The Company’s Board of Managers is responsible for the management of the Company. A majority vote of the Board of Mangers is required for matters subject to voting. The Operating Agreement provides for the appointment of Managers in proportion to the Units held by each Member group regardless of Unit class. Subject to certain restrictions, Members may transfer all or any portion of their Units with the consent of a majority of the Members.

Optional Redemption Provision

The “Optional Redemption” provision obligates the Company to redeem outstanding Class C-1 and Class C-2 Units (collectively, the “Class C Units”), upon receiving notice of the holders of such Class C Units of their intent to exercise this right at any time after December 23, 2026 (the tenth anniversary of the issuance of the Class C-1 Units on December 23, 2016), at a Redemption Price to be determined as the original purchase price of the redeemed Units less the aggregate amount of distributions in excess of any tax distributions. In addition, the Optional Redemption provision also obligates the Company to redeem Class D Units in the event the Class C Unit holders notify the Company of their intent to exercise their right under this provision.

Liquidation Preference Provision

In the event of a “Deemed Liquidation,” as defined by the Operating Agreement, the Liquidation Preference provides for the holders of preferred Unit classes to receive a minimum liquidation payment amount from the Company equal to the purchase price of Units held, less cumulative Members distributions.

Distributions to Members

The Members have rights to receive distributions including tax distribution, liquidation distributions and distributions of profits and losses in proportion to their respective ownership percentages, with the exception of the preferential payment of profits to preferred Units outstanding in a fiscal year when cumulative losses exist from prior fiscal years in which those preferred Units were also outstanding.

Conversion to Corporation Provision

In the event the Company converts its legal entity form from a limited liability company to a corporation in connection with an Initial Public Offering, the “Conversion to Corporation” provision of the Operating Agreement provides for all Unit classes to be converted into a single class of common stock.

Note 9     Management Incentive Plans

The Company has a Change in Control Bonus Plan (the “Plan”) for certain members of the Company’s management (“Plan Participants”) that provides for the payment of a cash bonus based on a specified number of Management Incentive Award Units (“Award Units”) in the event of a change in control (“CiC”) transaction (i.e., a liquidity event), as defined by the Company’s Operating Agreement. The bonus amount paid to each Plan Participant is determined based on the number of Award Units granted relative to the total number of

ENFUSION LTD. LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Award Units issued and outstanding. The amount paid to Plan Participants upon a CiC transaction is determined based upon the consideration paid to Members as part of the CiC transaction. The price paid for the Award Units is the excess of the per Unit value of the Company based on the consideration received upon a liquidity event over the base amount per Award Unit agreed with the Plan Participants on the grant date.

Each award under the Plan generally terminates and expires on the earliest of: (i) the date the participant separates from service during the five-year period beginning on the award’s grant date (or such other vesting period or periods designated in an award agreement, which may be shorter than five years) for any reason other than for “cause”; or (ii) upon a liquidity event which does not meet or exceed the award’s specified base amount, or the vesting conditions. In addition, each award terminates and expires upon the participant’s termination for cause, breach of a restrictive covenant obligations, or termination following a liquidity event for any reason prior to the date that the holders of Enfusion Ltd. LLC economic units receive all transaction proceeds.

At June 30, 2021 and December 31, 2020, respectively, the Company did not record a liability for payments under the Plan as the timing of any future CiC transaction or amount of Award Units to be paid to Plan Participants was not probable or estimable.

Note 10     Related Party Transactions

Parties are considered to be related if one party has the ability to control or exercise significant influence over the other party in making financial or operating decisions. Since transactions with related parties may raise potential or actual conflicts of interest between the related party and the Company, the Company has implemented a related party transaction policy that requires related party transactions to be reviewed and approved by its Audit Committee.

The Company has evaluated its relationships with related parties and determined it did not engage in any material transactions with related parties during the period covered by these condensed consolidated financial statements.

Note 11     Subsequent Events

In preparing these condensed consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through August 18, 2021, the date the condensed consolidated financial statements were available to be issued.

Shares

Enfusion, Inc.

Class A Common Stock

Preliminary Prospectus

	Morgan Stanley	Goldman Sachs & Co. LLC
	BofA Securities	Credit Suisse
Piper Sandler	Stifel	William Blair
Loop Capital Markets

Through and including , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the exchange listing fee.

Amount to be Paid
SEC registration fee		$10,910
FINRA filing fee		15,500
Exchange listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*
Total	$	*

*    To be provided by amendment.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

Our amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and our amended and restated bylaws, which will become effective upon the effectiveness of the registration statement of which this prospectus is a part, will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to our company or our stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws, which will become effective upon the effectiveness of the registration statement of which this prospectus is a part, will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We expect to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against losses arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act and otherwise.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2018, we have issued the following unregistered securities:

Sale of Class D Units

On December 24, 2020, Enfusion Ltd. LLC issued and sold an aggregate amount of 7.964 Class D Units to ICONIQ Strategic Partners V, L.P., or ICONIQ, and EF ISP V-B Blocker, Inc., at a purchase price of $11,738,918 per Class D Unit, for a total purchase price of $93,487,033.51. The price per unit was based on arm’s-length negotiations with the third-party investors. The Class D Units were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the sale.

Sale of Class C-2 Units

On October 30, 2019, Enfusion Ltd. LLC issued and sold an aggregate amount of 5.623 Class C-2 Units to HH ELL Holdings LLC, at a purchase price of $4,379,789 per Class C-2 Unit, for a total purchase price of $24,627,755.54. The price per unit was based on arm’s-length negotiations with the third-party investors. The Class C-2 Units were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the sale.

On August 9, 2019, Enfusion Ltd. LLC issued and sold an aggregate amount of 7.494 Class C-2 Units to FTV Enfusion Holdings, Inc., at a purchase price of $4,379,789 per Class C-2 Unit, for a total purchase price of $32,822,206.21. The price per unit was based on arm’s-length negotiations with the third-party investors. The Class C-2 Units were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the sale.

ITEM 16.     EXHIBITSAND FINANCIAL STATEMENT SCHEDULES.

(a)Exhibits.

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 17.    UNDERTAKINGS.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant.
3.2*	Form of Amended and Restated Bylaws of the Registrant.
4.1*	Form of Class A common stock certificate of the Registrant.
4.2*	Form of Registration Rights Agreement.
5.1*	Opinion of Goodwin Procter LLP.
10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.
10.2*	Form of Amended and Restated Operating Agreement of Enfusion Ltd. LLC.
10.3*	Form of Tax Receivable Agreement.
10.4#*	2021 Stock Option and Incentive Plan, and forms of agreements thereunder.
10.5#*	2021 Employee Stock Purchase Plan, and form of agreements thereunder.
10.6#*	Senior Executive Incentive Bonus Plan.
10.7#*	Non-Employee Director Compensation Policy.
10.8#†**	Employment Agreement, dated February 1, 2021, by and between Enfusion Ltd. LLC and Thomas Kim.
10.9#†**	Employment Agreement, dated February 1, 2021, by and between Enfusion Ltd. LLC and Stephen P. Dorton.
10.10#†**	Employment Agreement, dated February 1, 2021, by and between Enfusion Ltd. LLC and Steven M. Bachert.
10.11#†**	Employment Agreement, dated February 1, 2021, by and between Enfusion Ltd. LLC and Lorelei M. Skillman.
10.12#†**	Employment Agreement, dated February 1, 2021, by and between Enfusion Ltd. LLC and Daniel Groman.
10.13#†**	Employment Agreement, dated February 1, 2021, by and between Enfusion Ltd. LLC and Tarek Hammoud.
10.14†	Lease, dated March 6, 2017, by and between Registrant and 125 S. Clark (Chicago) SBE, LLC, as amended.
21.1*	Subsidiaries of the Registrant.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, as to Enfusion, Inc.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm, as to Enfusion Ltd. LLC.
23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-5 of this Registration Statement on Form S-1).

*	To be filed by amendment.
**	Previously filed.
#	Indicates management contract or compensatory plan, contract or agreement.

† Portions of this exhibit (indicated by asterisks) have been omitted in accordance with the rules of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on September 28, 2021.

ENFUSION, INC.
By:	/s/ Thomas Kim
Thomas Kim Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Kim and Stephen P. Dorton, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Enfusion, Inc., and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Kim		September 28, 2021
Thomas Kim	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Stephen P. Dorton		September 28, 2021
Stephen P. Dorton	Chief Financial Officer (Principal Financial and Accounting Officer)
*		September 28, 2021
Tarek Hammoud	Director
*		September 28, 2021
Lawrence Leibowitz	Director
*		September 28, 2021
Oleg Movchan	Director
*		September 28, 2021
Roy Luo	Director
*		September 28, 2021
Bradford E. Bernstein	Director
September 28, 2021
Jan R. Hauser	Director
/s/ Kathleen Traynor DeRose		September 28, 2021
Kathleen Traynor DeRose	Director

*By: /s/ Thomas Kim

Name: Thomas Kim

Title: Attorney-in-Fact

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